Exhibit 10.2

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LOAN ORIGINATION SERVICES AGREEMENT

This Loan Origination Services Agreement (the “Agreement”) is entered into this 10th day of November, 2014 (the “Effective Date”), by and between First Marblehead Education Resources, Inc., a Delaware corporation having its principal offices at One Cabot Road, Medford, Massachusetts 02155 (“FMER”), and Nelnet Servicing, LLC d/b/a Firstmark Services, a Nebraska limited liability company having its principal offices at 121 S. 13th Street, Suite 201, Lincoln, Nebraska 68508 (“Firstmark Services”). FMER and Firstmark Services are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, FMER and/or its parent, The First Marblehead Corporation, a Delaware corporation having its principal offices at 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 (“FMC”), are in the business of providing private student loan outsourcing solutions, such as program design, marketing, processing, underwriting, origination, disbursement, and portfolio administration services, to banks and other financial institutions;

WHEREAS, Firstmark Services is in the business of providing private student loan origination and servicing solutions; and

WHEREAS, FMER desires to retain Firstmark Services to provide the Services (as defined below) as set forth in this Agreement in connection with the Programs (as defined below).

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“ACH” has the meaning set forth in Section 3.6.3.1 herein.

“Action” has the meaning set forth in Section 15.2.1 herein.

“Address Mismatch Program” means FMER’s process for resolving a mismatch of either address or Social Security number indicated by a consumer reporting agency, as modified by FMER, in its sole discretion, from time to time.

“Affiliate” means, with respect to an entity, another entity that at the time in question, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with the first entity. For purposes of this Agreement, the term “control” shall mean the power to direct the management or affairs of an entity, the terms “common control” and “controlled by” shall have meanings correlative to the foregoing, and the term “ownership” shall mean the beneficial ownership of more than fifty percent (50%) of the equity securities of the entity.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Applicant” means all co-applicants for a Loan under the applicable Program Guidelines, including any Primary Applicant and any Secondary Applicant who begins an Application, regardless of whether the Application is complete.

“Applicant Information” has the meaning set forth in Section 3.8.5.2 herein.

“Application” means a consumer’s application, whether in whole or in part, for a Loan under one of the Programs.

“Application and Solicitation Disclosure” means the disclosure required by 12 C.F.R. § 1026.47(a) and Section 128(e)(1) of the federal Truth-in-Lending Act.

“Approval Disclosure” means the disclosure required by 12 C.F.R. § 1026.47(b) and Section 128(e)(2) of the federal Truth-in-Lending Act.

“Approved Application” has the meaning set forth in Section 6.3.2 herein.

“Approved School” means a post secondary educational institution approved by the applicable Lender for receipt of Loan funds in conformity with the applicable Program Guidelines.

“Books and Records” means all books, records, documents, other writings or files applicable to the Loans and the Services provided hereunder, whether in paper form, electronic media, or other form.

“Borrower” means, as applicable, either (a) the individual person who is enrolled at an Approved School at the time of Application, executes a Credit Agreement for the purpose of obtaining a Loan from a Lender under a Private Student Loan Program, and who has proceeds disbursed under an executed Credit Agreement; or (b) the individual person who was the student on the Underlying Loan(s) and obtains a Loan from a Lender under a Consolidation Loan Program by having proceeds disbursed under an executed Credit Agreement to pay off Underlying Loan(s).

“Business Day” means any day other than (a) a Saturday or a Sunday; or (b) a day on which banking institutions in any of the following states are authorized or obligated by law or executive order to be closed: Nebraska, Massachusetts, Georgia, California, or Texas.

“Call Center Performance Metrics” has the meaning set forth in Section 4.9 of this Agreement.

“Call Center Services” has the meaning set forth in Section 4.1 herein.

“Change in Control” means any of the following with respect to either of the Parties: (a) the acquisition or a series of acquisitions within six (6) months of each other by any other entity, individual or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the common stock and/or other securities which have more than fifty percent (50%) of the combined voting power of the securities entitled to vote in the election of directors of such Party; (b) the sale of all or substantially all of the assets of such Party to any other entity, individual or group; or (c) the reorganization, merger or consolidation of such Party in which the shareholders of such Party immediately before such event will not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated Party’s voting securities. The term “Change in Control” shall not include any transactions with an entity that is an Affiliate of such Party immediately prior to such transaction.

“CFPB” has the meaning set forth in Section 10.3.1.2 herein.

“Claim Notice” has the meaning set forth in Section 15.2.1 herein.

“Complaint” means [**].

“Complaint Log” has the meaning set forth in Section 5.5.2 herein.

“Complaint Log Template” has the meaning set forth in Section 5.5.2 herein.

“Confidential Business Information” has the meaning set forth in Section 12.2.3 herein.

“Consumer Information” means (a) “nonpublic personal information” as such term is defined by the Privacy Requirements; (b) any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to a consumer, including a consumer’s Social Security number, e-mail address, account number, loan payment or transactional account history, account status, or Consumer Report Information; and (c) the fact that the consumer has a relationship with a Lender.

“Consumer Report Information” means any information furnished by a credit reporting agency, including a credit bureau, regardless of whether such information is furnished to Firstmark Services directly or via FMER, which such information bears on a consumer’s creditworthiness, credit standing, or credit capacity and is used or expected to be used in whole or in part for the purpose of serving as a factor in establishing the consumer’s eligibility for a Loan. “Consumer Report Information” includes a consumer’s FICO® score.

“Consolidation Loan Program” means an applicable Lender’s program for refinancing Eligible Student Loans, as each such program is further described in the applicable Program Guidelines. For the avoidance of doubt, as of the Effective Date, the Phase I Programs do not include any Consolidation Loan Programs.

“Cosigner” means a person other than the Borrower who executes a Credit Agreement with a Borrower and thereby assumes joint and several liability for the Loan.

“Costs and Fees” has the meaning set forth in Section 16.3 herein.

“Credit Agreement” means the Loan request and credit agreement, or other form of consumer debt instrument, evidencing the obligation of the Borrower and Cosigner, as applicable, to repay the Loan, in the form attached to the applicable Program Guidelines.

“Current Servicer/Holder(s)” means the entity/entities currently performing loan servicing activities on the Underlying Loan(s).

“Customer Identification Program” means FMER’s Customer Identification Program, adopted in accordance with Section 326 of the USA Patriot Act and its implementing regulations, as modified by FMER, in its sole discretion, from time to time.

“Customer Service Representative” means an individual employed by or at Firstmark Services to perform the Call Center Services.

“Custom Work Product” has the meaning set forth in Section 9.1 herein.

“Damages” has the meaning set forth in Section 15.1 herein.

“Disbursement Date” means the date or dates on which Loan funds are transmitted to, as applicable, either (a) the Borrower’s Approved School or to the Loan Delivery Agent, under a Private Student Loan Program; or (b) the Current Servicer/Holder(s) under a Consolidation Loan Program, which date, in either case, shall be no earlier than the end of the cancellation period set forth in the applicable Final Disclosure in accordance with the Requirements of Law.

“Disclosing Party” has the meaning set forth in Section 12.2.4 herein.

“Dispute Notice” has the meaning set forth in Section 16.1 herein.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Institution” means an institution of higher education eligible for participation in programs under Title IV of the Higher Education Act of 1965, as amended.

“Eligible Student Loan” means a student loan that is eligible to be consolidated into a Loan under a Lender’s Consolidation Loan Program according to the eligibility rules set forth in the applicable Program Guidelines.

“Employee Training and Certification Program” has the meaning set forth in Section 5.2 herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FICO Agreement” means a written agreement between TransUnion, Fair Isaac Corporation, and the applicable Lender setting forth terms and conditions regarding a Lender’s use of certain Consumer Report Information.

“Final Disclosure” means the disclosure required by 12 C.F.R. § 1026.47(c) and Section 128(e)(4) of the federal Truth-in-Lending Act.

“First Bucket” means those Phase II Deliverables that are identified on Exhibit D to this Agreement under the heading “First Bucket.”

“Firstmark Services” has the meaning set forth in the preamble of this Agreement.

“Firstmark Services Funding Account” means an account in Firstmark Services’ name maintained at a FDIC-insured depository institution, into which Firstmark Services deposits Loan funds for disbursement after receiving them from the FMER Funding Account via ACH debit.

“Firstmark Services Indemnified Party” means Firstmark Services and its Affiliates, and each of their respective current, former and future officers, directors, and employees.

“Firstmark Services Marks” means the trade names, trademarks, logos or service marks of Firstmark Services and its Affiliates set forth in Exhibit A to this Agreement, any trade names, trademarks, logos or service marks used by Firstmark Services or any of its Affiliates in connection with its student loan origination and servicing solutions, and any other trade names, trademarks, logos, or service marks that are used by Firstmark Services or any of its Affiliates to identify itself to the public in connection with private student loans or student loan consolidations. Firstmark Services shall provide FMER with prior written notification of any changes to Exhibit A to this Agreement during the Term, which written notification shall be provided thirty (30) days prior to such change becoming effective. The Parties acknowledge and agree that any such written notification shall amend Exhibit A to this Agreement without further action by either Party, and that such amended Exhibit A shall be subject to all of the terms and conditions of this Agreement.

“Firstmark Services Marks License” has the meaning set forth in Section 9.5.1 herein.

“Firstmark Services Marks Uses” has the meaning set forth in Section 9.5.2.4 herein.

“Fixed Rate Loan” means any Loan with respect to which the interest rate for such Loan is a specific fixed rate for the term of the Loan.

“FM Indemnified Party” means FMER, FMC, each Affiliate of FMER and FMC, Lender, and each of the respective current, former and future officers, directors, and employees of any of the foregoing.

“FMC” has the meaning set forth in the recitals of this Agreement.

“FMC Custom Score” means the proprietary credit scoring model developed by and maintained by FMC.

“FMER” has the meaning set forth in the preamble of this Agreement.

“FMER Funding Account” means an account in FMER’s name maintained at a FDIC-insured depository institution, into which FMER deposits Loan funds for disbursement after receiving them from the applicable Lender Disbursement Account via ACH debit.

“Force Majeure Event” has the meaning set forth in Section 11.1 herein.

“Force Majeure Event Cure Notice” has the meaning set forth in Section 17.2.3 herein.

“Force Majeure Event Notice” has the meaning set forth in Section 17.2.3 herein.

“Governmental Authority” means the federal government of the United States, any state government, or any political subdivision of any of them, or any agency, court or body of the federal government of the United States, of any state, or of any other political subdivision of any of them, exercising executive, legislative, judicial, regulatory or administrative functions.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq., and the implementing regulations and regulatory interpretations thereto.

“Implementation Deadline” means the date by which the Phase I Programs must be Implemented. The Implementation Deadline is set as January 31, 2015; provided, however, that the date of the Implementation Deadline may be modified pursuant to Section 17.2.6 herein.

“Implement” or “Implemented,” with respect to each Program, functionality, or enhancement, means that FMER has provided written approval to Firstmark Services of both its own and Lender’s end-to-end user acceptance testing for such Program, functionality, or enhancement, as applicable, and that such Program, functionality, or enhancement is live in a production environment and, with regard to a Program, is able to accept Applications.

“Indemnified Party” means a Firstmark Services Indemnified Party or a FM Indemnified Party, as applicable.

“Indemnifying Party” means a Party that is obligated to indemnify an Indemnified Party pursuant to the provisions of Section 15 herein.

“Information Security Program” means the written policies and procedures adopted and maintained to (a) ensure the security and confidentiality of Consumer Information; (b) protect against any anticipated threats or hazards to the security or integrity of Consumer Information; and (c) protect against unauthorized access to or use of Consumer Information that could result in substantial harm or inconvenience to a Lender or any consumer.

“Initial Term” has the meaning set forth in Section 17.1 herein.

“Insurance Requirements” has the meaning set forth in Section 8.1 herein.

“Intellectual Property” has the meaning set forth in Section 9.1 herein.

“Interagency Guidelines” means the applicable Interagency Guidelines Establishing Information Security Standards and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570.

“Legal Change Notice” has the meaning set forth in Section 3.4.3 herein.

“Lender” means a bank or other financial institution that promotes, originates, and funds Loans under the applicable Program Guidelines, and which has been designated as a “Lender” in writing by FMER to Firstmark Services at any point during the Term, subject to Section 3.4.5 in the case of any bank or other financial institution that is not designated as a “Lender” as of the Effective Date. As of the Effective Date, the term “Lender” includes: Higher Education Servicing Corporation, Kinecta Federal Credit Union, and SunTrust Bank.

“Lender Application Link” means any dedicated web link created by Firstmark Services in consultation with FMER which directs consumer traffic and Application requests resulting from the applicable Lender’s online marketing efforts in connection with the applicable Program to the Online Application System.

“Lender Disbursement Account” means an account maintained at the applicable Lender into which such Lender deposits Loan funds for disbursement.

“Lender/Partner Marks” means the trade names, trademarks, logos or service marks of a Lender, Partner, or such entity’s Affiliates, as applicable. FMER shall specify in writing to Firstmark Services all Lender/Partner Marks to be utilized in connection with each applicable Program. Exhibit B to this

Agreement sets forth those Lender/Partner Marks to be utilized subject to Section 9.4 for each applicable Program, which, as of the Effective Date, consists only of the Phase I Programs. During the Term, FMER shall provide Firstmark Services with written notification of (a) any modifications or additions to Lender/Partner Marks for a Program in effect at the time, which such modifications or additions Firstmark Services shall implement in accordance with Section 3.4.6 of this Agreement, and (b) Lender/Partner Marks for any new Program, which Firstmark Services shall implement as part of the applicable new Program Implementation process set forth in Section 3.4.5 of this Agreement. The Parties acknowledge and agree that any such written notification shall amend Exhibit B to this Agreement without further action by either Party, and that such amended Exhibit B shall be subject to all of the terms and conditions of this Agreement.

“Lender/Partner Marks License” has the meaning set forth in Section 9.4.1 herein.

“Lender/Partner Marks Uses” has the meaning set forth in Section 9.4.2.4 herein.

“Lender Materials” means all promotional materials that include Lender/Partner Marks, including responses to Approved Schools’ requests for proposals, printed materials, brochures, email content, television and radio content, telemarketing scripts, fliers, inserts, and any web sites or web pages promoting such Lender’s Loans and related Programs.

“Loan” means a loan of funds, including all disbursements thereof and financed fees, made by a Lender to a Borrower and, if applicable, Cosigner, under a Lender’s Program Guidelines for a Private Student Loan Program or Consolidation Loan Program, as applicable.

“Loan Delivery Agent” and “Loan Delivery Agents” have the meanings set forth in Section 3.6.3.3 herein.

“Loan Processing Services” mean those services set forth in Article 3 herein.

“Minimum Services Fee” has the meaning set forth in Section 6.4 herein.

“Non-Performing Party” has the meaning set forth in Section 17.2.3 herein.

“New Program Request” has the meaning set forth in Section 3.4.5.1 herein.

“Non-standard Program” means a proposed new Program requested by FMER that consists of product features or custom configurations which have not yet been developed by Firstmark Services at the time of FMER’s initial request for such proposed new Program, and which, the Parties agree in good faith, requires material development effort by Firstmark Services for Implementation.

“Non-standard Program Proposal” has the meaning set forth in Section 3.4.5.3 herein.

“Notice Period” has the meaning set forth in Section 15.2.1 herein.

“Notice Recipients” has the meaning set forth in Section 18.1.2 herein.

“Notices” has the meaning set forth in Section 18.1.1 herein.

“OFAC” has the meaning set forth in Section 3.8.1 herein.

“Online Application System” means the internet-based system used by Firstmark Services for (a) the intake of Application information from Applicants; (b) reporting credit decisions on Applications; (c) the delivery of Credit Agreements and disclosures required by Requirements of Law, including Truth-in-Lending Disclosure Statements; and (d) viewing Application status information and details. The content displayed on the Online Application System shall be specific to the applicable Program based upon the Lender Application Link used by an Applicant to access the Online Application System, and shall comply with the applicable Program Guidelines.

“Partner” means any third party that has licensed its trade name(s), trademark(s), logo(s), and/or service mark(s) to a Lender to be applied to a branded Program, and which such third party entity has been designated as a “Partner” in writing by FMER to Firstmark Services at any point during the Term, subject to Section 3.4.5 in the case of any third party that is not designated as a “Partner” as of the Effective Date. As of the Effective Date, the term “Partner” includes: AAA Southern New England Bank and Union Federal® Savings Bank.

“Parties” and “Party” have the meanings set forth in the preambles of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personnel” means the employees, contractors, subcontractors, and agents of a Party or of a Lender, as applicable.

“Phase I Deliverables” means the capabilities necessary to migrate the Phase I Programs onto Firstmark Services’ systems such that Firstmark Services is able to accept Applications via the Online Application System, and perform all of its obligations with respect to such Applications as set forth in this Agreement and the applicable Program Guidelines.

“Phase I Effective Date” means the date on which the first Phase I Program is Implemented.

“Phase I Programs” means those Programs set forth on Exhibit C to this Agreement.

“Phase I SunTrust Programs” means the following Phase I Programs that are funded by SunTrust Bank: the Custom Choice® Program, the Graduate Business School Loan Program, the Union Federal® Private Student Loan Program, and the AAA Advantage Program.

“Phase I SunTrust Programs Effective Date” means the date on which all of the Phase I SunTrust Programs have been Implemented.

“Phase II Deliverables” means those functionalities and enhancements set forth on Exhibit D to this Agreement, which such functionalities and enhancements shall be documented in a business requirements document mutually agreed upon in writing by the Parties. The Phase II Deliverables set forth on Exhibit D to this Agreement and the corresponding business requirements document developed pursuant to Section 7.8 of this Agreement may be modified from time to time as mutually agreed to by the Parties in writing without formal amendment to this Agreement. The Parties acknowledge and agree that any agreed-upon written modifications to the Phase II Deliverables shall amend Exhibit D to this Agreement without further action by either Party and that such amended Exhibit D shall be subject to all of the terms and conditions of this Agreement.

“Pricing Change” has the meaning set forth in Section 3.4.2 herein.

“Pricing Schedule” means each separate pricing table set forth in the applicable Program Guidelines, which identifies the rate and fee combinations for each Product.

“Primary Applicant” means the consumer who begins or submits an Application and who will ultimately be the Borrower if the Loan is made.

“Privacy Notice” means a Lender’s privacy policy adopted pursuant to Regulation P.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, (b) federal regulations implementing Title V of the Gramm-Leach-Bliley Act, (c) Interagency Guidelines, and (d) other applicable federal and state laws, rules, regulations, and orders relating to the privacy and security of Consumer Information.

“Private Student Loan” means a private student loan, including Program Loans, funded to finance the costs of post-secondary education that is not guaranteed by the United States Department of Education or by any agency of any state and which is not a loan made for the purpose of refinancing education loans.

“Private Student Loan Program” means a Lender’s program for students attending Approved Schools to receive Private Student Loans, as each such program is further described in the applicable Program Guidelines.

“Product” means, with regard to a Program, a Fixed Rate Loan product or Variable Rate Loan product offered under such Program, which may include branding that is distinct from the general Program branding.

“Program” means, as applicable, a Private Student Loan Program or a Consolidation Loan Program that is offered by a Lender and for which Firstmark Services shall provide Services as set forth in this Agreement.

“Program Change Proposal” has the meaning set forth in Section 3.4.4 herein.

“Program Change Negotiation Period” has the meaning set forth in Section 3.4.4 herein.

“Program Guidelines” means the document for each Program, as such document may be amended from time to time subject to Article 3 herein, that includes each Program’s applicable Loan origination guidelines, underwriting guidelines, product terms and features, Loan fees, Credit Agreements, Applicant disclosures and forms of Truth-in-Lending Disclosure Statements, and certain other disclosures required by Requirements of Law, and in accordance with which Firstmark Services shall perform the Services for each Program, as applicable. For the avoidance of doubt, the term “Program Guidelines” shall mean all Program Guidelines, as amended from time to time, that are in effect during the Term for all Programs hereunder, including Program Guidelines that are delivered to Firstmark Services in accordance with Section 3.4 and Section 3.8.5 of this Agreement.

“Program Support Services” means those services set forth in Article 5 herein.

“Proprietary Information” has the meaning set forth in Section 12.2.1 herein.

“Qualified Higher Education Expenses” has the meaning given to it in Section 221 of the Internal Revenue Code of 1986, as amended, and includes those items included in the definition of “cost of attendance” in section 472 of the Higher Education Act of 1965, 20 U.S.C. § 1087ll, as follows:

(1) tuition and fees normally assessed a student carrying the same academic workload as determined by the institution, including costs for rental or purchase of any equipment, materials, or supplies required of all students in the same course of study;

(2) an allowance for books, supplies, transportation, and miscellaneous personal expenses, including a reasonable allowance for the documented rental or purchase of a personal computer, for a student attending the institution on at least a half-time basis, as determined by the institution;

(3) an allowance (as determined by the institution) for room and board costs incurred by the student which:

(A) shall be an allowance determined by the institution for a student without dependents residing at home with parents;

(B) for students without dependents residing in institutionally owned or operated housing, shall be a standard allowance determined by the institution based on the amount normally assessed most of its residents for room and board; and

(C) for all other students shall be an allowance based on the expenses reasonably incurred by such students for room and board;

(4) for less than half-time students (as determined by the institution) tuition and fees and an allowance for only books, supplies, and transportation (as determined by the institution) and dependent care expenses (determined in accordance with paragraph (8)); and room and board costs (determined in accordance with paragraph (3)), except that a student may receive an allowance for such costs under this subparagraph for not more than three (3) semesters or the equivalent, of which not more than two (2) semesters or the equivalent may be consecutive;

(5) for a student engaged in a program of study by correspondence, only tuition and fees and, if required, books and supplies, travel, and room and board costs incurred specifically in fulfilling a required period of residential training;

(6) for incarcerated students only tuition and fees and, if required, books and supplies;

(7) for a student enrolled in an academic program in a program of study abroad approved for credit by the student’s home institution, reasonable costs associated with such study (as determined by the institution at which such student is enrolled);

(8) for a student with one or more dependents, an allowance based on the estimated actual expenses incurred for such dependent care, based on the number and age of such dependents, except that

(A) such allowance shall not exceed the reasonable cost in the community in which such student resides for the kind of care provided; and

(B) the period for which dependent care is required includes, but is not limited to, class-time, study-time, field work, internships, and commuting time;

(9) for a student with a disability, an allowance (as determined by the institution) for those expenses related to the student’s disability, including special services, personal assistance, transportation, equipment, and supplies that are reasonably incurred and not provided for by other assisting agencies;

(10) for a student receiving all or part of the student’s instruction by means of telecommunications technology, no distinction shall be made with respect to the mode of instruction in determining costs;

(11) for a student engaged in a work experience under a cooperative education program, an allowance for reasonable costs associated with such employment (as determined by the institution);

(12) for a student who receives a loan under this or any other Federal law, or, at the option of the institution, a conventional student loan incurred by the student to cover a student’s cost of attendance at the institution, an allowance for the actual cost of any loan fee, origination fee, or insurance premium charged to such student or such parent on such loan, or the average cost of any such fee or premium charged by the Secretary, lender, or guaranty agency making or insuring such loan, as the case may be; and

(13) at the option of the institution, for a student in a program requiring professional licensure or certification, the one-time cost of obtaining the first professional credentials (as determined by the institution).

“Receiving Party” has the meaning set forth in Section 12.2.5 herein.

“Red Flags Policy” means, as modified by FMER, in its sole discretion, from time to time, FMER’s Red Flags Policy, adopted pursuant to Section 615 of the Fair Credit Reporting Act and its implementing regulations and designed to detect, prevent and mitigate identity theft.

“Regulation P” means such regulation as is set forth at 12 C.F.R Part 216.

“Renewal Term” has the meaning set forth in Section 17.1 herein.

“Requirements of Law” means, (a) to the extent applicable to a Party, such Party’s certificate of incorporation, articles of association and, as applicable, by-laws or other organizational or governing documents of such Party, (b) any federal, state, county or local law, ordinance, statute, rule, regulation, judgment, order, decree, injunction, permit, issuance, or other determination or finding of any Governmental Authority or self-regulatory organization applicable to the subject matter of this Agreement or any Lender’s Program Guidelines, (c) to the extent applicable to a Party, any final and binding determination of any arbitrator binding upon such Party or to which such Party is subject; and (d) any treaty, rule or regulation, regulatory guidance, or determination of (or agreement with) an arbitrator or Governmental Authority (including usury laws; the federal Truth-in-Lending Act; Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System; the Equal Credit Opportunity Act; the Privacy Requirements; the Fair Credit Reporting Act; the Fair and Accurate Credit Transactions Act; the federal Fair Debt Collections Practices Act; the USA Patriot Act; and the Bank Secrecy Act).

“Roster Date” means, for any particular Loan, the date that is at least one (1) Business Day prior to a scheduled Disbursement Date for such Loan, and shall be the date on which Firstmark Services provides to Lender and FMER a disbursement roster listing the Disbursement Date and disbursement amount for such Loan.

“Sanctions” has the meaning set forth in Section 3.8.1 herein.

“Second Bucket” means those Phase II Deliverables that are identified on Exhibit D to this Agreement under the heading “Second Bucket.”

“Secondary Applicant” means the consumer who begins or submits an Application for a Loan with the Primary Applicant and who will ultimately become the Cosigner if the Loan is made.

“Security Systems” has the meaning set forth in Section 14.3.1 herein.

“Servicer” means the entity performing post-disbursement loan servicing for the applicable Program. As of the Effective Date, the Servicer for the Phase I Programs is the Pennsylvania Higher Education Assistance Agency. FMER shall provide Firstmark Services with written notification of any changes to the Servicer for any Program during the Term, which written notification shall be provided thirty (30) days prior to such change becoming effective.

“Services” means those services provided by or on behalf of Firstmark Services under this Agreement, including the Loan Processing Services, the Call Center Services, the Program Support Services and any additional services agreed to by the Parties in writing to be performed under this Agreement.

“Services Fees” means those fees set forth in Section 6.3 herein.

“Special Damages” has the meaning set forth in Section 15.4.1 herein.

“Special Project” has the meaning set forth in Section 6.5 herein.

“Special Project Fee” means any fee owed by FMER to Firstmark Services in connection with a Special Project.

“Standard Program” means a proposed new Program requested by FMER that consists of product features already developed by Firstmark Services at the time of FMER’s initial request for such proposed new Program, and which, the Parties agree in good faith, does not require material development effort by Firstmark Services for Implementation, other than development efforts related to (a) changes to brand name and logo, (b) text changes to the Online Application System, (c) changes to Credit Agreement templates, Truth in Lending Disclosures, and other forms in effect for other Programs at the time of FMER’s request for such proposed new Program, and/or (d) consumer pricing.

“Standard Program Implementation Period” has the meaning set forth in Section 3.4.5.2 herein.

“Standard Program Proposal” has the meaning set forth in Section 3.4.5.2 herein.

“Subcontractor” means any third party retained by Firstmark Services to perform Services or support Firstmark Services in its performance of Services, and approved in writing in advance by FMER in its reasonable discretion.

“Term” has the meaning set forth in Section 17.1 herein.

“Title X” means Title X of the Higher Education Opportunity Act of 2008, P.L. 110-315, 122 Stat. 3478, and its implementing regulations duly adopted by federal regulatory agencies, including the Federal Reserve Board’s Regulation Z.

“Trade Secrets” has the meaning set forth in Section 12.2.2 herein.

“Transition Period” has the meaning set forth in Section 17.3.2 herein.

“Trigger Terms List” has the meaning set forth in Section 5.5.5 herein.

“Truth-in-Lending Disclosure Statements” shall mean the forms of private education loan application and solicitation disclosures, approval disclosures, and final disclosures required by Title X, as approved by FMER.

“Underlying Loan” means an existing Private Student Loan used for Qualified Higher Education Expenses to be consolidated into a Loan under a Consolidation Loan Program.

“USA Patriot Act” means the USA PATRIOT Act or 12 C.F.R. § 208.62.

“Volume Year” has the meaning set forth in Section 6.3.2 herein.

1.2 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary:

1.2.1 References to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to, this Agreement.

1.2.2 The words “including,” “include” and “includes” will be construed as “including without limitation,” “include without limitation” or “includes without limitation,” as applicable.

1.2.3 References to a particular statute or regulation include all rules and regulations promulgated thereunder and any applicable successor statute or regulation, in each case as amended or otherwise modified from time to time.

1.2.4 Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

1.2.5 Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (other than with respect to any defined terms contained in the recitals).

1.2.6 All references to “the Agreement” or “this Agreement” in this Agreement shall mean “this Agreement as amended.”

1.2.7 Whenever the words “herein,” “hereto,” “hereof,” “hereunder,” or “this Agreement” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole including Exhibits and Schedules hereto, and not to any specific section nor to exclude any Exhibits or Schedules hereto.

1.2.8 Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

1.29 For the purposes of this Agreement, words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires.

1.30 In the event of any conflict between any of the terms of this Agreement and those of the applicable Program Guidelines (or in the event that this Agreement requires a Party to conduct certain activities in accordance with the applicable Program Guidelines and such Program Guidelines would require such Party to act or refrain from acting in conflict with this Agreement), the terms of the applicable Program Guidelines shall be controlling (and such Party shall not be required to take such action that would conflict with the applicable Program Guidelines).

ARTICLE 2

MARKETING ACTIVITIES

2.1 Lender Application Links. The Parties agree and acknowledge that each Lender, or FMC or FMER on such Lender’s behalf, may solicit potential Applicants for its Program(s) via direct mail, telephone solicitation, and the internet using Lender Materials. Prior to the Phase I Effective Date, Firstmark Services, in consultation with FMER, shall establish for each Phase I Program, and for any separate Product included in the Phase I Programs, one or more Lender Application Links that FMC and FMER may include in the applicable Lender Materials and that will direct Applicants, Borrowers, and Cosigners to the Online Application System. Firstmark Services, in consultation with FMER, shall establish Lender Application Links for all other Programs or Products, as applicable, prior to the Implementation of such Programs or Products, as applicable. During the Term, FMER may request in writing Firstmark Services to create (a) additional Lender Application Links for specific Lender marketing campaigns, and (b) referral codes to identify the Lender Application Link through which an Applicant accessed the Online Application System, to the extent Firstmark Services has Implemented such functionality. Firstmark Services shall consult in good faith with FMER on each such request and the Parties shall mutually agree in writing to a timeframe by which each such Lender Application Link or referral code, as applicable, shall be operational. Firstmark Services shall use commercially reasonable efforts to fulfill each such request in the agreed upon timeframe. During the Term, Firstmark Services shall maintain the capability to report to FMER the Lender Application Link and referral code used in connection with a specific Application, which such information may be requested by FMER from time to time in addition to the applicable reports set forth on Exhibit E to this Agreement.

Firstmark Services shall not activate or otherwise use any Lender Application Link until FMER has approved in writing such Lender Application Link. Firstmark Services shall supply to FMER the content for each Lender Application Link, which such content shall be subject to FMER’s prior written approval, which such approval shall not be unreasonably delayed or withheld. During the Term, Firstmark Services shall notify FMER in writing of any recommended change to a Lender Application Link, as well as the Implementation time needed to make such change. After FMER has reviewed and approved in writing the proposed change to a Lender Application Link, Firstmark Services shall update such Lender Application Link in accordance therewith.

Firstmark Services represents, warrants, and covenants that the content and operation of each Lender Application Link complies, and will comply with, this Agreement, the applicable Program Guidelines, and Requirements of Law. To the extent that Firstmark Services and FMER, after a good faith discussion between the Parties, cannot agree on the content or operation of any Lender Application Link or change to any Lender Application Link except for a change to the content thereof, such dispute shall be resolved in accordance with Section 7.6.2 of this Agreement.

2.2 Ownership. All (a) Applications, whether or not completed, received through the applicable Lender Application Link, (b) information submitted in connection therewith, (c) forms of documentation, including those set forth in Article 3 herein, and (d) Credit Agreements created under each Program shall be owned by the applicable Lender and shall not constitute property of Firstmark Services. Firstmark Services may not use the information obtained or derived from Applications through a Lender Application Link for any purpose whatsoever except to perform the Services under this Agreement. For the avoidance of doubt, neither FMER nor any Lender claims ownership of generic forms of documentation containing no Applicant information that are created by Firstmark Services or a Government Authority.

2.3 Promotion of Program. FMER agrees for itself and on behalf of each Lender, and Firstmark Services agrees, that it shall (a) never encourage consumers to apply for a Loan under a Program before exhausting other available forms of aid, including grants, scholarships, and federally insured education loans recommended by the Approved School, as applicable, (b) never present any Program as a loan program for individuals with poor credit or those with no other loan options, and (c) never promote any education loan program to an Applicant, Borrower, or Cosigner other than a Program offered by the Lender associated with the Lender Application Link through which the consumer initially accessed the Online Application System; provided, however, that the restrictions in Section 2.3(c) shall not apply to the extent (x) permitted in writing by FMER, (y) that an individual who has borrowed, cosigned, or applied specifically for a Program Loan initiates an inquiry via a dedicated phone line for a different Private Student Loan Program, in which case, to the extent such Private Student Loan Program is a Program at the time of such inquiry, Firstmark Services shall promote solely Programs offered by the Lender associated with such dedicated phone line, or (z) that an individual who has borrowed, cosigned, or applied specifically for a Program Loan appears on a list compiled by or for the benefit of Firstmark Services to solicit individuals for another Private Student Loan Program, or financial product or service, provided that neither Firstmark Services nor any third party used to compile such list has used (i) the fact that the individual has borrowed, cosigned, or applied for a Program Loan, or (ii) any data provided to Firstmark Services in connection with this Agreement, when compiling such list or soliciting such individual. For the avoidance of doubt, except as otherwise provided in this Section 2.3, the foregoing restrictions apply to activities performed by Customer Service Representatives or other Firstmark Services Personnel.

ARTICLE 3

LOAN PROCESSING SERVICES

3.1 Web Applications.

3.1.1 Firstmark Services shall develop, maintain, and use the Online Application System to collect and process Applications. Firstmark Services represents, warrants, and covenants that:

3.1.1.1 The content and operation of the Online Application System complies with this Agreement, the applicable Program Guidelines, and Requirements of Law, subject to Section 7.6.2 of this Agreement. During the Term, FMER may require changes to the content of the Online Application System by providing written notice to Firstmark Services if FMER reasonably determines that the content of the Online Application System does not comply with this Agreement, the applicable Program Guidelines, or Requirements of Law. Firstmark Services shall use commercially reasonable efforts to Implement such changes as soon as reasonably practicable; provided, however, that if the change is requested in order to comply with Requirements of Law and a mandatory implementation date is set forth in Requirements of Law, Firstmark Services shall use best efforts to Implement the change(s) by such date. Firstmark Services shall make no changes to the content displayed on the Online Application System without FMER’s prior written consent. Firstmark Services acknowledges and agrees that any change to such content shall require FMER to obtain prior consent from the applicable Lender, and that such Lender may provide alternative language or refuse such changes for any reason or no reason whatsoever; provided, however, FMER will use good faith efforts to obtain such Lender’s approval or rejection of the proposed change without unreasonable delay. To the extent that Firstmark Services and FMER, after a good faith discussion between the Parties, cannot agree on the content or operation of the Online Application System, or change thereto, such dispute shall be resolved in accordance with Section 7.6.2 of this Agreement.

3.1.1.2 It shall use commercially reasonable efforts to make the Online Application System available twenty four (24) hours per day, seven (7) days per week, fifty two (52) weeks per year except for (a) planned downtime, of which Firstmark Services shall give FMER prior written notice of at least thirty (30) days, and (b) any unavailability caused by a Force Majeure Event.

3.1.1.3 The functionality of the Online Application System shall not be materially decreased during the Term, except as mutually agreed to in writing by the Parties. The Online Application System may undergo neutral changes or enhancements upon thirty (30) days prior written notice to FMER; provided, however, that in the event Firstmark Services must Implement an emergency change in order to comply with this Agreement, the applicable Program Guidelines, or Requirements of Law in a shorter timeframe, Firstmark Services shall promptly provide written notice to FMER as soon as Firstmark Services becomes aware of the need to Implement such change.

3.1.2 Firstmark Services shall use the forms of Credit Agreements included in the applicable Program Guidelines. FMER represents, warrants, and covenants that the forms of Credit Agreement comply, and, as they may be modified from time to time in accordance with Section 3.4.3 or Section 3.4.4 of this Agreement, shall comply, with such Program Guidelines and Requirements of Law. Firstmark Services represents, warrants, and covenants that its use of such forms shall comply with this Agreement, the applicable Program Guidelines and Requirements of Law.

3.2 Regulatory Notices, Disclosures and Communications.

3.2.1 Truth In Lending Disclosures.

3.2.1.1 The forms of federal Truth in Lending Disclosure Statements, and any disclosures required under state Truth in Lending statutes, including Application and Solicitation Disclosures, Approval Disclosures, and Final Disclosures, shall be set forth in each set of Program Guidelines. Subject to Section 7.6.2 of this Agreement, Firstmark Services represents, warrants, and covenants that its use of such forms and disclosures, including mathematic calculations contained therein, shall comply with this Agreement, the applicable Program Guidelines and all Requirements of Law. Firstmark Services shall make the Application and Solicitation Disclosure available to Applicants at the beginning of and during the Application process. It is understood and agreed by the Parties that the Application and Solicitation Disclosure must be viewed and acknowledged by an Applicant prior to the time such Applicant submits Application information.

3.2.1.2 FMER shall use commercially reasonable efforts to monitor for developments in Requirements of Law that require changes to the form of federal and state Truth in Lending disclosures, and Firstmark Services shall use commercially reasonable efforts to monitor for developments in Requirements of Law that require changes to the content of federal and state Truth in Lending disclosures. The Parties shall cooperate in good faith to Implement any changes either as soon as reasonably practicable or as required by Requirements of Law, as the case may be; provided, however, that Firstmark Services shall not Implement any changes to such Truth in Lending disclosures, due to changes in Requirements of Law or otherwise, until FMER and the applicable Lender(s) have tested and provided written approval of such changes, which they shall do without unreasonable delay. The Parties shall use commercially reasonable best efforts to Implement any changes necessary to comply with Requirements of Law prior to any implementation date set forth by the applicable Government Authority. To the extent such changes are mandatory to comply with Requirements of Law, Firstmark Services shall Implement such changes at no cost to FMER.

3.2.1.3 On a monthly basis, Firstmark Services shall provide FMER with any Approval Disclosures and Final Disclosures issued to Applicants under the Programs then in effect that FMER is unable to retrieve itself via Firstmark Services’ systems. If an Approval Disclosure or Final Disclosure issued under this Agreement is determined by FMER or the applicable Lender to be out of compliance with Requirements of Law, then the cost and execution of any legally required remediation measures, including re-disclosure and restitution, shall be the responsibility of (a) FMER, to the extent that the form of an Approval Disclosure or Final Disclosure is determined to be out of compliance with Requirements of Law, and (b) Firstmark Services, to the extent that the content, including the mathematical calculations, of an Approval Disclosure or Final Disclosure is determined to be out of compliance with Requirements of Law.

3.2.2. Credit Score Disclosure Exception Notices. Firstmark Services shall provide a credit score disclosure exception notice in accordance with 12 C.F.R § 1022.74(e) and the model forms adopted pursuant thereto to all Applicants for whom a credit bureau report is either obtained or attempted to be obtained. Firstmark Services represents, warrants, and covenants that its use of and delivery of such forms and disclosures shall comply with this Agreement, the applicable Program Guidelines and all Requirements of Law.

3.2.3 Adverse Action Notices. Firstmark Services shall be responsible for providing adverse action notices to denied Applicants in accordance with 12 C.F.R. § 1002.9, the applicable Program Guidelines and any other applicable Requirements of Law on a form approved by FMER in advance and in writing. Firstmark Services shall not make any changes to the form of adverse action notice without FMER’s advance written consent. FMER shall be responsible for ensuring that all forms of adverse action notices that it approves under this Section 3.2.3 comply with this Agreement, the Program Guidelines, and Requirements of Law. Firstmark Services shall use the adverse action codes set forth in the applicable Program Guidelines and may create new adverse action codes; provided that such new adverse action codes comply with 12 C.F.R. § 1002.9(b)(2) and have been approved in advance by FMER in writing.

3.2.4 Privacy Notice. FMER shall provide Firstmark Services with a web link to each Lender’s online Privacy Notice which Firstmark Services shall make available on the Online Application System; provided, however, that Firstmark Services is not responsible for the content of each Lender’s Privacy Notice or its compliance with the requirements of any Requirements of Law, including the Gramm-Leach-Bliley Act or Regulation P. If directed by FMER, Firstmark Services shall mail the applicable Lender’s initial Lender’s Privacy Notice to each Applicant at such time during the Application process as directed by FMER.

3.2.6 Additional Forms, Documents, and Disclosures. Any documentation not set forth in this Article 3 or the applicable Program Guidelines that the applicable Lender requires for the origination and processing of Applications shall be identified and provided by FMER to Firstmark Services for Firstmark Services’ use. Firstmark Services covenants that, except as otherwise provided herein or in the applicable Program Guidelines, in performing its obligations under this Agreement, it shall not use any forms, documents, or disclosures other than those provided to it by FMER without the prior written consent of FMER in its sole discretion. FMER represents, warrants, and covenants that any form, document, or disclosure provided to Firstmark Services by FMER, and any instructions with respect thereto, shall comply with this Agreement, the applicable Program Guidelines and Requirements of Law; provided, however, that, except as otherwise set forth in this Agreement or the applicable Program Guidelines, Firstmark Services (a) shall be liable for any content of a form or correspondence, including all consumer correspondences in paper and electronic form that Firstmark Services has provided under this Agreement, and (b) represents, warrants, and covenants that such content shall comply with this Agreement, the applicable Program Guidelines, and Requirements of Law. Notwithstanding anything in this Section 3.2.6 to the contrary, Firstmark Services shall be responsible for ensuring that any form, document, disclosure, or correspondence sent by or on behalf of Firstmark Services to a consumer is properly branded with the name of the applicable Lender and, if applicable, Program, except (x) as otherwise instructed by FMER, or (y) to the extent that (i) such form, document, disclosure, or correspondence was provided to Firstmark Services by FMER with specific branding, and (ii) such branding has not been updated pursuant to Section 3.4.6 of this Agreement between the time that FMER provided such form, document, disclosure, or correspondence, as applicable, and the time that it was sent to a consumer by Firstmark Services.

3.3 Error Reporting; Remediation. In the event that Firstmark Services has actual knowledge that a disclosure provided to an Applicant does not comply with Requirements of Law, Firstmark Services shall provide prompt written notification to FMER indicating pertinent details of the incorrect disclosure, including (a) the number of impacted Application(s), (b) the reason(s) for the issue, (c) a reasonable proposed remediation strategy, and (d) a reasonable proposed remediation timeframe. FMER shall respond in writing within ten (10) Business Days of its receipt of such notice instructing Firstmark

Services on how to proceed. Firstmark Services shall cooperate with FMER to provide any additional pertinent information reasonably requested by FMER to which FMER is legally entitled as a service provider to the applicable Lender(s). To the extent that the error occurred due to Firstmark Services’ breach of this Agreement, neither FMER nor the applicable Lender shall be responsible for any cost associated with the remediation strategy unless FMER requires remediation above and beyond what is mandated by Requirements of Law.

3.4 Program Guidelines; Changes to Program Guidelines and Services; New Programs.

3.4.1 Program Guidelines. At least ten (10) days prior to the anticipated Implementation date for each of the Phase I Programs, FMER shall deliver to Firstmark Services true, correct, and complete copies of the applicable Program Guidelines and a certificate executed by a duly authorized officer of FMER, certifying such copies of the applicable Program Guidelines. To the extent that an addendum or amendment to the Program Guidelines for a Phase I Program is executed after FMER has delivered the Program Guidelines to Firstmark Services and prior to the date on which such Phase I Program is Implemented, FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines the earlier of the date which is (a) at least ten (10) Business Days prior to such addendum or amendment, as applicable, becoming effective, or (b) at least ten (10) Business Days prior to the anticipated Implementation date for the applicable Phase I Program, but in any event no later than ten (10) Business Days prior to the Implementation date for the applicable Phase I Program. Except as otherwise set forth in this Section 3.4.1 and in Section 3.4.5.4 of this Agreement, Program Guidelines changes made during the Term for any Program then in effect, shall be made in accordance with Section 3.4.2, Section 3.4.3, Section 3.4.4, or Section 3.8.5 of this Agreement, as applicable.

3.4.2 Pricing Changes. FMER shall give Firstmark Services written notice of any changes made to a Pricing Schedule (each, a “Pricing Change”) at least ten (10) days prior to the anticipated effectiveness of such Pricing Change. Firstmark Services shall use commercially reasonable efforts to complete all tasks necessary to Implement each Pricing Change within ten (10) days of receipt of such notice. Firstmark Services shall provide FMER with written notice when all such tasks are complete, and shall promptly provide FMER with access to a test environment, or output from such test environment, as requested by FMER on behalf of itself and/or the applicable Lender, such that FMER and/or the applicable Lender may perform testing of the Online Application System, disclosures, or any other system or documentation affected by such change. Each Pricing Change shall be incorporated into an addendum or amendment to the applicable Program Guidelines and FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines within ten (10) Business Days of such addendum or amendment becoming effective. [**].

3.4.3 Changes to Comply With Requirements of Law. Except as otherwise set forth in Section 3.2.1 regarding changes to federal Truth in Lending disclosures, if FMER determines that a change to any of the Program Guidelines or Services is required in order to comply with Requirements of Law, FMER shall provide Firstmark Services with written notice indicating (a) reasonable change(s) necessary to comply with Requirements of Law, (b) how FMER would like Firstmark Services to Implement such change(s), and (c) the date by which such change(s) must be Implemented in order to comply with Requirements of Law (each such notice, a “Legal Change Notice”). Following Firstmark Services’ receipt of a Legal Change Notice, the Parties shall engage in good faith discussions to develop the necessary written business requirements required by such Legal Change Notice within a commercially reasonable timeframe; provided, however, if Firstmark Services disagrees with any material term in a Legal Change Notice, including FMER’s interpretation of the Requirements of Law, FMER’s determination that a change to the Program Guidelines or Services is required, and/or how FMER would like Firstmark

Services to Implement such change(s), then the Parties shall engage in good faith discussions for no greater than ten (10) Business Days from the date on which Firstmark Services first receives the applicable Legal Change Notice to resolve such disagreement. If the Parties cannot reach agreement following such ten (10) Business Day period, then the Parties shall proceed in accordance with the dispute resolution procedures set forth in Article 16 of this Agreement. Notwithstanding anything in this Section 3.4.3 or in Article 16 of this Agreement to the contrary, (x) the Parties shall use commercially reasonable best efforts and shall cooperate in good faith to resolve a dispute arising under this Section 3.4.3 such that if FMER prevailed in the dispute Firstmark Services would have sufficient time to Implement the solution set forth in the applicable Legal Change Notice prior to the date set forth in such Legal Change Notice, and (y) in the event that the dispute is referred to arbitration pursuant to Article 16 of this Agreement, FMER may, in its sole discretion, elect to require Firstmark Services to, and Firstmark Services shall, at FMER’s expense, Implement the solution in accordance with the applicable Legal Change Notice; provided, however, that to the extent FMER prevails in arbitration, Firstmark Services shall be responsible for costs related to the Implementation of such solution, and shall reimburse FMER any costs paid by FMER to Implement such solution, as well as FMER’s arbitration expenses. Firstmark Services shall prioritize any change made under this Section 3.4.3 over any other changes previously requested by FMER, and shall use commercially reasonable best efforts to Implement such changes prior to the implementation date indicated by FMER; provided, however, that if a mandatory implementation date is set forth in Requirements of Law, the Parties shall use best efforts to Implement the change(s) by such date. Any changes to any of the Program Guidelines made pursuant to this Section 3.4.3 shall be incorporated into an addendum or amendment to the applicable Program Guidelines, and FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines within ten (10) Business Days of such addendum or amendment becoming effective. Except as otherwise provided in this Section 3.4.3, [**].

3.4.4 Other Changes to Program Guidelines or Services. If FMER wishes to make changes to any Services, Program Guidelines, or the documentation contained within the Program Guidelines, other than Pricing Changes, changes required to comply with Requirements of Law, or changes to Lender/Partner Marks, FMER shall provide to Firstmark Services a written proposal, including a brief description of FMER’s requested changes and general business requirements related thereto. Within twenty one (21) days, or such other period of time as mutually agreed to in writing by the Parties, of receiving such a request from FMER, Firstmark Services shall provide to FMER a written response with a statement of its ability to Implement the change(s) and commercially reasonable terms and conditions on which Firstmark Services would be able to Implement such change(s), including the estimated number of hours to complete the proposed work, the estimated associated cost, a milestone-based invoice schedule, estimated implementation timeframe, and a high level description of proposed changes to systems, documents, and processes necessary to accommodate the change (each such written response, a “Program Change Proposal”). Following FMER’s receipt of a Program Change Proposal, the Parties shall enter into good faith discussions to determine whether the Program Change Proposal, including any changes to such Program Change Proposal that may be negotiated among the Parties, is mutually acceptable to the Parties and, if the Program Change Proposal is mutually acceptable, to finalize and execute written business requirements related thereto. Such good faith discussions shall occur within a commercially reasonable timeframe but in any event shall not exceed two hundred (200) calendar days from the date on which FMER receives the initial Program Change Proposal (the “Program Change Negotiation Period”). The Parties shall use good faith efforts to Implement the change in accordance with the good faith estimates set forth in the Program Change Proposal, as such Program Change Proposal may be amended by the good faith discussions among the Parties. Any changes to the applicable Program Guidelines, as agreed to by the Parties, shall be incorporated into an addendum or amendment to the applicable Program Guidelines, and FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines within ten (10) Business Days of such addendum or amendment becoming effective. Subject to the terms and conditions of Section 6.5 herein, and unless otherwise mutually agreed to by the Parties, the cost of such any change implemented under this Section 3.4.4 shall be equal to the Special Project Fee. If the Parties in good faith cannot agree to a Program Change Proposal by the end of the Program Change Negotiation Period, then FMER may terminate this Agreement without penalty on fifteen (15) days’ written notice to Firstmark Services delivered no later than thirty (30) days following the expiration of the Program Change Negotiation Period. For the avoidance of doubt, changes to Program Guidelines and/or to Services that are made in connection with the Phase II Deliverables shall be governed by Section 7.8 of this Agreement and not this Section 3.4.4.

To the extent that, during the Term, FMER and a Lender execute an addendum or amendment to such Lender’s Program Guidelines, the amended terms of which do not require Firstmark Services to Implement any changes, FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines within ten (10) Business Days of such addendum or amendment becoming effective; provided, however, that FMER shall notify Firstmark Services of the scope of the addendum or amendment prior to the effective date of each amended term contained in such addendum or amendment.

3.4.5 New Programs.

3.4.5.1 During the Term FMER may wish to Implement new Programs in addition to the Phase I Programs and Programs included in the Phase II Deliverables. In such event, FMER shall provide to Firstmark Services written documentation related to such new Program, including proposed Program Guidelines, or an outline thereof, and whether the Program is a Standard Program or a Non-standard Program (each such documentation, a “New Program Request”).

3.4.5.2 Standard Programs. In the case of a Standard Program, within seven (7) Business Days of its receipt of a New Program Request, Firstmark Services shall provide to FMER a written proposal containing a good faith estimate of the number of hours and cost associated with the design, development, and implementation of a Standard Program (each proposal, a “Standard Program Proposal”). Following FMER’s receipt of a Standard Program Proposal, the Parties shall enter into good faith discussions to determine whether the Standard Program Proposal, including any changes to such Standard Program Proposal that may be negotiated among the Parties, is mutual acceptable to the Parties and, if the Standard Program Proposal is mutually acceptable, to begin development work on Implementation of the Standard Program. Such good faith discussions shall not exceed fifteen (15) Business Days from the date on which FMER initially receives the Standard Program Proposal. The Parties shall use good faith efforts to implement such Standard Program in accordance with the good faith estimates set forth in the Standard Program Proposal, as such Standard Program Proposal may be amended by the good faith discussions among the Parties. In any event, Firstmark Services shall use commercially reasonable efforts to Implement each Standard Program within sixty (60) days, but in any event no later than ninety (90) days, of its receipt of a New Program Request (the “Standard Program Implementation Period”), unless otherwise mutually agreed upon by the Parties. If, due in no material part to FMER or the applicable Lender, Firstmark Services does not Implement a Standard Program within the Standard Program Implementation Period, the fee for implementation shall be reduced by [**] percent ([**]%) as of the day immediately following the ninetieth (90th) day of the Standard Program Implementation Period, and shall be reduced by an additional [**] percent ([**]%) for every thirty (30) days thereafter that Firstmark Services, due in no material part to FMER or the applicable Lender, has not Implemented the Standard Program. The Parties agree that the fee for implementation shall not be reduced if Implementation of a Standard Program is delayed due to FMER’s or the applicable Lender’s unreasonable delay in signing off on user acceptance testing despite FMER’s and the applicable Lender’s completion of such user acceptance testing with no outstanding defects. Following the Standard Program Implementation Period,

both Parties shall continue to use commercially reasonable efforts to Implement the Standard Program as soon as reasonably practicable. Except as otherwise set forth in this Section 3.4.5.2, the fee owed by FMER to Firstmark Services for implementation of a Standard Program shall be the Special Project Fee; provided, however, that in no event shall the Special Project Fee exceed [**] Dollars ($[**]) for implementation of a Standard Program.

3.4.5.3 Non-standard Programs. In the case of a Non-standard Program, within twenty one (21) days of Firstmark Services’ receipt of a New Program Request, Firstmark Services shall provide to FMER a written response with a statement of its ability to Implement the Non-standard Program and commercially reasonable terms and conditions on which Firstmark Services would be able to Implement the Non-standard Program, including estimated cost, milestone-based invoice schedule, estimated implementation timeframe, and a high level description of proposed changes to systems, documents, and processes impacted by the implementation of the Non-standard Program (each such written response, a “Non-Standard Program Proposal”). Following FMER’s receipt of a Non-standard Program Proposal, the Parties shall enter into good faith discussions to determine whether the Non-standard Program Proposal, including any changes to such Non-standard Program Proposal that may be negotiated among the Parties, is mutually acceptable to the Parties and, if the Non-standard Program Proposal is mutually acceptable, to finalize and execute written business requirements related thereto. Such good faith discussions shall occur within a commercially reasonable timeframe but in any event shall not exceed two hundred (200) calendar days from the date on which FMER receives the Non-standard Program Proposal. The Parties shall use good faith efforts to Implement the Non-standard Program in accordance with the good faith estimates set forth in the Non-standard Program Proposal, as such Non-standard Program Proposal may be amended by the good faith discussions among the Parties. Unless otherwise agreed to by the Parties, the cost of the Implementation of any Non-standard Program shall be the Special Project Fee.

3.4.5.4 Program Guidelines for New Programs. Prior to Implementation of any new Program during the Term, FMER shall, no later than ten (10) Business Days prior to the anticipated Implementation date, deliver to Firstmark Services a true, correct, and complete copy of the applicable Program Guidelines for any new Program to be Implemented and a certificate executed by a duly authorized officer of FMER certifying such copy of the applicable Program Guidelines.

3.4.6 Changes to Lender/Partner Marks. During the Term, FMER shall notify Firstmark Services in writing of any modification, addition or deletion to Lender/Partner Marks applicable to a Program in effect at the time of such notification. In such written notification, FMER shall identify generally which systems, documentation, forms, and/or disclosures must be updated with the modified, new, or deleted Lender/Partner Mark, and Firstmark Services shall use commercially reasonable efforts to make such updates within thirty (30) days of receipt of such notification. Firstmark Services shall provide FMER with written notice when all such tasks are complete, and shall promptly provide FMER with access to a test environment, or output from such test environment, as requested by FMER on behalf of itself and/or the applicable Lender, such that FMER and/or the applicable Lender may perform testing of the Online Application System, disclosures, or any other system or documentation affected by such change. Unless otherwise agreed to by the Parties in writing, the cost of changes to Lender/Partner Marks under this Section 3.4.6 shall be the Special Project Fee; provided, however, that in no event shall the Special Project Fee exceed an aggregate of [**] Dollars ($[**]) per Lender/Partner Mark change made pursuant to this Section 3.4.6.

3.4.7 Firstmark Services understands and agrees that it shall not Implement any New Programs or any changes affecting the Programs under this Agreement or the applicable Program Guidelines, until FMER and the applicable Lender, if applicable, have tested and provided written approval of such New Programs or changes, as applicable, which FMER shall do, and shall use good faith efforts to cause Lender to do, without unreasonable delay.

3.5 Credit Bureau Requests; Agreements.

3.5.1 FMER shall make credit inquiries and receive Consumer Report Information on behalf of each Lender solely for purposes of evaluating each Application as permitted by Requirements of Law and the applicable Program Guidelines. FMER shall use the Consumer Report Information and FMC Custom Score to render a credit decision on each Application in accordance with the applicable Program Guidelines, and shall communicate such decision to Firstmark Services in compliance with the timeframes set forth in applicable Requirements of Law and the applicable Program Guidelines. Prior to the Phase I Effective Date, and also prior to the Implementation of any Program for a new Lender, the Parties shall cooperate in good faith to execute any agreement, or any addendum or amendment thereto, required by the applicable consumer reporting agency or Fair Isaac Corporation, in order for Firstmark Services to receive Consumer Report Information from FMER. As a condition of each Party’s obligations herein, from time to time the Parties shall cooperate in good faith to execute any other agreement, or any addendum or amendment thereto, to the extent such agreement, addendum, or amendment is reasonably required by a credit reporting agency for FMER and/or Firstmark Services to perform such obligations under this Agreement.

3.5.2 Firstmark Services represents, warrants, and covenants that it shall, and, to the extent any Subcontractor has access to Consumer Report Information subject to Section 3.5.2(c) of this Agreement, shall cause its Subcontractors to:

(a) use Consumer Report Information solely (i) to the extent necessary for Firstmark Services to provide the Services, and (ii) on behalf of the Lender on the Application in connection with which Firstmark Services or a Subcontractor, as applicable, has received such Consumer Report Information;

(b) in performing the Services, comply with the applicable terms and conditions of the applicable Lender’s FICO Agreement;

(c) limit re-disclosure of Consumer Report Information to those of its employees with a need to know such information, except as otherwise permitted in writing by FMER, and it will not disclose such information to any third party other than the applicable Lender, FMER, or the applicable Applicant(s); provided, however, that Customer Service Representatives shall not communicate Consumer Report Information to Applicants via phone;

(d) not combine, commingle, summarize, or create derivative works from the Consumer Report Information except as required by Requirements of Law;

(e) not reverse engineer, alter, or translate the Consumer Report Information, except as required by Requirements of Law;

(f) not aggregate Consumer Report Information across Lenders;

(g) not use Consumer Report Information for benchmarking, calibration, model development, or any other use that would contravene the terms of a Lender’s FICO Agreement;

(h) upon expiration or termination of this Agreement or in the event that a Lender ceases to be designated as a Lender under this Agreement, as applicable, comply with the provisions of Section 10.2 of this Agreement with respect to the return or destruction of Consumer Report Information;

3.6 Application Receipt and Review for Each Private Student Loan Program. The following terms and conditions shall apply to the receipt and review of Applications for all Private Student Loan Programs under this Agreement:

3.6.1 Firstmark Services shall notify FMER immediately, through the appropriate systems, of an Applicant’s submission of an Application. The Parties shall cooperate in good faith to process each Application in accordance with the applicable Program Guidelines.

3.6.1.1 Applicant Liaison. Firstmark Services shall respond promptly to all inquiries that it or, if forwarded to Firstmark Services by FMER on behalf of a Lender, such Lender, may receive from any Applicant concerning the status of an Application. On behalf of each Lender, FMER shall promptly forward to Firstmark Services Application status inquiries from Applicants that such Lender receives.

3.6.1.2 Rejection of an Application. If an Application is rejected or denied, Firstmark Services shall so notify the Applicant in accordance with Requirements of Law, this Agreement, and the applicable Program Guidelines.

3.6.1.3 Credit Approval of an Application. If an Application is credit approved on behalf of a Lender based on standards set forth in the applicable Program Guidelines, Firstmark Services will, via the Online Application System, provide the Applicant, dependent on the Applicant’s eligibility, the repayment options, repayment terms, rate options and/or other Loan configuration options provided to Firstmark Services by FMER, which such options FMER shall cause to comply with Requirements of Law, this Agreement, and the applicable Program Guidelines. After the Applicant has selected all Loan options, Firstmark Services shall generate and provide the applicable Credit Agreement to the Applicant(s) via access to a secure internet site or by U.S. mail. To the extent authorized by the applicable Program Guidelines, Firstmark Services will provide the Applicant(s) the ability to electronically review, sign, and return the Credit Agreement to Firstmark Services.

3.6.2 Final Approval of an Application. Upon receipt of the executed Credit Agreement and other requested information from an Applicant who has received credit approval under Section 3.6.1.3 of this Agreement, Firstmark Services shall perform the following functions and FMER shall assist as indicated:

3.6.2.1 Document Review. Firstmark Services shall review the Credit Agreement and any supporting documentation required by the applicable Program Guidelines to ensure that the Credit Agreement has been executed in the name of all Applicants and that the supporting documentation meets the requirements set forth in the applicable Program Guidelines. If any necessary documents, data, signature(s), forms or other required information are outstanding, Firstmark Services shall use commercially reasonable efforts to secure such missing documents, data, signatures, forms or other required information on behalf of the applicable Lender from the Applicant(s), or the applicable Approved School in the case of documentation required under Section 3.6.2.2 of this Agreement. Firstmark Services shall use commercially reasonable efforts to inquire of the Applicant(s) as to all missing information promptly after receipt of the incomplete Application. In processing Applications, Firstmark Services’ policies shall comply with the Customer Identification Program, Red Flags Policy, Address Mismatch Program, OFAC program, and any other regulatory programs as required by this Agreement, the applicable Program Guidelines, and/or Requirements of Law. Upon receipt of complete Application data, including certification of enrollment and financial need by the applicable Approved School, Firstmark Services shall continue processing the Application hereunder and under the applicable Program Guidelines.

3.6.2.2 Applicant Self-Certification; Approval Disclosure; School Certification.

During the Application process, Firstmark Services shall collect a certification from the Borrower compliant with Section 155 of the Higher Education Act of 1965 and 12 C.F.R. § 1026.48(e). Once Firstmark Services has received such certification executed by the Borrower, a Credit Agreement executed by all Applicants, and all required supporting documentation other than certification from the Approved School, Firstmark Services shall deliver an Approval Disclosure. After delivery of the

Approval Disclosure, Firstmark Services shall not make any changes to the Application or proposed Loan terms, except as permitted by Requirements of Law, and shall allow the Primary Applicant and, if applicable, Secondary Applicant, to accept the Loan within the time period under Requirements of Law. To the extent required by the applicable Program Guidelines, Firstmark Services shall communicate with the applicable Approved School and shall obtain such Approved School’s certification of enrollment and financial need prior to completing its final review of the Application. Firstmark Services shall use commercially reasonable efforts to inquire of the Approved School as to all missing information after receipt of an incomplete or unacceptable certification of enrollment and financial need.

3.6.2.3 Final Review. When Firstmark Services has possession of all necessary data and documentation relating to particular Applicant(s), Firstmark Services shall conduct a final review to ensure that the terms of the Loan as set forth in the Approval Disclosure have been accepted and to confirm that the Applicant(s) is approved for a Loan in accordance with the standards and processes contained in the applicable Program Guidelines.

3.6.2.4 Approval; Denial; Final Disclosure. After completion of the final review, Firstmark Services will, on behalf of the applicable Lender, approve or deny the Application. Such decision shall be made solely in accordance with the applicable Program Guidelines and any other FMER written instructions that are not inconsistent therewith and comply with Requirements of Law. FMER covenants, represents, and warrants that such instructions comply, or will comply, with this Agreement, the applicable Program Guidelines, and Requirements of Law. Firstmark Services, on behalf of the applicable Lender, shall notify and send to the Applicants the Final Disclosure in accordance with Requirements of Law. Firstmark Services shall not disburse funds until the expiration of the right to cancel, as required under Requirements of Law. Cancellation shall be effective as set forth in the applicable Program Guidelines. In the case of denial of an Application, Firstmark Services shall so notify the Applicant in accordance with Requirements of Law (which, for the avoidance of doubt, shall include the Equal Credit Opportunity Act and the Fair Credit Reporting Act).

3.6.3 Fulfillment and Disbursement of Approved Loans; Cancellations; Loan Delivery Agents.

3.6.3.1 Disbursements. By 11:00 a.m. Eastern Time on the Roster Date for each Loan, Firstmark Services shall provide each Lender and FMER with a disbursement roster for such Lender detailing all Loans scheduled for disbursement. FMER shall cause each applicable Lender to fund each Loan on the disbursement roster by depositing in the applicable Lender Disbursement Account by no later than 11:59 p.m. Eastern Time on the Roster Date, an amount equal to the sum to be disbursed for the Loans on the disbursement roster. On each Disbursement Date, (a) FMER shall access the applicable Lender Disbursement Account by automated clearinghouse (“ACH”) debit to transfer the disbursement funds to the FMER Funding Account, and (b) Firstmark Services shall access the FMER Funding Account by ACH debit to transfer the disbursement funds to the Firstmark Services Funding Account and complete the disbursement of the applicable Loan(s) on such Disbursement Date. FMER hereby authorizes Firstmark Services to access the FMER Funding Account by ACH debit to transfer the disbursement funds to the Firstmark Services Funding Account. FMER agrees to cause each applicable Lender to fund the applicable Lender Disbursement Account as often as necessary to facilitate disbursements as frequently as daily. Provided that adequate funds are transferred by the applicable Lender to the applicable Lender Disbursement Account, and by FMER to the applicable FMER Funding Account, Firstmark Services shall complete disbursement of the applicable Loans on the Disbursement Date by electronic funds transfer to the applicable Approved School, by paper check written in accordance with the applicable Program Guidelines, or by a Loan Delivery Agent. For the purpose of any disbursement agreement that FMER has with an Approved School, FMER authorizes Firstmark Services as its agent to disburse funds to Approved Schools via electronic funds transfer. The Parties acknowledge and agree that each Lender shall be a third party beneficiary of this Section 3.6.3.1, solely to enable such Lender to proceed directly against Firstmark Services for the recovery of any funds that are not disbursed in accordance with this Agreement or to which such Lender is otherwise entitled, including reduced or cancelled disbursements.

3.6.3.2 Funds Received by Firstmark Services. Firstmark Services shall direct any funds that it receives from Borrowers, Cosigners, or Approved Schools, as a payment, cancellation, or otherwise, to the applicable Servicer in accordance with the applicable Program Guidelines.

3.6.3.3 Loan Delivery Agents. Firstmark Services shall provide online and facsimile methods of certification for Approved Schools to the extent permitted by Requirements of Law. FMER hereby authorizes Firstmark Services, on behalf of each applicable Lender, to accept loan certifications and/or disburse Loan funds under this Agreement utilizing the loan delivery systems operated by the ELM National Network, Great Lakes Loan Servicing (ScholarNet), Sallie Mae (Open Net), iLink, and Pennsylvania Higher Education Assistance Authority / American Education Services or any other loan delivery system or funds disbursement agent as the Parties may agree to in writing from time to time (each a “Loan Delivery Agent” and, collectively, the “Loan Delivery Agents”). Firstmark Services shall operate pursuant to agreements and/or amendments to existing agreements between either FMER or Lender and the Loan Delivery Agents authorizing Firstmark Services to utilize the loan delivery systems on behalf of FMER or Lender, as applicable. Prior to the Phase I Effective Date, the Parties shall cooperate in good faith to complete any condition precedent to using the loan delivery systems that may be required by a Loan Delivery Agent. FMER shall provide Firstmark Services with any rules and procedures required by the Loan Delivery Agent systems, with which Firstmark Services shall comply during its performance of Services under this Agreement. Any action undertaken by Firstmark Services in conformity with the Loan Delivery Agent systems will be deemed to be in accordance with the applicable Program Guidelines and this Agreement to the extent set forth therein and herein. The Parties agree that Firstmark Services shall not be responsible for payment of any Loan Delivery Agent in connection with Applications certified and Loans disbursed through any such Loan Delivery Agent.

3.7 Consolidation Loan Programs. The Parties acknowledge and agree that (a) the Phase I Programs do not include any Consolidation Loan Programs, and (b) the Parties shall cooperate in good faith to amend this Agreement as necessary to accommodate Application processing and other operational requirements specific to Consolidation Loan Programs, as such requirements are developed in connection with Phase II Deliverables and otherwise.

3.8 Performance of Regulatory Programs.

3.8.1 OFAC Check. Each of the Parties acknowledges and agrees that it shall perform all necessary actions in connection with its obligations under this Agreement to ensure that FMER, Firstmark Services, and the Lenders are in, and remain in, compliance with all applicable Executive Orders, laws, rules, regulations and sanctions administered, enforced or implemented by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any other Governmental Authority’s rules, regulations and sanctions related to foreign asset control (collectively, the “Sanctions”). FMER will, prior to the origination of any Loan, review and scan an Applicant against the List of Specially Designated Nationals and Blocked Persons administered by OFAC and shall promptly provide the results of such review and scan to Firstmark Services, which such results shall be reflected in the initial credit decision that FMER shall provide to Firstmark Services pursuant to Section 3.6.1 herein. If originating a Loan would violate any of the Sanctions, Firstmark Services agrees to not originate any such Loan. If at any point during the origination process Firstmark Services becomes aware that the name of an Applicant is potentially or actually the subject of one or more Sanctions, Firstmark Services shall promptly notify FMER in writing of such a fact by following the notification provisions provided in Section 18.1.2 of this Agreement and the applicable Program Guidelines, and Firstmark Services shall provide FMER with any requested information and documentation related to any such violation or potential violation that is available to it.

3.8.2 Employee and Subcontractor Check. All individuals and Subcontractors performing Services or supporting Firstmark Services in its performance of Services, regardless of their location, shall be validated by Firstmark Services to not be on any list published and maintained by the United States government of Persons with whom any U.S. Person is prohibited from conducting business. Currently, the lists of such Persons can be found on the following web sites:

3.8.2.1 Denied Persons List on the Bureau of Industry and Security at: http://www.bis.doc.gov/dpl/Default.shtm.

3.8.2.2 The Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control – Department of Treasury at: http://www.treas.gov/offices/enforcement/ofac/sdn/.

3.8.2.3 Office of Foreign Assets Control – Recent OFAC Actions at: http://www.treas.gov/offices/enforcement/ofac/actions/.

3.8.2.4 Palestinian Legislative Council (PLC) List at: http://www.treas.gov/offices/enforcement/ofac/programs/terror/ns/index.shtml.

Firstmark Services shall conduct periodic reviews, no less frequently than quarterly, of the lists mentioned above with respect to individuals and Subcontractors performing Services or supporting Firstmark Services in its performance of Services, regardless of their location, and shall provide to FMER evidence of such periodic reviews upon written request by FMER. Firstmark Services shall report to FMER immediately if the name of any individual or Subcontractor performing Services or supporting Firstmark Services in its performance of Services matches with the name of any Person listed on any list published and maintained by the United States government of Persons with whom any U.S. Person is prohibited from conducting business.

3.8.3 FACT Act. Subject to Section 3.6.2.1 and Section 3.8.5 of this Agreement, Firstmark Services shall perform its obligations under this Agreement in conformity with the requirements imposed on the Lenders as a user and furnisher of Consumer Report Information under the Fair and Accurate Credit Transactions Act of 2003 and all regulations issued pursuant thereto, including proper responses to fraud alerts, active duty alerts, red flags, and address mismatch notices that are included in any consumer credit report obtained in connection with the origination of a Loan and timely and lawful forwarding to FMER any identity theft report received from any Applicant.

3.8.4 Suspicious Activity Reporting. Firstmark Services agrees that on behalf of FMER and each Lender, it shall monitor for any suspicious activity detected regarding any Services that Firstmark Services performs on behalf of FMER and each Lender. Such suspicious activity includes any transaction that would require a Lender to file a Suspicious Activity Report as described in the USA Patriot Act or other activity which involves fraud, violations of federal, state or local law or which appears to have no legitimate purpose. If Firstmark Services becomes aware of any such suspicious activity, Firstmark Services shall promptly, and in all cases within one (1) Business Day, notify FMER in writing of the nature of any such activity and provide FMER with information and documents concerning the matter. Further, Firstmark Services agrees to reasonably cooperate with FMER and the applicable Lender and to provide FMER and the applicable Lender with any additional information and documentation requested regarding any investigation of suspicious activity.

3.8.5 Customer Identification Program. Firstmark Services agrees that prior to making the first disbursement of any Program Loan, it shall perform all aspects of the Customer Identification Program set forth in the applicable Program Guidelines, which such Customer Identification Program may be amended from time to time on fifteen (15) days written notice, or a shorter period as necessary to comply with regulatory requirements of a Governmental Authority and Requirements of Law. Notwithstanding anything in this Agreement to the contrary, any changes to any of the Program Guidelines made pursuant to this Section 3.8.5 shall be incorporated into an addendum or amendment to the applicable Program

Guidelines, and FMER shall provide to Firstmark Services a true, correct, and complete copy of such addendum or amendment and a certificate executed by a duly authorized officer of FMER certifying such copy of the addendum or amendment to the applicable Program Guidelines within fifteen (15) days, or a shorter period as necessary to comply with regulatory requirements of a Governmental Authority and Requirements of Law, of such addendum or amendment becoming effective.

3.8.5.1 Applicant Notice. Firstmark Services agrees that Applicants shall be provided notice that Firstmark Services is requesting information about them on behalf of the applicable Lender to verify their identities as required by federal law. Firstmark Services may use any verbal or written means of such notification which is reasonably designed to provide such notice to Applicants before the issuance of a Loan, including one or more of the following:

(a) Verbal notification to the Applicant; or

(b) Notice on Application form or other documents being provided to an Applicant.

Upon request by FMER, Firstmark Services shall promptly provide FMER with a copy and description of any methods of notice used.

3.8.5.2 Collection of Applicant Information. Firstmark Services or FMER, as each Party’s obligations are set forth in the applicable Program Guidelines, shall collect and record the following information from each Applicant prior to the initial disbursement of any Loan (collectively, the “Applicant Information”):

(a) Name;

(b) Date of Birth;

(c) Physical address (which includes a residential or business street address or if the Applicant does not have such an address, an Army Post Office (APO) or Fleet Post Office (FPO) box number, the residential or business street address of next of kin or of another contact individual, or a description of the Applicant’s physical location); and

(d) For a United States citizen, a Taxpayer Identification Number (or evidence of application for one) and for a non-United States citizen, a copy of the Applicant’s passport, and one or more of the following: a Taxpayer Identification Number, alien identification card number, or a number and country of issuance of any other unexpired government-issued document evidencing nationality or residence which bears a photograph or similar safeguard.

3.8.5.3 Applicant Identity Verification and Recordation. Firstmark Services or FMER, as each Party’s obligations are set forth in the applicable Program Guidelines, shall verify the accuracy of the Applicant Information in all material respects through either a documentary method or a non-documentary method. Under either method, the applicable Party shall record how such verification was done and the results of such verification.

(a) Documentary methods of verifying the Applicant Information include reviewing and recording one or more of the following types of unexpired identification: driver’s license; passport; state identification card; armed forced identification card; alien identification card; marticula consular card; instituto federal electoral identification; cedula de identidad identification; diplomatic identification; or diplomatic driver’s license. The recording of such verification shall include recording the type of identification reviewed, the number of such identification, the place of issuance, the date of issuance and the date of expiration (if any) of such identification.

(b) Non-documentary methods of verifying the Applicant Information include comparing the information with information obtained in advance from a consumer or credit reporting agency, LexisNexis, TransUnion’s compliance verification products, or if verification cannot be obtained through those methods, verification may be obtained from the certification of the applicable Loan by the applicable Approved School.

3.8.5.4 Addressing Inconsistencies. After collecting and attempting to verify the Applicant Information, Firstmark Services or FMER, as each Party’s obligations are set forth in the applicable Program Guidelines, shall attempt to resolve any material inconsistencies in information, and each Party shall notify the other Party of any such material inconsistency. If any such inconsistencies cannot be resolved with a reasonable explanation and verification, Firstmark Services will not further process or close any Loan for the Applicant. Firstmark Services agrees to fully cooperate with FMER in any investigation of a material inconsistency.

3.8.5.5 Comparison with Government Lists. As required by the USA Patriot Act and its implementing regulations, FMER shall verify that an Applicant is not included on any lists of known or suspected terrorists or terrorist organizations issued by the United States government. If an Applicant is included on any such lists, FMER shall promptly notify Firstmark Services and Firstmark Services shall not establish a Loan for the Applicant.

3.8.5.6 Access to and Maintaining of Records. Upon the earlier of (a) three (3) days prior written notice to Firstmark Services, or (b) a date that FMER indicates to Firstmark Services is required by Requirements of Law, Firstmark Services shall allow FMER and each Lender access to any documents maintained by Firstmark Services regarding the Applicant Information and its verification; provided, however, that to the extent FMER is able to access such information via its electronic access to Firstmark Services’ systems, FMER may do so without providing prior written notice. Such access shall include allowing access at FMER’s request and direction to any individual or entity that is performing tests, audits or exams of, for or on behalf of FMER or a Lender. Access permitted under this Section 3.8.5.6 shall not unreasonably interfere with the business or operations of Firstmark Services except to the extent that interference is necessary to comply with Requirements of Law. Subject to Section 10.2 of this Agreement, Firstmark Services agrees to maintain all records of Applicant Information along with any Loan documentation it retains (or any copies thereof) for at least seven (7) years from either the time the Loan is repaid and closed or the Loan is sold by the applicable Lender to a third party and to keep records of the verification of the Applicant Information for at least seven (7) years from the date of such verification.

3.9 Transfer to Servicing System. Within five (5) Business Days following the first disbursement of each Loan, Firstmark Services shall forward to the applicable Servicer, as applicable to the Program under which the Loan was made, a copy of the original Credit Agreement (wet-signed, if applicable) along with a complete copy of the Truth-in-Lending Disclosure Statements (other than the Application and Solicitation Disclosure), income verification, missing information notices, correspondence and information received from the Applicant(s), as applicable, except for verification documentation received pursuant to Section 3.8.5 of this Agreement, Borrower self-certification, and school certification by an Approved School. Firstmark Services shall cooperate with FMER or the applicable Servicer in transferring all additional information necessary to service such Loan. Firstmark Services shall be responsible for the safe maintenance of Loan documentation as set forth in Section 10.2 of this Agreement. Unless otherwise agreed to by the Parties, Firstmark Services shall electronically provide to FMER all non-documentary data pertaining to the Loan disbursement.

3.10 Loan Origination Data. Notwithstanding any other provision of this Agreement to the contrary, Firstmark Services may retain and use records of data and information relating to Applicants, Borrowers, and Cosigners received under this Agreement, in identified form, for the limited purpose of identifying red flags or indications of identity theft or other fraud. FMER, on behalf of each applicable Lender, hereby authorizes Firstmark Services to use records of application data and information in Firstmark Services’ possession relating to any of such Lender’s historic education loan applications, for the limited purposes set forth above.

3.11 Performance Metrics. In performing the Loan Processing Services, Firstmark Services shall use commercially reasonable best efforts to (a) process all incoming documents within one (1) Business Day but in any event no later than three (3) Business Days of receipt of any such document, and (b) send outgoing communications within the timeframes set forth in the “Communication Plan” set forth within the applicable Program Guidelines. Firstmark Services shall promptly notify FMER as soon as it becomes aware that it has failed to comply with Section 3.11(a) or Section 3.11(b) of this Agreement and shall take any actions reasonably requested by FMER to remedy such failure.

ARTICLE 4

CALL CENTER SUPPORT SERVICES

4.1 General. Subject to the terms and conditions of this Agreement, Firstmark Services shall provide certain customer service and call center services related to the Programs to consumers and to schools (the “Call Center Services”). Firstmark Services shall perform the Call Center Services in accordance with this Agreement, the applicable Program Guidelines, Requirements of Law, and any written training materials provided by FMER or Firstmark Services from time to time. Firstmark Services shall provide trained Customer Service Representatives to answer incoming calls, or to make outbound calls, as necessary to assist Applicants, Borrowers, and/or Cosigners throughout the Application, origination and disbursement process.

4.2 Hours of Operation. Firstmark Services shall provide the Call Center Services from 8:00 a.m. to 9:00 p.m. Eastern Time, Monday through Friday; provided, however, that prior to the Effective Date, and prior to January 1 of each year thereafter, FMER shall provide to Firstmark Services in writing a schedule of holidays on which Firstmark Services need not provide the Call Center Services.

4.3 Call Center Services Locations. Firstmark Services shall perform the Call Center Services at facilities owned and/or operated by Firstmark Services. Firstmark Services shall provide the building, telecommunications lines and switch, interactive voice response system, remote monitoring application, universal power supply, office supplies, and any other materials necessary to perform the Call Center Services. Unless otherwise specifically provided in this Agreement, Firstmark Services shall be responsible for all costs and expenses associated with Firstmark Services’ facilities, including the costs and expenses associated with the functions in the preceding sentence.

4.4 Personnel. Firstmark Services shall recruit, train, and staff the appropriate number of Customer Service Representatives necessary to perform the Call Center Services. Firstmark Services shall determine the number of Customer Service Representatives necessary to perform the Call Center Services, as well as changes thereto, based on volume projections provided to Firstmark Services by FMER; provided, however, that FMER may reasonably require changes to the number of Customer Service Representatives in connection with a remediation strategy implemented under Section 4.9.1 of this Agreement. Except as set forth in Section 4.6, Section 5.1, and Exhibit F to this Agreement, Firstmark Services reserves all rights pertaining to the selection, employment status, and disposition of all Customer Service Representatives.

4.5 Call Retention. Firstmark Services shall retain substantially all but no fewer than ninety percent (90%) of all inbound calls received each day for at least sixty (60) days from such day, subject to system malfunctions beyond Firstmark Services’ reasonable control or Force Majeure Events, and shall provide to FMER and/or the applicable Lender access to such calls upon the applicable party’s reasonable request.

4.6 Call Quality. Firstmark Services shall develop and maintain written procedures and shall take measures to ensure that Customer Service Representatives are performing the Call Center Services in compliance with this Agreement, the applicable Program Guidelines, Requirements of Law, and the training materials created for Customer Service Representatives, and in a professional and courteous manner. During the Term, Firstmark Services shall provide to FMER such written procedures (a) upon FMER’s reasonable request, and/or (b) following any changes to such written procedures, which such changes shall be provided to FMER fifteen (15) days prior to such changes becoming effective. Firstmark Services shall periodically monitor random calls, shall maintain written evaluations of such calls in a form mutually agreeable to the Parties, and shall provide to FMER the results of such periodic monitoring and/or call recordings upon FMER’s request. On a monthly basis, Firstmark Services shall provide to FMER a file containing thirty (30) calls per Lender, or such other number that FMER may reasonably request, from the immediately preceding month, for quality assurance monitoring; provided, however, that if a Lender received less than thirty (30) calls during the immediately preceding month, Firstmark Services shall provide instead a file containing all retained calls for such Lender. If, based on call monitoring, a Complaint, or any other reason, in the reasonable discretion of FMER, a Customer Service Representative has not performed the Call Center Services in compliance with this Section 4.6, FMER may require a remediation strategy which it shall provide in writing to Firstmark Services, and which Firstmark Services shall promptly implement. By way of example, such remediation strategies may include an outbound call to the impacted consumer, expedited loan processing, an action plan for the impacted Custom Service Representative, and removal of the Customer Service Representative from performing further Call Center Services.

4.7 No Cross Marketing. Except as permitted by the training materials or as mutually agreed upon by the Parties, Customer Service Representatives shall, when taking calls, represent the applicable Lender on the Program about which the consumer is calling and shall not refer to any other Private Student Loan programs or consolidation programs, whether offered by the applicable Lender and subject to this Agreement or not.

4.8 Call Scripts. Firstmark Services shall create call scripts to assist Customer Service Representatives in providing the Call Center Services. Subject to Section 7.6.2 of this Agreement, Firstmark Services represents, warrants, and covenants that all call scripts used, or that shall be used, by Customer Service Representatives shall comply with this Agreement, the applicable Program Guidelines, and Requirements of Law. Firstmark Services shall promptly provide to FMER a copy of all call scripts used by Firstmark Services in performing Call Center Services, (a) upon FMER’s reasonable request, and/or, (b) following any changes to such written procedures, which such changes shall be provided to FMER fifteen (15) days prior to such changes becoming effective. FMER reserves the right to require changes to such call scripts, which such changes Firstmark Services shall promptly implement upon its receipt thereof. To the extent that Firstmark Services and FMER, after a good faith discussion between the Parties, cannot agree on the content of a call script, such dispute shall be resolved in accordance with Section 7.6.2 of this Agreement.

4.9 Performance Metrics.

4.9.1 In performing the Call Center Services, Firstmark Services shall (a) on an average monthly basis, meet or exceed the minimum standards for the performance metrics set forth in the table below (the “Call Center Performance Metrics”), as determined by a monthly average of the Call Center Performance Metrics for each applicable calendar month, and (b) provide to FMER a weekly report of the Call Center Performance Metrics for the immediately preceding week. To the extent that Firstmark Services fails to comply with Section 4.9.1(a) of this Agreement for any consecutive [**] period, FMER may work with Firstmark Services to create a remediation strategy, which such strategy may include consequences of non-compliance, including a termination right for FMER. Notwithstanding anything in this Section 4.9.1 to the contrary, to the extent that Firstmark Services fails to comply with Section 4.9.1(a) of this Agreement for any consecutive four (4) month period, FMER may terminate this Agreement without penalty in accordance with Section 17.2.8 of this Agreement.

Performance Metric	Description	Minimum Standard
Abandoned call rate	Total calls received in queue that self terminate/total calls offered	[**]%
Average speed of answer	Total number of seconds in queue/total calls handled	< [**] seconds

4.9.2 During the Term, Firstmark Services shall provide to FMER monthly reports including the metrics set forth below; provided, however, that between July 1 and September 30 of each year during the Term, Firstmark Services shall provide such reports to FMER on a weekly basis:

Performance Metric	Description
Abandoned call rate	Total calls received in queue that self terminate/total calls offered
Average hold time	Total hold time/total number of calls held
Average quality assurance score	Total number of points awarded on all quality assurance forms/total number of points possible on all quality assurance forms
Average speed of answer	Total number of seconds in queue/total calls handled
Talk Time	Seconds spent talking to consumers/total calls handled
Escalation rate	Total escalations/total calls handled
Service Level	Total calls handled in [**] or less/total calls handled

ARTICLE 5

PROGRAM SUPPORT

5.1 Employee Background Checks. In addition to the requirements set forth in Section 3.8.2 herein, and notwithstanding anything in Section 4.4 of this Agreement to the contrary, Firstmark Services represents, warrants, and covenants that before an individual performs Services or supports Firstmark Services in its performance of Services, Firstmark Services shall have completed the background check requirements set forth in Exhibit F to this Agreement, at no cost to FMER and in compliance with applicable Requirements of Law, whether such individual is employed by Firstmark Services, an Affiliate thereof, or a Subcontractor. FMER hereby reserves the right to review and discuss the results of the background checks on any individual performing Services or supporting Firstmark Services in its performance of Services, to the extent permitted by Requirements of Law. Firstmark Services agrees to cooperate with FMER in conducting such background checks, including assisting FMER to obtain all necessary consents with respect to the findings from any individual performing Services whose background is being checked. Notwithstanding anything in this Section 5.1 to the contrary, if an individual performing Services or supporting Firstmark Services in its performance of Services, is employed by Firstmark Services or a Subcontractor, as applicable, as of the Effective Date, Firstmark Services need not complete the background check requirements set forth in Exhibit F to this Agreement to the extent, and only to the extent that Firstmark Services represents, warrants, and covenants that Firstmark Services or a Subcontractor, as applicable, has, as of the Effective Date, completed a background check with respect to such individual that meets requirements substantially similar to those set forth in Exhibit F to this Agreement, and delivers a certificate executed by a duly authorized officer of Firstmark Services certifying to the foregoing. Notwithstanding anything in this Agreement to the contrary, and in addition to the background check requirements set forth in Exhibit F to this Agreement, during the Term, FMER may, upon written notice to Firstmark Services, require Firstmark Services to refrain from permitting any individual to perform Services or support Firstmark Services in its performance of Services if such individual has defaulted on any education loan obligation, whether as a student or cosigner; provided, however, that this restriction shall apply only to individuals considered for employment by Firstmark Services or a Subcontractor, as applicable, after the date on which FMER provides such written notice.

5.2 Training. Firstmark Services shall be responsible for training all individuals performing Services, including training on (a) the applicable provisions of this Agreement, including Section 5.5 of this Agreement pertaining to handling of Complaints, (b) the applicable Program Guidelines, and (c) Requirements of Law; provided, however, that prior to the Phase I Effective Date, prior to any material Program change, and prior to any future implementation of a new Program, as the case may be, FMER shall provide Firstmark Services with information sufficient for Firstmark Services to train employees on the applicable Programs and related Program Guidelines. Each Party represents, warrants, and covenants that any training materials that it creates shall comply with this Agreement, the applicable Program Guidelines, and Requirements of Law. Upon FMER’s written request, Firstmark Services shall provide to FMER a copy of training materials created by Firstmark Services. FMER reserves the right to require changes to such training materials which such changes Firstmark Services shall promptly implement upon receipt thereof. Prior to permitting an individual to perform the Loan Processing Services, Call Center Services, or Program Support Services, as applicable, Firstmark Services shall ensure that each such individual has the necessary and functional skills to successfully perform such applicable Services, in accordance with the terms and conditions of this Agreement through testing or a certification of skills program mutually agreed to by Firstmark Services and FMER (as such program may be amended from time to time upon mutual agreement of the Parties, the “Employee Training and Certification Program”). On a biannual basis during the Term, Firstmark Services shall require each employee performing any of the Services to successfully complete the Employee Training and Certification Program.

5.3 Access to Information. All individuals performing Services or supporting Firstmark Services in its performance of Services shall have access to Consumer Information and Proprietary Information, including information contained within the applicable Program Guidelines, solely to the extent necessary to perform the applicable Services for which they are responsible. For the avoidance of doubt, Customer Service Representatives shall not have access to the Program Guidelines, but shall be provided with a subset thereof containing only that information necessary for the Customer Service Representatives to perform the Call Center Services, which under no circumstances shall include complete pricing information or credit knockout criteria.

5.4 Fraud Allegations. Firstmark Services and FMER shall address suspected or actual fraud in connection with an Application, or any allegations thereof, as set forth in the applicable Program Guidelines and in compliance with Requirements of Law.

5.5 Complaints and Requests for Information.

5.5.1 Complaint Handling. In addition to any requirements set forth in the applicable Program Guidelines, Firstmark Services shall (a) within one (1) week of any verbal Complaint (i) notify FMER of such Complaint and (ii) forward to FMER a summary of the Complaint; and (b) within one (1) Business Day of any written Complaint that it receives relating to the Services performed under this Agreement, (i) notify FMER of such Complaint and (ii) forward to FMER a copy of such Complaint. Notification of Complaints provided to FMER shall include: (u) the consumer’s loan identification number (or similar account number), if applicable, (v) the consumer’s first and last names, (w) the date on which the Complaint was received, (x) a description of the Complaint, including any use of terms on the Trigger Terms List, and (y) a description of any resolution attempted to date. Firstmark Services shall not respond to any written Complaint or request for information on FMER’s or a Lender’s behalf without prior written approval of such response and attachments to such response, if any, by FMER in its sole discretion. Firstmark Services shall cooperate with FMER by providing information, documents, and data requested by FMER, including any relevant call recordings that Firstmark Services has retained pursuant to this Agreement, in order to facilitate a response to any Complaints received by a Lender or FMER, as applicable, in connection with Firstmark Services’ performance of the Services. Firstmark Services shall implement additional procedures for receiving, maintaining, and responding to Complaints in the event that such additional procedures are required by a Lender.

5.5.2 Complaint Log. Firstmark Services shall create and maintain an accurate monthly record of all Complaints received and responded to in connection with its performance of the Services, whether such Complaints were received in verbal or written form, and shall retain each such record throughout the Term (each such record, a “Complaint Log”), in the format specified in advance by FMER to Firstmark Services in writing (the “Complaint Log Template”). By the third (3rd) Business Day of each month, Firstmark Services shall remit to FMER a copy of the Complaint Log for the immediately preceding month. If no Complaints were received during such month, Firstmark Services shall send a blank Complaint Log Template to FMER. Firstmark Services shall not modify the Complaint Log Template without FMER’s prior written approval.

5.5.3 Subcontractors. In addition to any other requirements in this Agreement related to Firstmark Services’ use of Subcontractors to perform any of the Services, Firstmark Services shall ensure that its Subcontractors adhere to the provisions of Section 5.5 of this Agreement as applicable to each Subcontractor’s provision of Services.

5.5.4 Complaint Retention. Firstmark Services shall retain any recorded calls that include a Complaint for [**] days from the date of such call, subject to system malfunctions beyond Firstmark Services’ reasonable control or Force Majeure Events, and shall make such call recordings available to FMER upon FMER’s request. Any written documentation created or received by Firstmark Services that summarizes or relates to a Complaint shall be retained by Firstmark Services for [**] from the date that such written documentation was created or received, as applicable, by Firstmark Services regardless of whether such written documentation was previously provided to FMER. Firstmark Services will make all such written documentation available to FMER upon FMER’s reasonable request.

5.5.5 Training. Firstmark Services shall train its consumer-facing employees on the policies and procedures set forth in Section 5.5 of this Agreement, and on the content of any additional documents that FMER provides to Firstmark Services related to handling Complaints. FMER shall provide to Firstmark Services a list of terms and Requirements of Law which, if used in a verbal or written communication by or on behalf of consumer, may be indicative of a Complaint to the extent such verbal or written communication meets all other requirements of a Complaint (such list, the “Trigger Terms List”), which the Parties may amend from time to time in writing without formal amendment to this Agreement. Firstmark Services shall train its consumer-facing employees on the contents of the Trigger Terms List to assist them in recognizing verbal and written Complaints.

5.6 Court Orders and Litigation. In addition to the requirements in the applicable Program Guidelines, Firstmark Services shall promptly notify FMER upon receipt of any subpoenas addressed to Firstmark Services that require Firstmark Services to forward documents, testify in court proceedings or otherwise provide evidence with respect to its performance of any of the Services hereunder, and respond to such subpoenas. If permitted by Requirements of Law, Firstmark Services shall not respond to any such subpoenas without FMER’s prior written approval of such response, which FMER shall use commercially reasonable efforts to return to Firstmark Services promptly and within such timeframe required by Requirements of Law; provided, however, that Firstmark Services may respond to a subpoena without FMER’s prior written approval as necessary to comply with Requirements of Law. Firstmark Services shall provide a copy of such responses, if permitted by Requirements of Law, to FMER, and authorizes FMER to provide a copy of such responses to the applicable Lender. Firstmark Services shall promptly notify FMER of, and forward to FMER, any subpoenas to forward documents, testify in court proceedings or otherwise provide evidence where a Lender is the addressee or named recipient.

5.7 Reports. Firstmark Services shall provide to FMER the reports set forth in Exhibit E to this Agreement with the frequency set forth therein. All such reports, transmittals, records or data files required, maintained or provided by Firstmark Services hereunder shall be accurate in all material respects, and FMER shall have the right to rely thereon. Additional reports, including reports for FMER’s or a Lender’s use in connection with regulatory matters, shall be prepared by Firstmark Services as may be mutually agreed by the Parties.

5.8 Subcontractors. Firstmark Services may engage Subcontractors to provide ministerial or administrative services in connection with Firstmark Services’ performance of Services; provided, however, that (a) any such Subcontractors must be approved in writing by FMER, in its sole discretion, in advance, (b) to the extent that a Subcontractor may have access to any Proprietary Information and/or Consumer Information, any agreement between Firstmark Services, or an Affiliate thereof, and such Subcontractor shall contain provisions governing the use, re-disclosure, and safeguarding of such information that are no less protective of FMER’s or Lender’s Proprietary Information or any Consumer Information, as the case may be, than those similar provisions set forth in this Agreement, and (c) Firstmark Services shall perform at least one (1) annual audit of each Subcontractor that will use commercially reasonable measures to ensure that such Subcontractor has performed its responsibilities in compliance with the applicable provisions of this Agreement, the applicable Program Guidelines, and Requirements of Law, and shall promptly provide the results of such audit to FMER to the extent that the results relate in any way to Services performed on behalf of Firstmark Services pursuant to this Agreement Firstmark Services shall be responsible for all obligations and services performed by its Subcontractors to the same extent as if Firstmark Services performed such obligations or services itself, and for the purposes of this Agreement, such work shall be deemed work performed by Firstmark Services. Firstmark Services shall cause each Subcontractor to comply with this Agreement, the Program Guidelines, and Requirements of Law.

ARTICLE 6

FEES

6.1 Invoices. All fees shall be invoiced to FMER by Firstmark Services on behalf of itself at the following address:

First Marblehead Education Resources, Inc.

c/o Accounts Payable Department

P.O. Box 848102

Boston, MA 02284-8102

Attn: Accounts Payable

Email: APInvoices@firstmarblehead.com

Delivery by email is acceptable. FMER may change its designated address for invoices at any time by written notice to Firstmark Services which meets the requirements of Section 18.1.1 of this Agreement.

6.2 General. All fees shall be paid by FMER within thirty (30) days after FMER’s receipt of the invoice therefor, except fees subject to good faith dispute between the Parties or as otherwise set forth in Section 6.6 herein. Except as set forth in this Article 6, Section 17.3.1, or as otherwise set forth in this Agreement, no fees will be paid after the expiration or termination of this Agreement, except for Applications which have already been submitted and credit approved prior to the expiration or termination of this Agreement.

6.3 Services Fees.

6.3.1 In consideration for the Services rendered during the Term, Firstmark Services shall invoice to FMER on a monthly basis, and FMER shall pay to Firstmark Services, fees (the “Services Fees”) equal to the applicable amount set forth in this Section 6.3. The Services Fees shall begin to accrue as of the Phase I Effective Date.

6.3.2 [**]. The fees charged by Firstmark Services incurred for [**].

6.3.3 [**]. The Service Fees charged by Firstmark Services for any [**].

6.3.4 [**]. The Service Fees charged by Firstmark Services for [**].

6.3.5 [**]. The Service Fees charged by Firstmark Services for [**].

6.4 Annual Minimum Origination Fees. Beginning on the first anniversary of the Phase I SunTrust Programs Effective Date, and on each anniversary of the Phase I SunTrust Programs Effective Date thereafter during the Term, to the extent that the aggregate annual Services Fees under Section 6.3 herein owed by FMER to Firstmark Services for Services performed during the immediately preceding year total less than $[**] (the “Minimum Services Fee”), in addition to the Services Fees owed, FMER shall pay to Firstmark Services the difference between the Minimum Services Fee and Services Fees incurred for such immediately preceding annual period.

6.5 Special Project Fees. Except as otherwise provided in this Agreement or as otherwise mutually agreed to by the Parties, fees for special project work, including changes to Pricing Schedules, Program Guidelines, or Services that are not changes required to comply with Requirements of Law under Section 3.2.1.2 or Section 3.4.3 of this Agreement, (each such project, a “Special Project”), shall be equal to [**] Dollars ($[**]) per hour. Notwithstanding anything in this Agreement to the contrary, prior to beginning work on any Special Project, Firstmark Services shall provide to FMER in writing a good faith estimate of the total number of hours and cost of the Special Project, which FMER shall approve in writing to Firstmark Services. Firstmark Services shall use good faith efforts to adhere to any estimates provided to FMER. During the course of the Special Project, as soon as Firstmark Services knows or reasonably should know that the Special Project Fee for any Special Project may exceed the written estimated Special Project Fee previously approved by FMER by an amount greater than or equal to One Thousand Dollars ($1,000), Firstmark Services shall, unless directed otherwise by FMER, (a) immediately cease all work on the applicable Special Project, (b) immediately notify FMER that it has ceased work on the applicable Special Project pursuant to this Section 6.5, (c) promptly provide a revised estimate in writing to FMER, and (d) resume work on the Special Project only as directed by FMER in writing. In the event that FMER does not instruct Firstmark Services to resume work on a Special Project, FMER shall remain liable for the applicable Special Project Fees incurred through the date on which FMER instructed Firstmark Services to cease work, to the extent that Firstmark Services performed all work on the applicable Special Project (x) in good faith, and (y) in accordance with any business requirements document or statement of work, as applicable. In connection with any Special Project, FMER shall have the audit rights set forth in Section 10.3.1.4.

6.6 Phase I Deliverables. FMER shall pay to Firstmark Services the following amounts, as applicable, for each milestone completed with regard to the Phase I Deliverables and installation of the Phase I Programs, within fifteen (15) days after its receipt of an invoice for such fees. FMER shall owe no fees under this Section 6.6 until the applicable milestone is completed as described herein.

Milestone	Fee Owed to Firstmark Services
Completion and signoff of business requirements document for the Phase I Programs and Phase I Deliverables by the Parties	$	[	**]

Delivery of test environment ready for remote end-to-end user acceptance testing, in a format set forth in the business requirements documents and reasonably acceptable to FMER, by FMER and each Lender

	$	[	**]
Completion and sign-off of end-to-end user acceptance testing results by FMER and each Lender prior to the Phase I Effective Date.	$	[	**]

6.7 Audit Support Fees. To the extent that FMER is obligated by Article 10 or Section 14.3.3 of this Agreement, or by mutual agreement between the Parties, to pay to Firstmark Services costs associated with an audit performed by FMER or a Lender under this Agreement, costs incurred by FMER for services and support performed by Firstmark Services related to such audit shall be limited to [**] Dollars ($[**]) per hour, subject to Section 10.6 of this Agreement.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1 Representations, Warranties, and Covenants of the Parties. Each Party hereby represents, warrants, and covenants to the other Party as of the Effective Date and throughout the Term as follows:

7.1.1 Organization. It is duly organized, validly existing and in good standing under the laws of its state of organization and has full power and authority to conduct its business as it is presently being conducted.

7.1.2 Authorization. It has all necessary authority and has taken all necessary action to enter into this Agreement, and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally from time to time in effect and by general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any such proceeding may be brought.

7.1.3 Absence of Conflicts. Except as otherwise provided in this Agreement and as set forth on Schedule 7.1.3 attached hereto, neither its execution and delivery of this Agreement nor its performance of its obligations hereunder will result in (a) a violation of its articles of incorporation, charter documents or bylaws or other governing document; (b) a breach of, or a default under, any contract, agreement, instrument, lease, commitment, franchise, license, permit or authorization to which it is a party or by which it or its assets are bound, which breach or default would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby; or (c) a violation by it of any Requirements of Law, which violation would have a material adverse effect on such Party’s business or financial condition, its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or which could materially impair the enforceability of the Loans.

7.1.4 Consents and Approvals. Except as otherwise provided in this Agreement and as set forth on Schedule 7.1.4 attached hereto, it has obtained any and all consents, approvals or authorizations of, and made any and all declarations, filings or registrations with, any Governmental Authority, or any other Person, required to be obtained or made by it in order to execute, deliver and perform its obligations under this Agreement or consummate the transactions contemplated hereby, except where the failure to do so would not have a material adverse effect on its business or financial condition, its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or which could materially impair the enforceability of the Loans.

7.1.5 Litigation. (a) As of the Effective Date, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending, or to its actual knowledge threatened in writing, against or relating to it that would likely have a material adverse effect on this Agreement or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, and (b) as of the Effective Date and throughout the Term, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending, or to its actual knowledge threatened in writing, against or relating to it which could materially impair the enforceability of the Loans.

7.1.6 Compliance with Law. It does and shall at all times comply in all material respects with all applicable Requirements of Law, including the provisions of Title X and the marketing and conduct requirements of Section 1011 thereof, 15 U.S.C. § 1650. In the event that, as a result of a change in any Requirements of Law, an action that a Party is required to take under this Agreement would, in such Party’s good faith belief, on the advice of legal counsel, violate any Requirements of Law, such Party shall not be required to take any such action, and its failure to do so shall not constitute a breach of any provision of this Agreement.

7.1.7 Intellectual Property. It owns, or has the right to use under valid and enforceable agreements, all intellectual property rights reasonably necessary for and related to its performance under this Agreement and such performance shall not infringe or violate any intellectual property rights of any other Person.

7.1.8 Good Faith. It shall execute all of its respective obligations under this Agreement professionally and in good faith.

7.1.9 Each Party is bound by the representations and warranties specifically designated to it within this Agreement and any Exhibit attached hereto.

7.2 Representations and Warranties of FMER. FMER represents, warrants and covenants to Firstmark Services that:

7.2.1 All documents and forms provided by FMER to Firstmark Services and all instructions with respect thereto, including the Credit Agreements, comply with all Requirements of Law in all material respects.

7.2.2 FMER has provided to Firstmark Services a true, correct and complete copy of each of the Program Guidelines that are in effect as of the Effective Date and shall provide to Firstmark Services (a) a true, correct and complete copy of all Program Guidelines that become effective during the Term; and (b) a true, correct and complete copy of all addenda and amendments to Program Guidelines that become effective during the Term.

7.2.3 The Program Guidelines, including all marketing activities and Lender Materials with respect to each Program, conform in all material respects to all Requirements of Law, including the federal Truth-in-Lending Act and Regulation Z, the Federal Trade Commission Act and any interpretations issued by the Federal Trade Commission and federal banking regulators, the Equal Credit Opportunity Act, Higher Education Opportunity Act Title X, the Student Lending Accountability, Transparency and Enforcement Act, all implementing regulations and all similar state and/or federal laws that may be now in effect or hereinafter enacted.

7.2.4 To the extent that FMER has made a credit decision on behalf of a Lender based on (a) an Applicant’s Consumer Report Information, or (c) FMC Custom Score, such credit decision complies with the applicable Program Guidelines and Requirements of Law.

7.3 Representations and Warranties of Firstmark Services. Firstmark Services hereby represents and warrants to FMER at the time of each Loan disbursement, subject to the exceptions noted in Section 7.3.10 of this Agreement, as follows:

7.3.1 With respect to each Loan originated hereunder, a Credit Agreement has been duly and properly executed by the Borrower and, if applicable, Cosigner, thereunder and is enforceable against such Borrower and Cosigner in accordance with its terms except as enforceability may be limited or otherwise affected by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by equitable principles.

7.3.2 Without limiting the generality of Section 7.3.1 of this Agreement, each Loan has been made to a Borrower and, if applicable, Cosigner, who, at the time of origination of the Loan:

7.3.2.1 had the legal capacity to execute and deliver a Credit Agreement under Requirements of Law, including having attained the age of majority;

7.3.2.2 was not deceased; and,

7.3.2.3 was a United States citizen/national or a permanent resident alien of the United States; provided, however, that a Borrower may be an international student if (a) permitted by the applicable Program Guidelines, (b) Firstmark Services receives documentation permitted by the Program Guidelines to confirm such Borrower’s eligibility to attend school in the United States and meets any additional requirements as set forth in the applicable Program Guidelines, and (c) the Borrower has applied with a Cosigner who is a United Stated citizen/national or a permanent resident alien of the United States.

7.3.3 Except as expressly otherwise approved in writing by FMER, each Loan has been originated in the United States, its territories, its possessions or other areas subject to its jurisdiction, by Firstmark Services in the ordinary course of its business.

7.3.4 Each Loan has been originated in conformity in all material respects with the applicable Program Guidelines and all Requirements of Law with respect to the origination thereof, including the Equal Credit Opportunity Act and any applicable usury laws. No Application for a Loan shall be, or has been, rejected, approved or discouraged by Firstmark Services on behalf of the applicable Lender on the basis of race, sex, color, religion, national origin, age (other than laws limiting the capacity to enter a binding contract) or marital status, the fact that all or a part of any Applicant’s income derives from any public assistance program, or the fact that any Applicant has, in good faith, exercised any right under the Consumer Credit Protection Act.

7.3.5 Each Loan has been documented on forms set forth in the applicable Program Guidelines, which forms, except to the extent otherwise modified from time to time pursuant to Section 3.2 or Section 3.4 of this Agreement, (a) require interest accrual (whether or not such interest is being paid currently or is being capitalized) and yield interest at the applicable rate thereto; (b) provide or, when the payment schedule with respect thereto is determined, will provide for payments on a periodic basis that fully amortize the principal amount of the Loan by its maturity, as such maturity may be modified in accordance with any applicable deferral or forbearance periods granted in accordance with Requirements of Law and the applicable Program Guidelines; and (c) contain consumer loan terms in strict conformity with the applicable Program Guidelines.

7.3.6 With respect to each Loan (subject to FMER’s obligations in Section 7.2), Firstmark Services has provided or caused to be provided, all notices, statements and disclosures required under the applicable Program Guidelines, Requirements of Law, and rules and regulations with respect to the origination thereof, including the Truth-in-Lending Disclosure Statements, and each such notice, statement and disclosure was true, correct and complete in all material respects when provided.

7.3.7 Neither Firstmark Services nor any of its Affiliates has received any notice or communication alleging noncompliance with any of the Program Guidelines, or any applicable Requirement of Law with regard to the origination of any Loan.

7.3.8 Firstmark Services has not impaired, waived, altered or modified the terms of any Credit Agreement.

7.3.9 All data and records provided by or on behalf of Firstmark Services to FMER, the applicable Lender, and the applicable Servicer with respect to each Loan shall be true, correct and complete when provided in all material respects.

7.3.10 All of Firstmark Services’ representations, warranties and covenants set forth in this Agreement are subject to the following:

7.3.10.1 Firstmark Services’ representations, warranties and covenants hereunder shall not be breached by any occurrence or condition to the extent such occurrence or condition is caused by a breach of one or more of FMER’s representations, warranties or covenants regarding compliance with Requirements of Law or the failure of FMER to perform any of its other agreements hereunder as expressly set forth in this Agreement.

7.3.10.2 Execution of Credit Agreements shall be deemed lawful and complete if: (a) original document(s) received by U.S. mail contains original signature(s) purporting to be the signatures of the Borrower and, if applicable, Cosigner; (b) copies received by facsimile contains copies of signatures purporting to be signatures of the Borrower and, if applicable, Cosigner; or (c) if execution is by electronic signature, the individual, either Borrower or Cosigner, who is electronically signing has satisfied the authentication criteria set forth in the applicable Program Guidelines.

7.3.10.4 In performing its obligations under this Agreement, Firstmark Services shall be entitled to rely on the accuracy and completeness of all information provided to it by FMER, Lender, Borrower, Cosigner, or any Approved School.

7.3.10.5 To the extent that Firstmark Services follows the policies and procedures set forth in the Customer Identification Program, Red Flags Policy and Address Mismatch Program, it shall not be liable with respect to any Borrower or Cosigner fraud, identity theft or defective execution with respect to any Applicant, Borrower, or Cosigner (or purported Applicant, Borrower, or Cosigner).

7.4 Licensing. Each Party warrants that it shall maintain during the Term necessary licenses and other legal authority to conduct all of the activities required to be conducted by it pursuant to the terms of this Agreement.

7.5 Non-Solicitation or Hiring of Personnel. Except as otherwise specifically agreed by the Parties in writing or as otherwise set forth in this Agreement, during the Term and for a period of one (1) year from the expiration or termination of this Agreement, neither Party, nor any of their respective Affiliates, shall, directly or indirectly, solicit, recruit, hire, retain or engage the services of each other’s or each other’s Affiliates’ respective Personnel without the express prior written consent of the other Party, which may be withheld at such Party’s sole discretion; provided, however, that nothing in this Agreement shall prohibit the solicitation and hiring of Personnel as a result of general solicitations including through advertising in newspapers, periodicals or electronic mail of general or trade circulation or web-based employment services or search firms not targeted to the employees of Firstmark Services or FMER or their respective Affiliates.

7.6 Compliance.

7.6.1 Compliance With Requirements of Law. Each Party shall comply with all applicable Requirements of Law in all material respects in performing its respective obligations under this Agreement. With respect to all aspects of the Programs about which Firstmark Services makes no express representations, including the applicable Program Guidelines except for the Truth in Lending Disclosures, and as set forth in Section 7.6.2 of this Agreement, FMER shall be responsible for compliance of such aspect of the Program with Requirements of Law. In the event that Firstmark Services becomes aware of any aspect of any Application that does not comply with a Requirement of Law, due to error or otherwise, Firstmark Services shall promptly report the pertinent details in writing to FMER. FMER shall respond within ten (10) Business Days of its receipt of such report instructing Firstmark Services on how to remediate the issue, and may require a process change or testing as necessary to ensure that the issue does not recur.

7.6.2 Compliance Disputes. In the event that (a) either Party requires a change to any aspect of the Services about which Firstmark Services makes an express representation, including changes to the operation of Lender Application Links, the Online Application System, the Truth in Lending disclosures, training materials, or changes made to comply with Requirements of Law, and (b) the non-requesting

Party provides the other Party with written notification of its position that such required change does not comply with this Agreement, the applicable Program Guidelines, and/or Requirements of Law (or proposed Requirements of Law), as the case may be, the Parties shall engage in good faith discussions to determine whether such change complies with this Agreement, the applicable Program Guidelines, and/or Requirements of Law (or proposed Requirements of Law), as the case may be. To the extent that the Parties cannot, in good faith, agree on whether such change complies with this Agreement, the applicable Program Guidelines, and/or Requirements of Law (or proposed Requirements of Law), as the case may be, then Firstmark Services shall proceed as directed by FMER, and FMER shall represent, warrant, and covenant to Firstmark Services that the change complies with this Agreement, the applicable Program Guidelines, and Requirements of Law to the extent, and only to the extent, of such content or functionality that is required by FMER and which Firstmark Services believes does not comply with this Agreement, the Program Guidelines, and/or Requirements of Law.

7.7 Implementation of Phase I Programs. The Parties shall cooperate in good faith to Implement the Phase I Programs by the Implementation Deadline. If the Phase I SunTrust Programs have not been Implemented by the Implementation Deadline, FMER may terminate this Agreement subject to the provisions of Section 17.2.6 herein. If any of the Phase I Programs have not been Implemented by the Implementation Deadline, the Parties shall use their best efforts to Implement such remaining Phase I Programs as soon as reasonably practicable. As set forth in Section 6.4 of this Agreement, FMER shall not be responsible for the Minimum Services Fees until the Phase I SunTrust Programs Effective Date. To the extent that the Phase I SunTrust Programs Effective Date has occurred, and the Implementation Deadline has passed, but not all of the Phase I Programs have been Implemented despite both FMER’s and the Lender’s good faith efforts to (a) provide Firstmark Services with the information necessary to do so, and (b) complete and sign-off on end-to-end user acceptance testing, then, beginning as of the first month following the month during which the Implementation Deadline occurred, Firstmark Services shall reduce the Minimum Services Fees by [**] percent ([**]%) per month for each Phase I Program that is not Implemented during the immediately preceding month. In the event of the foregoing, the Minimum Services Fee shall return to the dollar amount set forth in Section 6.4 of this Agreement following the first full year, beginning on the anniversary of the Phase I SunTrust Programs Effective Date, during which implementation of each Phase I Program either has occurred or has been terminated at the direction of FMER. [**].

7.8 Implementation of Phase II Deliverables. Within a commercially reasonable timeframe, but in any event no later than April 1, 2015 for the First Bucket and no later than April 1, 2016 for the Second Bucket, (a) the Parties shall cooperate in good faith to develop and complete written business requirements for each Phase II Deliverable, which such mutually agreed upon business requirements document shall be executed by both Parties, and (b) Firstmark Services shall (i) develop each Phase II Deliverable in accordance with such executed business requirements document, and (ii) make each Phase II Deliverable available to FMER and each Lender for end-to-end user acceptance testing. Firstmark Services shall promptly Implement each Phase II Deliverable following sign-off on end-to-end user acceptance testing by FMER and each Lender. The Parties acknowledge and agree that (x) FMER shall deliver to Firstmark Services in writing the order in which the Phase II Deliverables included in the Second Bucket shall be prioritized for development, and (y) following payment of fees due to Firstmark Services under Section 6.6 of this Agreement in connection with the Phase I Deliverables, FMER shall owe no additional fees to Firstmark Services in consideration for work performed by Firstmark Services related to the Phase II Deliverables. For the purposes of this Section 7.8, a Lender’s failure to cooperate in good faith to complete Section 7.8(a) of this Agreement shall be considered FMER’s failure to cooperate in good faith to complete Section 7.8(a) of this Agreement.

7.9 Non-Solicitation of Lenders. Firstmark Services agrees that during the Term and for a period of three (3) years following expiration or termination of this Agreement, neither Firstmark Services, nor any of its Affiliates shall, other than pursuant to this Agreement, (a) perform private student loan origination services, including application intake, loan processing, or disbursement services, or customer service for any entity that is at such time during the Term or at the time of expiration or termination of this Agreement, as applicable, a Lender, or (b) solicit or induce any entity that is at such time during the Term or at the time of expiration or termination of this Agreement, as applicable, a Lender to hire Firstmark Services or any of its Affiliates to perform such services. If an entity ceases to be a Lender during the Term, Firstmark Services may not (x) perform private student loan origination services, including application intake, loan processing, or disbursement services, or customer service, for such entity, or (y) solicit or induce such entity to hire Firstmark Services or any of its Affiliates to perform such services for two (2) years from the date that such entity ceases to be a Lender. The foregoing restrictions shall not apply if (i) a Lender terminates its loan program agreement with FMC and/or FMER pursuant to and in accordance with the terms and conditions set forth therein, due to (A) FMER’s and/or FMC’s breach of such loan program agreement, (B) FMC’s insolvency or reorganization, or (C) if applicable, FMC’s cash deficiency, (ii) the applicable loan program agreement with FMC and/or FMER was terminated by the applicable Lender due to FMC and/or FMER’s breach, Firstmark Services is not in breach of this Agreement at the time of such termination, or at the time that Firstmark Services solicits or enters into an agreement to perform services for such former Lender, and (iii) the applicable Lender’s termination of its loan program agreement with FMC and/or FMER is final, binding and non-appealable.

ARTICLE 8

INSURANCE

8.1 Firstmark Services shall (on behalf of itself and its Affiliates) at all times during the Term and at its sole cost and expense, keep in full force and effect until one (1) year after expiration or termination of this Agreement, the insurance coverage in amounts no less than what is specified on Exhibit G to this Agreement and any additional workers compensation insurance set forth in applicable Requirements of Law (“Insurance Requirements”). All insurance policies or bonds required by this Agreement shall be issued by insurance companies with an A.M. Best Rating of not less than “A1,” a Standard & Poor’s rating of not less than “A-,” or a Moody’s rating of not less than “A3.” Except as otherwise approved in writing by FMER, Firstmark Services must also ensure that its Subcontractors comply with the Insurance Requirements.

8.2 No insurance policy shall be cancelled, amended or modified by Firstmark Services in any manner that materially limits, restricts, or conditions the coverage provided, decreases the amount of coverage or increases the deductible, or in any other way reduces the coverage provided with the result that the Insurance Requirements are no longer met, without the prior written consent of FMER, which consent shall not be unreasonably withheld. Cancellation, amendment or modification of any insurance policy shall not relieve Firstmark Services of its continuing obligation to maintain insurance coverage in accordance with this Article 8.

8.3 Firstmark Services agrees to waive, and shall require its insurers to waive, all rights of subrogation against FMER or any Lender, and each of such party’s respective directors, officers, and Personnel as it relates to the “General Liability” and “Umbrella Liability” policies required on Exhibit G to this Agreement. On or prior to the Effective Date, Firstmark Services shall provide FMER with a certificate of insurance evidencing such required coverage; provided that FMER reserves the right to require Firstmark Services to deliver complete copies of Firstmark Services’ insurance policies from time to time thereafter. In addition, FMER shall be notified of any material change or cancellation of such policies with at least thirty (30) days prior written notice. Notwithstanding any other provision in this Agreement, if Firstmark Services, at any time, neglects or refuses to maintain or deliver evidence of the Insurance Requirements within a reasonable time after FMER’s request, or should such insurance be canceled or materially changed with the result that the Insurance Requirements are no longer met without FMER’s consent, FMER shall have the right to immediately terminate this Agreement without penalty, subject to Section 17.2.9 of this Agreement.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Except as otherwise agreed to in writing by the Parties, in connection with the provision of the Services, each Party shall retain all right, title and interest in and to its intellectual property, Proprietary Information, systems, software, programs, processes, technology, services, methodologies, models, products, trademarks, service marks and any other materials or rights, tangible or intangible (collectively, “Intellectual Property”), and nothing shall or shall be construed to restrict, impair, transfer, license, convey or otherwise alter or deprive either Party of any of its rights or proprietary interests in its Intellectual Property, including any modifications, enhancements or derivative works thereof. Prior to the Phase I Effective Date, and from time to time during the Term, Firstmark Services may develop certain systems, enhancements, and functionalities relating to the Online Application System and the origination process, excluding (a) the Program Guidelines or any documentation included therein, (b) any content provided by FMER or a Lender to Firstmark Services, unless such content (i) does not include FMER or Lender-specific branding, (ii) does not include the copyrighted information of FMER or a Lender, including software code, and (iii) is not information related to the FMC Custom Score (such systems, enhancements, and functionalities, the “Custom Work Product”). Firstmark Services shall own all right, title, and interest (including all trademarks, Trade Secrets, copyrights, patents and any other Intellectual Property rights) in the Online Application System other than the content contained therein provided by FMER or a Lender to Firstmark Services, and in the Custom Work Product; provided, however, that to the extent such Custom Work Product is requested by FMER and/or FMER compensates Firstmark Services for such development, subject to Section 17.2.6, Firstmark Services shall have the rights to use such Custom Work Product following expiration or termination of this Agreement, but shall not retain any Intellectual Property rights therein other than rights to any software code independently developed by Firstmark Services. For the avoidance of doubt, any Intellectual Property rights that Firstmark Services may have in the Custom Work Product shall not prevent FMER from utilizing the concepts inherent therein during the Term and beyond the expiration or termination of this Agreement.

9.2 No Party may use any other Party’s Intellectual Property for any purpose other than as specified in this Agreement. Upon expiration or termination of this Agreement, all licenses granted by any Party to the other shall immediately terminate without notice required, and each Party shall return the other Party’s Intellectual Property and all copies or derivative works made thereof, as specifically permitted hereunder. Each Party shall have no further rights or licenses to use the other Party’s Intellectual Property or any such copies or derivative works, except as specifically agreed between the Parties in writing.

9.3 Nothing contained in this Agreement shall be construed as granting to any Party any right or license under any of the other Party’s present or future patent rights or copyrights, or as granting to any Party any right or license to use for any purpose other than those purposes expressly stated herein any of the other Party’s information or any other information, materials or results received, discovered, or produced by any Party in connection with the Services performed for each Lender.

9.4 Lender/Partner Marks License.

9.4.1 Subject to all of the terms and conditions of this Agreement, FMER, on behalf of the applicable Lender or Partner, as the case may be, hereby grants to Firstmark Services a fully paid-up, royalty-free, limited, nontransferable, non-exclusive license, during the Term, to use, display, and advertise the Lender/Partner Marks in the United States, solely in connection with, and specifically limited to, the Services and the applicable Programs (the “Lender/Partner Marks License”). Firstmark Services accepts the Lender/Partner Marks License subject to the terms and conditions contained in this Agreement. FMER, on behalf of the applicable Lender or Partner, as the case may be, reserves the right to use or authorize others to use the applicable Lender/Partner Marks in connection with any and all goods and services, including the Services. During the Term, FMER shall provide Firstmark Services with written notification of (a) any modifications or additions to Lender/Partner Marks for a Program in effect at the time, which such modifications or additions Firstmark Services shall implement in accordance with Section 3.4.6 of this Agreement, and (b) Lender/Partner Marks for any new Program, which Firstmark Services shall implement as part of the applicable new Program Implementation process set forth in Section 3.4.5 of this Agreement. The Parties acknowledge and agree that any such written notification shall amend Exhibit B to this Agreement without further action by either Party, and that such amended Exhibit B shall be subject to all of the terms and conditions of this Agreement.

9.4.2 The Lender/Partner Marks License granted to Firstmark Services is and shall be subject to the following conditions and limitations:

9.4.2.1 Firstmark Services agrees to use the Lender/Partner Marks only in the form and manner and with appropriate legends as prescribed from time to time by FMER, on behalf of the applicable Lender or Partner, as the case may be, in accordance with customary trademark practices.

9.4.2.2 Firstmark Services shall use the applicable Lender/Partner Marks only in connection with the Services and the applicable Programs and with no other products or services.

9.4.2.3 The Lender/Partner Marks License shall not be assignable or transferable by Firstmark Services in any manner whatsoever.

9.4.2.4 Firstmark Services shall assure at all times that the quality of all services related to the applicable Lender/Partner Marks, and all related advertising, promotional and other written materials or other displays or related uses of the applicable Lender/Partner Marks by Firstmark Services (together, the “Lender/Partner Marks Uses”) is of a standard consistent with (a) the quality of products and services heretofore associated with the applicable Lender/Partner Marks; and (b) the prestige and reputation that the applicable Lender/Partner Marks have attained heretofore. Firstmark Services shall permit reasonable inspection of its operations by FMER upon reasonable notice. FMER acknowledges and agrees that the scope of its “quality control” over the Lender/Partner Marks Uses is limited to the degree of inspection and policing reasonably necessary to protect the applicable Lender/Partner Marks under federal and state trademark laws and shall otherwise comply with all applicable laws and regulations.

9.4.2.5 Firstmark Services agrees that FMER shall have the right to request, review, and approve or disapprove copies or samples of all Lender/Partner Mark Uses of the Lender/Partner Marks. Firstmark Services shall submit to FMER any and all proposed or actual Lender/Partner Mark Uses of the Lender/Partner Marks prior to use and shall not use any Lender/Partner Marks until it has received written approval from FMER to do so. Firstmark Services agrees to cooperate with FMER in facilitating FMER’s control of the quality of all Lender/Partner Mark Uses, and Firstmark Services further agrees that FMER shall be entitled to require Firstmark Services to modify its Lender/Partner Marks Uses of the Lender/Partner Marks to conform to FMER’s standards. Any failure by FMER to object to a particular practice, use or omission by Firstmark Services shall not be considered to be a waiver of FMER’s right to object to, or to require changes in, such practice, use or omission in the future nor shall it be construed as an approval of such practice, use or omission.

9.4.2.6 Firstmark Services agrees that nothing herein shall give to it any right, title or interest in the Lender/Partner Marks (except the right to use them in accordance with the terms of this Agreement), that the Lender/Partner Marks are the sole property of the applicable Lenders, and that any and all uses by Firstmark Services of the Lender/Partner Marks shall inure to the applicable Lender’s or Partner’s, as the case may be, benefit. Firstmark Services shall not raise or cause to be raised any questions concerning, or objections to the validity of, the applicable Lender’s or Partner’s, as the case may be, right of ownership of the applicable Lender/Partner Marks, on any grounds whatsoever. Firstmark Services shall not, directly or indirectly, register or apply to register the Lender/Partner Marks with any Governmental Authority, and Firstmark Services shall not register or use any mark resembling or confusingly similar to the Lender/Partner Marks or take any action to challenge or impair the applicable Lender’s or Partner’s, as the case may be, rights in the Lender/Partner Marks.

9.4.2.7 Firstmark Services shall at all times use the Lender/Partner Marks in good taste, consistent with the nature of the education loan business, and shall refrain from using the Lender/Partner Marks in a manner that would bring the Lender/Partner Marks, the applicable Lenders or FMER into disrepute. Firstmark Services is not authorized to, and shall not purport to, authorize its customers or anyone else to use the Lender/Partner Marks.

9.4.2.8 Firstmark Services agrees to execute, acknowledge and deliver all such documents or instruments, and to do all such other acts as may be necessary or appropriate, as requested by FMER, and at FMER’s cost, to effectuate and maintain registration of the Lender/Partner Marks in the name of the applicable Lender or Partner, as the case may be.

9.4.3 Upon termination of a Program, Firstmark Services shall, solely as it relates to such Program, (a) discontinue all use of the applicable Lender/Partner Marks and any term confusingly similar thereto; (b) remove the applicable Lender/Partner Marks from any of Firstmark Services’ property; and (c) as requested by FMER, either deliver to FMER or the applicable Lender or Partner, as the case may be, all signs, labels, packaging materials, promotional materials, advertising or the like bearing the applicable Lender/Partner Marks that are then in the possession of Firstmark Services, or destroy the same and deliver to FMER a certificate of destruction signed by an officer or manager of Firstmark Services.

9.4.4 FMER represents and warrants that it possesses all rights and interests in the Lender/Partner Marks necessary to enter into this Agreement and to grant the Lender/Partner Marks License granted to Firstmark Services hereunder, and that to the best of FMER’s knowledge, none of the Lender/Partner Marks infringe upon or otherwise violate the intellectual property rights of any other person or entity. EXCEPT AS EXPRESSLY SET FORTH HEREIN, FMER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, THAT MAY ARISE EITHER BY AGREEMENT BETWEEN THE PARTIES OR BY OPERATION OF LAW, INCLUDING THE WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

9.5 Firstmark Services Marks License.

9.5.1 Firstmark Services hereby grants to FMER a fully paid-up, royalty-free, limited, nontransferable, non-exclusive license, with the right to sublicense to each Lender, as applicable, during the Term, to use, display, and advertise the Firstmark Services Marks in the United States, solely in connection with, and specifically limited to, the Services and the Programs (the “Firstmark Services Marks License”). FMER accepts the Firstmark Services Marks License subject to the terms and conditions contained in this Agreement. Firstmark Services reserves the right to use or authorize others to use the Firstmark Services Marks in connection with any and all goods and services, including the Services. The Parties acknowledge and agree that any such written notification shall amend Exhibit A to this Agreement without further action by either Party, and that such amended Exhibit A shall be subject to all of the terms and conditions of this Agreement.

9.5.2 The Firstmark Services Marks License granted to FMER is and shall be subject to the following conditions and limitations:

9.5.2.1 FMER agrees to use the Firstmark Services Marks, and to cause the Lenders to use the Firstmark Service Marks, only in the form and manner and with appropriate legends as prescribed from time to time by Firstmark Services in accordance with customary trademark practices.

9.5.2.2 FMER shall use the Firstmark Services Marks, and cause the Lenders to use the Firstmark Service Marks, only in connection with the Services and the applicable Programs and with no other products or services.

9.5.2.3 The Firstmark Services Marks License shall not be assignable or transferable by FMER in any manner whatsoever.

9.5.2.4 FMER shall assure at all times that the quality of all services related to the applicable Firstmark Services Marks, and all related advertising, promotional and other written materials or other displays or related uses of the applicable Firstmark Services Marks by FMER and any Lender (together, the “Firstmark Services Marks Uses”) is of a standard consistent with (a) the quality of products and services heretofore associated with the applicable Firstmark Services Marks; and (b) the prestige and reputation that the applicable Firstmark Services Marks have attained heretofore. FMER shall permit reasonable inspection of its operations by Firstmark Services upon reasonable notice. Firstmark Services acknowledges and agrees that the scope of its “quality control” over the Firstmark Services Marks Uses is limited to the degree of inspection and policing reasonably necessary to protect the applicable Firstmark Services Marks under federal and state trademark laws and shall otherwise comply with all applicable laws and regulations.

9.5.2.5 FMER agrees that Firstmark Services shall have the right to request, review, and approve or disapprove copies or samples of all Firstmark Services Mark Uses of the Firstmark Services Marks. FMER shall, upon request by Firstmark Services, submit to Firstmark Services any and all proposed or actual Firstmark Services Mark Uses of the Firstmark Services Marks. FMER agrees to cooperate with Firstmark Services in facilitating Firstmark Services’ control of the quality of all Firstmark Services Mark Uses, and FMER further agrees that Firstmark Services shall be entitled to require FMER to modify its Firstmark Services Marks Uses of the Firstmark Services Marks to conform to Firstmark Services’ standards. Any failure by Firstmark Services to object to a particular practice, use or omission by FMER shall not be considered to be a waiver of Firstmark Services’ right to object to, or to require changes in, such practice, use or omission in the future nor shall it be construed as an approval of such practice, use or omission.

9.5.2.6 FMER agrees that nothing herein shall give to it any right, title or interest in the Firstmark Services Marks (except the right to use them in accordance with the terms of this Agreement), that the Firstmark Services Marks are the sole property of the Firstmark Services, and that any and all uses by FMER and any Lender of the Firstmark Services Marks shall inure to Firstmark Services’ benefit. Neither FMER nor any Lender shall raise or cause to be raised any questions concerning, or objections to the validity of, Firstmark Services’ right of ownership of the Firstmark Services Marks, on any grounds whatsoever. Neither FMER nor any Lender shall, directly or indirectly, register or apply to register the Firstmark Services Marks with any Governmental Authority, and neither FMER nor any Lender shall register or use any mark resembling or confusingly similar to the Firstmark Services Marks or take any action to challenge or impair Firstmark Services’ rights in the Firstmark Services Marks.

9.5.2.7 FMER and each Lender shall at all times use the Firstmark Services Marks in good taste, consistent with the nature of the education loan business, and shall refrain from using the Firstmark Services Marks in a manner that would bring the Firstmark Services Marks or Firstmark Services into disrepute. Except as otherwise expressly permitted in this Section 9.5, FMER is not authorized to, and shall not purport to, authorize its customers or anyone else to use the Firstmark Services Marks.

9.5.2.8 FMER agrees to execute, acknowledge and deliver all such documents or instruments, and to do all such other acts as may be necessary or appropriate, as requested by Firstmark Services and at Firstmark Services’ cost, to effectuate and maintain registration of the Firstmark Services Marks in the name of Firstmark Services.

9.5.2.9 FMER agrees that any Lender shall abide by the conditions and limitations set forth in this 9.5.2. FMER shall be solely responsible and liable for the actions and omissions of any Lender.

9.5.3 Upon termination of a Program, FMER shall, and shall cause the applicable Lender to, solely as it relates to such Program, (a) discontinue all use of the Firstmark Services Marks and any term confusingly similar thereto; (b) remove the Firstmark Services Marks from any of FMER’s or the applicable Lender’s property; and (c) as requested by Firstmark Services, either deliver to Firstmark Services all signs, labels, packaging materials, promotional materials, advertising or the like bearing the Firstmark Services Marks that are then in the possession of FMER and the applicable Lender, or destroy the same and deliver to Firstmark Services a certificate of destruction signed by an officer or manager of FMER and the applicable Lender, as the case may be.

9.5.4 Firstmark Services represents and warrants that it possesses all rights and interests in the Firstmark Services Marks necessary to enter into this Agreement and to grant the Firstmark Services Marks License granted to FMER hereunder and that none of the Firstmark Services Marks infringe upon or otherwise violate the intellectual property rights of any other person or entity. EXCEPT AS EXPRESSLY SET FORTH HEREIN, FIRSTMARK SERVICES MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, THAT MAY ARISE EITHER BY AGREEMENT BETWEEN THE PARTIES OR BY OPERATION OF LAW, INCLUDING THE WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

ARTICLE 10

BOOKS AND RECORDS; AUDIT RIGHTS

10.1 Maintenance of Books and Records. Each Party shall keep proper Books and Records reflecting all of its activities and transactions under this Agreement so that its financial statements can be maintained in accordance with generally acceptable accounting principles. Each Party shall maintain its Books and Records relating to activities under this Agreement throughout the Term and thereafter for such periods as are required under applicable Requirements of Law or such Party’s policy, whichever is longer.

10.2 Recordkeeping Requirements. Firstmark Services agrees to maintain all Applications along with documentation and related information it receives (or any copies thereof), including any Credit Agreement, Truth in Lending Disclosure Statements, income verification, enrollment verification/certification by the Approved School, credit bureau report, borrower communication, correspondence from the Applicant(s), the date on which each Applicant acknowledges the Application and Solicitation Disclosure, USA Patriot Act disclosure, online disclosure statement, the content of the Application and Solicitation Disclosure at the time that each Applicant viewed such Application and Solicitation Disclosure, and all other documents and data related to the Application that it receives for at least (a) in the case of a Loan, seven (7) years from (i) either the time the Loan is repaid and closed or the Loan is sold by the applicable Lender to a third party, and (ii) in the case of Applicant information, the date of verification of the Applicant Information, and (b) in the case of an Application that was denied or withdrawn, three (3) years from the date that such Application was denied or withdrawn, as applicable. Notwithstanding the foregoing, upon the earlier of (x) termination or expiration of FMER’s agreement with a Lender, or (y) termination or expiration of this Agreement, Firstmark Services shall promptly return to FMER or the applicable Lender as directed by FMER in writing, all original documents in Firstmark Services’ possession, custody, or control regarding any Loan or Application documentation and related information received by Firstmark Services on behalf of such Lender; provided, however, that if a Loan is sold to a third party prior to either of the events set forth in Section 10.2(x) or Section 10.2(y) of this Agreement, Firstmark Services shall promptly transmit all applicable Loan documentation and related Application information to the Loan holder, as directed by FMER in writing. Nothing contained herein shall prohibit Firstmark Services from retaining a copy of Loan or Application information and documentation for purposes of internal and external auditing of controls and recordkeeping requirements, subject to the confidentiality provisions herein notwithstanding the termination or expiration of this Agreement; provided, however, that in the event that Firstmark Services must return Loan or Application documentation and related information under this Section 10.2, Firstmark Services may not retain a copy of any Consumer Report Information. Except as otherwise set forth in Section 17.3.3 of this Agreement, FMER shall be responsible for actual, reasonable costs associated with Firstmark Services’ return of records under this Section 10.2.

10.3 Audit Rights.

10.3.1 Available Audits.

10.3.1.1 Audits by FMER. During the Term, and for two (2) years following expiration or termination of this Agreement, FMER shall have the right to review, inspect and audit, annually, at FMER’s expense, at such reasonable times as mutually agreed by the Parties, and upon at least twenty (20) days’ advance written notice, the Books and Records of Firstmark Services, or any Affiliate performing Services or supporting Firstmark Services in performing Services, to the extent related to: (a) Firstmark Services’ or such Affiliate’s activities hereunder; or (b) conformance with Firstmark Services’ obligations hereunder. To the extent that FMER identifies an issue pursuant to any audit conducted under this Section 10.3.1.1, FMER shall provide Firstmark Services with written notification of, and written instructions on how to remediate, such issue, which such remediation strategy Firstmark Services shall implement as soon as reasonably practicable at no cost to FMER; provided, however, that FMER shall be responsible for any costs associated with any audit finding resulting from FMER’s breach of its obligations under this Agreement, the applicable Program Guidelines, or Requirements of Law.

10.3.1.2 Regulatory Audits and Regulatory Agency Requirements. Each Party understands and acknowledges that the other Party and its Affiliates are subject to examination by Governmental Authorities. Each Party agrees to cooperate fully with any examination or inquiry of the other Party or any of its Affiliates by any such Governmental Authority at the expense of the Party that is the subject of the examination or inquiry, as applicable. Firstmark Services further acknowledges that each Lender, as a regulated financial institution, is required to engage in ongoing oversight of its relationship with FMER and any of FMER’s subcontractors, including reviewing compliance with Privacy Requirements, insurance coverage, and performance under this Agreement. Each Party agrees to notify the other Party promptly in writing in the event it experiences any material adverse change, including material financial difficulty, or catastrophic event relative to its obligations under this Agreement, and Firstmark Services acknowledges and agrees that FMER may provide to any Lender any notice that FMER receives from Firstmark Services regarding such event(s) to the extent applicable to such Lender. With respect to audits and examinations related to a Program to be performed on FMER or the applicable Lender by a Governmental Authority with authority over Firstmark Services and its Affiliates, Firstmark Services shall provide FMER with as much prior written notice as reasonably practicable; provided, however, that the notice requirement of Section 10.3.2 of this Agreement shall not apply to any such audit or examination.

Within sixty (60) days of its receipt, Firstmark Services shall provide FMER with a copy of the final written results of any audit performed by a Governmental Authority, unless such results are confidential under Requirements of Law; provided that Firstmark Services shall not be required to disclose the results of any examinations conducted by, or correspondence with, the Consumer Financial Protection Bureau (“CFPB”) that are deemed confidential by the CFPB. Firstmark Services authorizes FMER to share such final written results that are not deemed confidential by a Governmental Authority, including the CFPB, with any Lender to which such final written results are applicable. If any audit performed by a Governmental Authority results in Firstmark Services being notified (a) that it is not in compliance with any Requirement of Law, or (b) of any other deficiency which causes Firstmark Services to be out of compliance with any material aspect of this Agreement, FMER shall provide Firstmark Services with reasonable written instructions on how to remediate the issue, which such remediation strategy Firstmark Services shall implement, at Firstmark Services’ expense, as soon as reasonably practicable unless such written instructions conflict with any written instructions provided to Firstmark Services by the applicable Governmental Authority, in which case Firstmark Services shall provide to

FMER written notification of such conflict, the alternative remediation strategy that Firstmark Services shall implement, and the timeframe for such implementation. Notwithstanding anything in this Section 10.3.1.2 to the contrary, FMER shall be responsible for the reasonable costs associated with any remediation strategy implemented under this Section 10.3.1.2 to the extent that the audit finding occurred solely as a result of Firstmark Services’ compliance with instructions provided by FMER or a Lender.

10.3.1.3 Periodic File Audits. In addition to the other audit rights of FMER under this Section 10.3, FMER, on behalf of itself and/or each Lender, may reasonably request, and Firstmark Services shall provide within ten (10) Business Days of its receipt of such request, (a) a sample of certain documents and correspondences used in connection with Applications as well as complete Application files so that FMER and/or a Lender may audit such Applications for compliance with the applicable Program Guidelines and Requirements of Law, and (b) recorded call files in accordance with Section 4.6 herein. The Parties acknowledge and agree that FMER may request, for each Lender, (w) certain correspondences, including Credit Disclosure Statements, adverse action notices, and missing information notices, as frequently as daily, (x) Application and Solicitation Disclosures as frequently as weekly, (y) Approval Disclosures, Final Disclosures, and complete Application files as frequently as monthly, and (z) any other such files as FMER may reasonably require from time to time. To the extent that FMER or a Lender identifies an issue with any file provided under this Section 10.3.1.3, FMER shall provide Firstmark Services with notification of such issue and reasonable written instructions on how to remediate it, which such remediation strategy Firstmark Services shall implement as soon as reasonably practicable at no cost to FMER; provided, however, that FMER shall be responsible for any costs associated with any audit finding resulting from FMER’s breach of its obligations under this Agreement, the applicable Program Guidelines, or Requirements of Law. Firstmark Services may provide the files requested pursuant to this Section 10.3.1.3 via paper, electronic format, or by providing FMER with access to its systems; provided, however, that (A) FMER shall be responsible for costs associated with any requests under this Section 10.3.1.3, and (B) to the extent that FMER retrieves data via Firstmark Services’ systems, Firstmark Services shall provide FMER with any data that FMER requests pursuant to this Section 10.3.1.3 that is not accessible to FMER via such systems.

10.3.1.4 Special Project Audits. In addition to other audit rights of FMER under this Section 10.3, during the Term and for two (2) years following expiration or termination of this Agreement, in connection with any Special Project performed by Firstmark Services, FMER shall have the right to review, inspect and audit, annually, at FMER’s expense, at such reasonable times as mutually agreed by the Parties, and upon at least thirty (30) days’ advance written notice, the Books and Records of Firstmark Services or an Affiliate performing work on such Special Project, as applicable, to the extent related to such Special Project. In addition to other audits performed by FMER under this Section 10.3 or under Article 14 of this Agreement, FMER may conduct no more than one (1) audit per Special Project per year; provided, however, that to the extent FMER identifies an issue during any such audit, FMER may conduct a follow-up audit(s) within the same year to confirm that such issue has been remedied. To the extent that FMER identifies an issue pursuant to any audit conducted under this Section 10.3.1.4, FMER shall provide Firstmark Services with written notification of, and reasonable written instructions on how to remediate, such issue, which such remediation strategy Firstmark Services shall implement as soon as reasonably practicable at no cost to FMER; provided, however, that FMER shall be responsible for any reasonable costs associated with any audit finding resulting from FMER’s breach of its obligations under this Agreement, the applicable Program Guidelines, or Requirements of Law. To the extent that the issue concerns fees charged to FMER under Section 6.5 of this Agreement, and the Parties cannot agree on a remediation strategy, the Parties shall proceed under the dispute resolution provisions set forth under Article 16 of this Agreement.

10.3.1.5 Audits by Lender. During the Term, at its reasonable election and sole expense, any Lender shall have the right to review, inspect and audit, at such reasonable times as mutually agreed by the Parties and such Lender, and upon at least twenty (20) days’ advance written notice, the

Books and Records of Firstmark Services, or any Affiliate performing Services or supporting Firstmark Services in performing Services, to the extent related to: (a) Firstmark Services’ or such Affiliate’s activities hereunder as they regard Services performed on behalf of such Lender; or (b) conformance with Firstmark Services’ obligations hereunder, as they regard such Lender or information owned thereby. To the extent that a Lender identifies an issue pursuant to any audit conducted under this Section 10.3.1.5, either such Lender, or FMER on its behalf, shall provide Firstmark Services with written notification of, and written instructions on how to remediate, such issue, which such remediation strategy Firstmark Services shall implement as soon as reasonably practicable at no cost to FMER or Lender; provided, however, that FMER shall be responsible for any costs associated with any audit finding resulting from FMER’s, or Lender’s, if applicable, breach of its obligations under this Agreement, the applicable Program Guidelines, or Requirements of Law.

10.3.2. Audit Requirements.

10.3.2.1 Upon at least twenty (20) days’ advance written notice to Firstmark Services, and subject to Firstmark Services’ reasonable security requirements, Firstmark Services shall provide to FMER, or a Lender, as the case may be (and such party’s internal and external auditors, inspectors, regulators and other representatives that such party may designate from time to time) access at reasonable hours to Firstmark Services’ Personnel, to the facilities at or from which Services are then being provided, and to Firstmark Services’ Books and Records and other pertinent information, all to the extent relevant to Firstmark Services’ performance of its obligations under this Agreement, subject to the auditing party’s rights under Section 10.3.1 hereunder. Such access shall be provided for the purpose of and to the extent required to perform audits and inspections of Firstmark Services and its businesses and to examine Firstmark Services’ performance under this Agreement, including: (a) verifying the integrity of data related to or concerning systems in Firstmark Services’ possession and control; (b) examining the systems that process, store, support and transmit such data; (c) examining the controls (e.g., organizational controls, input/output controls, system modification controls, system security controls, processing controls, and system design controls and access controls); and (d) enabling the auditing party to meet applicable legal, regulatory and contractual requirements. Notwithstanding the foregoing or any other provision of this Section 10.3, any audit of Firstmark Services or Firstmark Services’ Security Systems or any other information security audit shall be subject to and conducted in accordance with Article 14 of this Agreement, in addition to this Article 10. Firstmark Services shall provide any assistance reasonably requested by the auditing party, or the auditing party’s designee, at FMER’s expense, in conducting any such audit. FMER shall, or shall cause Lender to, reasonably determine the extent and methodology of the audit subject to the approval of Firstmark Services, such approval not to be unreasonably withheld. FMER shall, or shall cause Lender to, use reasonable, industry-standard precautions to prevent or minimize any risks to Firstmark Services’ Security Systems that may be associated with any such audit or examination, and the Parties shall cooperate in structuring the audit examination so as to avoid harming the rights and interests of Firstmark Services or any third parties. All aspects of such audit and any information obtained therefrom shall be subject to the confidentiality restrictions contained in this Agreement and FMER shall be responsible for enforcing such restrictions and all other provisions of this Article 10 with respect to FMER’s and Lender’s internal and external auditors, inspectors, regulators (to the extent permitted by Requirements of Law), and/or Personnel, and for any violations of any such restrictions or provisions by any of them. The auditing party shall not retain any code from Firstmark Services’ Security Systems or decompile, disassemble, or reverse engineer any such code, in whole or in part. Neither FMER nor Lender nor either party’s Personnel or representatives shall introduce any malicious or unauthorized code (virus, Trojans, worms, trap door, etc.) or undisclosed features into Firstmark Services’ systems intending to disable, deactivate, interfere with or otherwise harm such systems or data or provide access not authorized by Firstmark Services. Upon request, FMER shall provide to Firstmark Services the results of, and any data obtained from, any vulnerability assessment performed by FMER of Firstmark Services’ Security Systems.

10.3.2.2 No later than twenty (20) days prior to the commencement of any review, inspection or audit, or such shorter period as may be required for compliance with a court order, civil investigation demand or other Governmental Authority inquiry, FMER shall provide to Firstmark Services written notice of its or a Lender’s intent to perform a review, inspection or audit permitted by this Article 10 and, as applicable, Article 14 of this Agreement, which notice shall include in reasonable detail the scope thereof and the supporting documentation to be requested. Within ten (10) days of receipt of any audit notice, Firstmark Services shall notify FMER, in writing, of any objections to the scope of the review, inspection or audit or the supporting documentation requested. The Parties shall cooperate in good faith to resolve objections with respect to any review, inspection or audit proposed by FMER and such review, inspection or audit shall not commence until such objections are resolved, unless sooner required for compliance with a court order, civil investigation demand or other Governmental Authority inquiry. In the event the Parties are not able to resolve such objections, the matter shall be resolved in accordance with the procedures set forth in Article 16 of this Agreement.

10.3.2.3 Any review, inspection or audit to be performed by FMER or a Lender pursuant to this Section 10.3 shall be conducted only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of Firstmark Services. Notwithstanding anything in this Section 10.3 to the contrary, to the extent that a review, inspection, or audit will be conducted by a Lender, FMER shall accompany such Lender to such review, inspection, or audit, as applicable.

10.4 Audit Finding; Remediation. To the extent that the auditing party discovers a material issue during the course of an audit performed under Section 10.3 of this Agreement, FMER shall provide Firstmark Services with written instructions on how to reasonably remediate the issue, which such remediation strategy Firstmark Services shall implement as soon as reasonably practicable at Firstmark Services’ expense; provided, however, that FMER shall be responsible for reasonable costs associated with any remediation strategy to the extent that the audit finding occurred solely as a result of Firstmark Services’ compliance with instructions provided by FMER or a Lender. Firstmark Services authorizes FMER to share the details of any audit finding, remediation strategy, and any other details pertaining thereto, with a Lender to the extent such audit finding, remediation strategy, or other details pertain to such Lender.

10.5 Oversight of Third Party Service Providers. Firstmark Services agrees to comply promptly, and to cause any Subcontractor to comply promptly, with reasonable requests by FMER for information designed to satisfy regulatory guidance and best practices concerning ongoing due diligence of third party service providers utilized by FMER and/or Lenders, such as Firstmark Services or any Subcontractors. Firstmark Services further agrees to provide progress reports on its efforts to remedy any shortcomings cited in any third party evaluations, including SAS 70 and SSAE 16 reports, no less frequently than quarterly along with a projected completion date. To the extent that, based on the results of an audit performed by FMER or a third party, a Lender requires a reasonable change to Firstmark Services’ policies or procedures, (a) FMER shall provide written notice to Firstmark Services detailing such reasonable required change, and (b) the Parties shall engage in good faith discussions to agree to reasonable terms on which Firstmark Services shall implement such reasonable required change. To the extent that the Parties cannot reach such agreement within thirty (30) days following Firstmark Services’ receipt of written notice provided under Section 10.5(a) of this Agreement, FMER may terminate this Agreement without penalty upon fifteen (15) days written notice to Firstmark Services in accordance with Section 17.2.10 of this Agreement.

10.6 Audit Costs. Prior to the initiation of any audit permitted under this Agreement, except for audits performed under Section 10.3.1.3 of this Agreement, the Parties shall discuss in good faith and mutually agree in writing upon (a) a reasonable estimate of the total number of hours and associated cost of such audit based on the rate set forth in Section 6.7 of this Agreement, including a reasonable cap on the cost of such audit, (b) which Party shall bear these costs in the event this Agreement does not so specify, and

(c) the payment schedule for such cost. To the extent that this Agreement specifies, or the Parties mutually agree in writing, that FMER shall be responsible for the costs associated with any audit, Firstmark Services shall invoice FMER according to the mutually agreed upon payment schedule, which such invoice shall identify the total number of hours worked and detail the specific tasks performed and number of hours allocated to each task. To the extent this Agreement specifies, or the Parties mutually agree in writing, that Firstmark Services shall be responsible for the costs associated with any audit, Firstmark Services shall reimburse FMER for any actual costs incurred by FMER according to the payment schedule mutually agreed upon by the Parties as described in this Section 10.6. During an audit subject to this Section 10.6, as soon as Firstmark Services knows or reasonably should know that the cost for such audit may exceed the written estimated cost previously approved by FMER by an amount greater than or equal to One Thousand Dollars ($1,000), Firstmark Services shall, unless directed otherwise by FMER, (w) immediately cease all work on the applicable audit, (x) immediately notify FMER that it has ceased work on the applicable audit subject to this Section 10.6, (y) promptly provide a revised estimate in writing to FMER, and (z) resume work on the audit only as directed by FMER in writing.

ARTICLE 11

DISASTER RECOVERY AND FORCE MAJEURE

11.1 Firstmark Services and FMER have each implemented and maintain a reasonable disaster recovery plan. Upon request by FMER, Firstmark Services shall promptly provide to FMER a description of and summary test results for Firstmark Services’ disaster recovery plan, including such information as may reasonably be requested by FMER to comply with Requirements of Law. Upon the occurrence of any disaster requiring use of Firstmark Services’ disaster recovery plan, Firstmark Services shall promptly notify FMER of same, and shall provide FMER with access to at least the same level of services that Firstmark Services provides to its other clients under its disaster recovery plan, or in addition thereto. Subject to the foregoing, no Party hereto shall be responsible for, or in breach of, this Agreement if it is unable to perform or its performance is rendered impracticable as a result of delays or failures due to any cause beyond its control, howsoever arising, and not due to its own act or negligence and that cannot be overcome by the exercise of due diligence (each such cause, a “Force Majeure Event”). Force Majeure Events shall include labor disturbances, riots, fires, earthquakes, floods, storms, lightning, epidemics, terrorist attacks, wars, civil disorder, hostilities, expropriation or confiscation of property, failure or delay by carriers, interference by civil and military authorities whether by legal proceeding or in fact and whether purporting to act under some constitution, decree, law or otherwise, or acts of God. Upon the occurrence of a Force Majeure Event, the Party declaring such event shall provide written notice thereof to the other Party as soon as practicable. Notwithstanding any other provision in this Agreement, either Firstmark Services or FMER may terminate this Agreement subject to the provisions of Section 17.2.3.

ARTICLE 12

CONFIDENTIALITY OF PROPRIETARY INFORMATION

12.1 Proprietary Information Access or Exchange. In the performance of this Agreement, each Party may disclose to the other Party certain Proprietary Information.

12.2	Definitions. For the purposes of this Agreement, the following terms shall have the definitions set forth below.

12.2.1 “Proprietary Information” means Trade Secrets and Confidential Business Information. For the sake of clarity, when the Disclosing Party is FMER, its “Proprietary Information” includes the Trade Secrets and the Confidential Business Information of any Lender provided hereunder.

12.2.2 “Trade Secrets” include, without regard to form, technical or non-technical data, formulae, patterns, compilations, programs, software programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, non-public forecasts, studies, projections, analyses, loan pool data (including, for the avoidance of doubt, Loan pool data), origination and servicing data, cost and expense data, marketing data, delinquency, default and recovery statistics, loan program parameters (including, for the avoidance of doubt Program parameters), risk management strategies, recovery strategies, design, process, procedures, formula, business logic, presentation or strategy, new products and marketing plans, ideas, know how, all customer data of any kind, lists of actual or potential customers, business and contractual relationships, or any other information similar to the foregoing that: (a) derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For the sake of clarity, the term “Trade Secrets” shall include information provided to any Party by any third parties, including Lenders, which such Party is obligated to hold in confidence.

12.2.3 “Confidential Business Information” means any valuable, secret business information, other than Trade Secrets, that is designated or identified as confidential at the time of the disclosure or is by its nature clearly recognizable as confidential information to a reasonably prudent Person with knowledge of the Disclosing Party’s business and industry.

12.2.4 “Disclosing Party” means the Party disclosing any Proprietary Information hereunder, whether such disclosure is directly from or through the Disclosing Party’s Personnel.

12.2.5 “Receiving Party” means the Party receiving any Proprietary Information hereunder, whether such disclosure is received directly from or through the Receiving Party’s Personnel.

12.3 Exclusions. Notwithstanding the definition of Proprietary Information above, Proprietary Information does not include any information that: (a) was in the Receiving Party’s possession before being disclosed to it by the Disclosing Party without a duty or other obligation of confidentiality binding the Receiving Party; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by the Receiving Party from a third party without a duty or other obligation of confidentiality; (d) is disclosed by the Disclosing Party to a third party without a duty or other obligation of confidentiality binding the third party; (e) is independently developed by the Receiving Party without use of or reference to any of the Disclosing Party’s Proprietary Information; (f) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval without a duty or other obligation of confidentiality binding the Receiving Party making such disclosure or the third party to which disclosure is authorized; or (g) is Custom Work Product but solely to the extent that Firstmark Services wishes to offer such Custom Work Product to its other actual or potential clients, subject to Section 17.2.6, and only to the extent that such clients have a need to know the applicable Proprietary Information in order to utilize such Custom Work Product. In addition, notwithstanding anything else contained in this Agreement, nothing in this Article 12 shall be construed to prohibit disclosure of any information, including Proprietary Information, to a Governmental Authority, regulatory agencies, rating agencies, attorneys, accountants, servicers and/or consultants of a Party, and/or the employees and agents of any of the foregoing, who have a duty or other binding obligation to respect the confidentiality thereof.

12.4 Ownership and Restrictions on Use. The Receiving Party acknowledges and agrees that except to the extent otherwise expressly provided herein, the Proprietary Information of the Disclosing Party will remain the sole and exclusive property of the Disclosing Party or the third party providing such information to the Disclosing Party, as applicable, and the disclosure of such information to the Receiving Party does not confer upon it any license, interest, or right of any kind in or to the Proprietary Information, except as provided under this Agreement. At all times and notwithstanding any termination or expiration of this Agreement, the Receiving Party agrees that it will: (a) hold in strict confidence and not disclose to any third party the Proprietary Information disclosed by the Disclosing Party, except as approved in writing by the Disclosing Party; (b) only permit access to the Proprietary Information disclosed by the Disclosing Party to those of its Personnel who (i) have a need to know; (ii) have been informed by the Receiving Party of the confidential nature of the Proprietary Information; (iii) agree to keep the Proprietary Information strictly confidential; and (iv) are advised of the terms of this Article 12 and agree to be bound by the terms hereof to the same extent as if they were parties to this Agreement; (c) be responsible to the Disclosing Party for any third party’s use and disclosure of the Proprietary Information provided to such third party by the Receiving Party; (d) only use Proprietary Information that it receives to carry out the purposes of this Agreement and for no other purpose whatsoever; and (e) use at least the same degree of care it would use to protect its own Proprietary Information of like importance, but in no event less than a reasonable degree of care, including maintaining information security standards for such Proprietary Information as are commercially reasonable and customary for the type of information. Specifically, with regard to Consumer Information, Firstmark Services shall comply with the information security standards specific to such information set forth in this Agreement. No Party shall communicate any information to the other Party in violation of the proprietary rights of any third party.

12.5 Required Disclosures. If the Receiving Party is requested or required by a Governmental Authority or by Requirements of Law to disclose any of the Proprietary Information disclosed by the Disclosing Party, the Receiving Party must, if legally permissible: (a) give prompt written notice of such required disclosure to the Disclosing Party; (b) make a commercially reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which disclosure is required; (c) take reasonable steps to allow the Disclosing Party to seek to protect the confidentiality of the Proprietary Information required to be disclosed; and (d) disclose only that part of the Proprietary Information which, its legal counsel advises in writing, it is required to disclose. The provisions of this Agreement with respect to nondisclosure and nonuse of Proprietary Information, Consumer Information or other confidential information shall not apply and are not intended to limit any Party’s ability to (i) defend or prosecute any action to which another Party to this Agreement is a party alleging a violation of any term or provision of this Agreement; or (ii) fully comply with requests for information from regulators or the Internal Revenue Service, as permitted by the last sentence of Section 12.3 of this Agreement.

12.6 Unauthorized Disclosures. Upon the Receiving Party’s discovery of any actual or suspected loss or unauthorized disclosure of the Proprietary Information of such other Party, the Receiving Party shall:

12.6.1 promptly notify the other Party in writing of such actual or suspected loss or unauthorized disclosure;

12.6.2 take reasonable steps to remedy the circumstances that permitted any such actual or suspected loss or unauthorized disclosure to occur;

12.6.3 take reasonable steps to prohibit any further disclosure of Proprietary Information; and

12.6.4 upon request, cooperate with the other Party or its designated agents to investigate the scope and content of the loss or disclosure.

12.7 Limit on Reproductions. The Receiving Party shall not reproduce Proprietary Information disclosed by the Disclosing Party in any form except as reasonably necessary to fulfill such Party’s duties and obligations and otherwise comply with the agreements of such Party under this Agreement. Any reproduction of any Proprietary Information by the Receiving Party shall remain the property of the Disclosing Party, or the third party providing such Proprietary Information to the Disclosing Party, as applicable, and shall contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.

12.8 Document Return or Destruction – Information Erasure. Except as otherwise set forth in this Agreement, upon the earlier of the written request of the Disclosing Party or when no longer needed by any Party for fulfillment of its obligations under this Agreement, and to the extent permitted by Requirements of Law, the Receiving Party shall either: (a) promptly return to the Disclosing Party all documents and other tangible (including electronic) materials containing the Proprietary Information disclosed by the Disclosing Party, including all copies thereof in its possession or control; or (b) erase or destroy all such materials. If return, erasure, or destruction is not feasible, then the Receiving Party may maintain the Proprietary Information disclosed by the Disclosing Party in compliance with the requirements of the confidentiality and information security provisions of this Agreement, including this Article 12. Notwithstanding the foregoing, except as set forth in Section 10.2 of this Agreement, FMER understands and agrees that Firstmark Services may maintain archived back-up tapes stored at a secure, offsite location that include transaction history received in connection with the Services and this Agreement and related documents and records for purposes of internal and external auditing of controls and recordkeeping requirements and such back-up tapes shall remain subject to the confidentiality provisions herein notwithstanding the termination or expiration of this Agreement.

12.9 Equitable Relief. If either Party should breach or threaten to breach any provision of this Article 12, the non-breaching Party, in addition to any other remedy it may have at law or in equity, will be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this Agreement. Each Party specifically acknowledges that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered and incurred by the non-breaching Party as a result of a breach or threatened breach of any provision of this Agreement. In the event that any Party should seek an injunction hereunder, the other Party hereby waives any requirement for the submission of proof of the economic value of any Proprietary Information or the posting of a bond or any other security.

12.10 Survival. Notwithstanding any expiration or termination of this Agreement, all of the Receiving Party’s nondisclosure and nonuse obligations pursuant to this Article 12 will survive: (a) with respect to Confidential Business Information and Trade Secrets, for so long as such information continues to constitute a trade secret under Requirements of Law; and (b) with respect to Consumer Information, for so long as required by applicable state and federal laws.

12.11 Prior Agreements. The provisions set forth in this Agreement supersede any previous agreement between the Parties relating to the protection of any Proprietary Information.

12.12 Information related to Tax Structure and Treatment. It is the Parties’ mutual intent that the tax structure and tax treatment of the transactions contemplated by this Agreement will not be confidential and, that notwithstanding anything herein to the contrary, each Party and its Personnel may disclose to any and all Persons of any kind, the tax structure and tax treatment of the transactions contemplated herein such that the transactions will be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and any comparable provision in the law of any other jurisdiction.

12.13 Limitation on Disclosure Outside of the United States of America. Except as permitted in advance and in writing by FMER, Firstmark Services shall not perform Services, nor shall it permit any of its respective Affiliates or Subcontractors to perform Services, from a location outside of the United States of America.

ARTICLE 13

CONSUMER INFORMATION

13.1 Consumer Information Generally. Consumer Information is subject to the Privacy Requirements and other restrictions on disclosure by the applicable Lender. Firstmark Services agrees to maintain the confidentiality of such Consumer Information and not to make any use whatsoever of such Consumer Information, except as specifically permitted in this Agreement. FMER, on behalf of each applicable Lender, expressly authorizes and directs the disclosure of such data to Firstmark Services solely for the purposes set forth in this Agreement. Except as otherwise provided in Section 5.3 of this Agreement, nothing herein shall be construed to prohibit disclosure of any Consumer Information to a Governmental Authority, regulatory agencies, rating agencies, attorneys, accountants, and the employees and agents of any of the Parties who have a duty or other binding obligation of confidentiality with respect thereto, or as required by law; provided, however, that, if it would be legally permissible to do so, Firstmark Services shall notify FMER prior to disclosing any Consumer Information to a Government Authority.

13.2 Privacy of Consumer Information under the Gramm-Leach-Bliley Act. Except as otherwise expressly set forth in this Agreement:

13.2.1 All Consumer Information in the possession of Firstmark Services, other than information independently obtained by Firstmark Services, and not derived in any manner from information obtained under or in connection with this Agreement, is and shall remain confidential and Proprietary Information of the applicable Lender.

13.2.2 If Firstmark Services proposes to disclose Consumer Information to any Person to assist Firstmark Services to perform their duties under this Agreement, Firstmark Services shall remain liable to FMER for any failure of such Person to comply with the confidentiality provisions of this Agreement.

13.3	Protection and Security of Consumer Information under Gramm-Leach-Bliley Act.

13.3.1 Firstmark Services shall maintain at all times an Information Security Program. Firstmark Services shall provide FMER with a copy of its Information Security Program upon request, and shall promptly notify FMER prior to any material changes to its Information Security Program with respect to the Services.

13.3.2 Firstmark Services shall assess, manage, and control risks relating to the security and confidentiality of Consumer Information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines.

13.3.3 Without limiting the scope of the above, Firstmark Services shall use at least the same physical and other security measures to protect all Consumer Information in Firstmark Services’ possession or control, as Firstmark Services uses for its own confidential and Proprietary Information.

ARTICLE 14

INFORMATION SECURITY

14.1 Information Security General Requirements. FMER and Firstmark Services shall each provide information security, and shall cause its respective Subcontractors to provide information security, so as to reasonably ensure that any Proprietary Information and Consumer Information received by it or by its Subcontractors, as applicable, is not lost, stolen, modified, disclosed to or accessed by any other party (other than the applicable Lender and those permitted parties under Article 12 or Article 13 of this Agreement, as applicable) without the other Party’s prior written approval. Such information security measures shall equal or exceed standard industry practices for similar entities dealing with Proprietary Information or Consumer Information. FMER and Firstmark Services each covenants to the other that it shall reasonably monitor, evaluate and adjust its and its Subcontractor’s information security systems and procedures, data security systems, and processes in response to relevant changes in technology, changes in the sensitivity of any Proprietary Information and Consumer Information, and internal and external threats to information security. FMER and Firstmark Services shall each promptly notify the other of: (a) any unauthorized possession, use, or knowledge or attempt thereof, of the data-processing files, transmission messages, or other Proprietary Information by any Person that may become known or suspected, (b) the effect of such, and (c) the corrective action it has taken in response thereto, which it shall take at its sole cost and expense, and each shall follow the procedures set forth in Section 14.3.2 and Section 14.4 of this Agreement to the extent applicable.

14.2 Firstmark Services Encryption. Firstmark Services represents and warrants that, to the extent it shall be placing and retaining Lender and/or FMER Proprietary Information on the following types of devices, they shall encrypt with whole disk encryption all laptop computers maintaining Lender and/or FMER Proprietary Information on such devices. Files on portable media (including tapes and CDs) must be encrypted. However, notwithstanding the foregoing, to the extent personal digital assistants (PDAs) do not contain or provide access to Consumer Information, PDAs may be password-protected and, in such case, need not meet the foregoing standard if password-protected. All encryption must meet a minimum standard of Advanced Encryption Standard (AES) algorithm with a minimum key strength of 256-bit.

14.3 Information Security Audits. During the Term and for one (1) year following expiration or termination of this Agreement:

14.3.1 Audit Scope. Solely with respect to Lender and/or FMER Proprietary Information, as applicable, and Consumer Information, to assess the effective protection of such information, each of FMER and Lenders shall have the right to conduct on-site audits of (a) Firstmark Services and, (b) in the event (i) of a security breach, or (ii) that FMER or a Lender learns of any condition which would reasonably lead it to conclude that its Proprietary Information or Consumer Information is at risk of a security breach, a Subcontractor, at FMER’s or the applicable Lender’s, as the case may be, discretion and expense (except as set forth below). Such audits shall allow FMER and/or the applicable Lender to review the information and data security systems and procedures and processes of Firstmark Services or the applicable Subcontractor (collectively, the “Security Systems”) at any time during Firstmark Services’ or the applicable Subcontractor’s, as the case may be, regular business hours upon no less than ten (10) days prior written notice to Firstmark Services. Such audits and reviews may include reasonable testing of the Security Systems, including vulnerability scans, and shall be performed by FMER, a Lender, or any of the applicable party’s Personnel, representatives, or an independent third party; provided that any such person is bound by a nondisclosure provision or agreement no less protective of Firstmark Services and its Proprietary Information than set forth in this Agreement. FMER shall be responsible for ensuring that FMER, a Lender, or any of the applicable party’s Personnel, representatives, or independent third parties satisfy each of the requirements in the preceding sentence prior to conducting and at all times during the conduct of any such audit, and for such Personnel’s compliance with this Article 14 and Article 10 of this Agreement at all such times. Firstmark Services agrees to grant, and shall cause any Subcontractor, as applicable, to grant, reasonable access to logs, policies, records, other materials, and Firstmark Services Personnel, including Subcontractor Personnel, reasonably required for FMER or Lender, as applicable, to perform the audit. FMER or Lender, as applicable, shall reasonably determine the extent and methodology of the testing subject to the approval of Firstmark Services or the applicable Subcontractor, as the case may be, such approval not to be unreasonably withheld. To the extent that any of Firstmark Services’ or a Subcontractor’s system data or information is obtained by FMER, a Lender, or any of the applicable party’s Personnel, representatives, or independent third parties in the course of such assessment, such data or information shall be, for the purposes of this Section 14.3.3, Confidential Business Information of Firstmark Services, and FMER shall, and shall cause Lender to, treat it in accordance with Article 12 of this Agreement. In no event shall FMER, a Lender, or any of the applicable party’s Personnel, representatives, or independent third parties retain any code from Firstmark Services’ or a Subcontractor’s systems, or decompile, disassemble, or reverse engineer any such code, in whole or in part. Neither FMER, nor any Lender, nor any of the applicable party’s Personnel, representatives, or independent third parties shall introduce any malicious or unauthorized code (virus, Trojans, worms, trap door, etc.) or undisclosed features into Firstmark Services’ or a Subcontractor’s systems intending to disable, deactivate, interfere with or otherwise harm such systems or data or provide access not authorized by Firstmark Services or such Subcontractor, as applicable.

14.3.2 Information Security Finding; Remediation. Should an audit, test, review, or incident lead FMER or a Lender to determine that the Security Systems or the Services do not effectively protect any Lender and/or FMER Proprietary Information, as applicable, or if FMER or Lender learn of any condition which would reasonably lead it to conclude that its respective Proprietary Information or Consumer Information is at risk of a security breach, FMER must promptly notify Firstmark Services in writing of such determine or that it has learned of such condition, as applicable. Within sixty (60) days of Firstmark Services’ receipt of such written notice, Firstmark Services shall prepare and present to FMER a remediation plan, including proposed modifications of the Security Systems, the cost, proposed allocation of such costs among the Parties, and deadlines to meet the information security requirements of Lender and/or FMER, as applicable, their respective regulators, and the provisions of Requirements of Law. Should the Parties be unable to agree to a remediation plan within thirty (30) days of Firstmark Services’ preparation and presentation of such plan to FMER pursuant to the previous sentence, or if Firstmark Services is unable to complete and install, or cause its Subcontractor to complete and install, as applicable, adequate modifications (as set forth in the remediation plan), within the deadline set forth in any such remediation plan, then either Party shall be entitled to immediately terminate this Agreement for cause as provided in Section 17.2.5 of this Agreement.

14.3.3 Audit Costs. It is the intent of the Parties that FMER bear the agreed upon cost of any audit as described in this Article 14, except to address a substantial security breach.

14.3.4 Monitoring of Use of Systems. To the extent FMER, a Lender, or any of the applicable party’s Personnel, representatives, or independent third parties use or access any Security Systems or other system of Firstmark Services hereunder (including Article 10 of this Agreement), including e-mail, facsimile, or internet usage, FMER acknowledges and agrees that such systems remain the property of Firstmark Services and Firstmark Services and/or its designated Personnel shall have the right to monitor and review FMER’s or the applicable Lender’s use, and that of each party’s Personnel, representatives and independent third parties use, of such systems.

14.4 Procedures for Security Breaches. In the event that a Party knows or reasonably believes that there has been any unauthorized access or a serious incident of attempted unauthorized access to Proprietary Information of the other Party, of a Lender, and/or Consumer Information in the possession or control of such Party that compromises the security, confidentiality, or integrity of such Proprietary Information or Consumer Information, such Party shall take the following actions, at such Party’s own cost and expense:

(a) promptly notify the other Party of such unauthorized access or serious incident of attempted unauthorized access;

(b) take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur;

(c) take reasonable steps to prohibit any further disclosure of Proprietary Information or Consumer Information;

(d) upon request, cooperate with the other Party or its designated agents to investigate the scope and content of the unauthorized access;

(e) take appropriate corrective action related to any disclosure of Consumer Information; and

(f) as applicable, comply with Section 14.3.2 of this Agreement.

ARTICLE 15

INDEMNIFICATION; EXCLUSIONS FROM LIABILITY

15.1 Mutual General Indemnity. Subject to the conditions set forth in Section 15.2 of this Agreement and the limitations in Section 15.4 of this Agreement, each Party shall indemnify, defend, and hold the applicable Indemnified Parties harmless from and against any and all damages (including any and all third party claims against such Indemnified Party and damages resulting therefrom, whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including reasonable attorneys’ fees (collectively, “Damages”) incurred by such Indemnified Parties that arise out of or relate to any:

15.1.1 gross negligence, willful misconduct or fraud of the Indemnifying Party;

15.1.2 breach of the Indemnifying Party’s confidentiality or information security obligations under this Agreement;

15.1.3 breach of the Indemnifying Party’s representations, warranties, or covenants under this Agreement; and

15.1.4 failure by the Indemnifying Party to comply with Requirements of Law applicable to it or with the Program Guidelines;

provided, however, that in the case of any Damages resulting from a breach or failure described in Section 15.1.2, Section 15.1.3, or Section 15.1.4, no Indemnified Party shall be entitled to indemnification under this Article 15 to the extent that such breach or failure occurred as a result of or in connection with the gross negligence, willful misconduct or fraud of an Indemnified Party, any failure of any representation or warranty made by an Indemnified Party in or pursuant to this Agreement to be true and correct, the non-fulfillment or non-performance of any covenant, obligation, or other agreement of an Indemnified Party contained in this Agreement, or the failure by an Indemnified Party to comply with Requirements of Law in accordance with the terms of this Agreement or with the applicable Program Guidelines. For the avoidance of doubt, and without in any way limiting the foregoing, an Indemnifying Party shall reimburse each Indemnified Party for all costs incurred by them resulting from third party investigation of the acts and practices of the Indemnifying Party, its subsidiaries, and/or Affiliates, including expenses related to compliance with any third party subpoena or with any other discovery proceeding.

For purposes of this Article 15, the acts or omissions of a Party’s Personnel shall be deemed the acts or omissions of such Party.

15.2	Indemnity Procedures.

15.2.1 In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from an Indemnified Party by a third party (an “Action”), the Indemnified Party shall promptly notify the Indemnifying Party of such Action, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent feasible (which estimate the Parties agree shall not be conclusive of the final amount of such claims or demand) (the “Claim Notice”). The failure to provide the Claim Notice to the Indemnifying Party promptly shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party giving the Claim Notice, except to the extent that the Indemnifying Party demonstrates that the defense of such Action is actually and materially prejudiced by the Indemnifying Party’s failure to give such Claim Notice promptly. The Indemnifying Party shall have ten (10) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to such Action; and (b) notwithstanding any such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to assume the defense of the Indemnified Party against such Action, in which case the Indemnifying Party shall assume all future responsibility for such Action and shall reimburse the Indemnified Party for all future costs and expenses in connection with the Action. Notwithstanding the assumption by the Indemnifying Party of the defense of any Action, the Indemnified Party shall be permitted to participate in such defense at its cost and expense.

15.2.2 Pending the resolution of any dispute by the Indemnifying Party of its liability with respect to any Action, such Action shall not be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless the Indemnified Party suffers no economic loss thereby and such settlement or compromise includes an unconditional release of the Indemnified Party by the claimant or plaintiff from all liability with respect to the claim or demand. Notwithstanding the foregoing, if it is reasonably likely that such Action would result in an injunction or other equitable relief that would materially and adversely affect the Indemnified Party or the Indemnified Party desires settlement or compromise of the Action without the prior consent of the Indemnifying Party, the Indemnified Party may, by notice to the Indemnifying Party, assume the right to defend, compromise or settle such Action at its own expense without indemnification hereunder; provided that the Indemnifying Party may participate in such Action at its cost and expense.

15.2.3 In the event that an Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such Action and does not dispute its liability with respect to such Action, then, except as hereinafter provided, the Indemnifying Party shall have the right and obligation to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter.

15.2.4 If the Indemnifying Party elects not to defend the Indemnified Party against such Action, whether by not giving the Indemnified Party timely notice as provided above, or otherwise, then the Action may be defended by the Indemnified Party at the Indemnifying Party’s cost and expense (without imposing any obligation on any Indemnified Party to defend any such claim or demand), in which case it may defend such Action in such a manner as it may deem appropriate (including settlement) and then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnifying Party; provided that if the Indemnifying Party shall have disputed its liability to the Indemnified Party hereunder, as provided in Section 15.2.1 of this Agreement, then such determination or settlement shall not affect the right of the Indemnifying Party to dispute the Indemnified Party’s claim for indemnification.

15.2.5 In the event an Indemnified Party should have a claim against an Indemnifying Party that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved pursuant to Article 16 of this Agreement.

15.2.6 With respect to any claim subject to indemnification, the Parties agree to: (a) keep the other Party fully informed of the status of such claim and any related proceedings at all stages thereof; (b) to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such claim; and (c) to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it shall use commercially reasonable best efforts, in respect of any claim in which it has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

15.3 Payment. Upon the final determination of liability under Section 15.2 of this Agreement, the Indemnifying Party shall pay to the Indemnified Party within ten (10) days after such determination, the amount of any claim for indemnification made hereunder, subject to the limitations set forth herein. Upon payment in full of any claim, either by set off or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person, with respect to the subject matter of such claim. In the event that the Indemnifying Party reimburses the Indemnified Party with respect to any claim and the Indemnified Party subsequently receives reimbursement from another Person with respect to that claim, then the Indemnified Party shall remit such reimbursement from such other Person to the Indemnifying Party within ten (10) days of receipt thereof.

15.4 Exclusions from Liability.

15.4.1 Except for each Party’s respective indemnification obligations in respect of third party claims against an Indemnified Party, in no event shall any Party be liable for indirect, incidental, special, consequential, or exemplary or punitive damages (or any comparable category or form of such damages, howsoever characterized in any jurisdiction) (“Special Damages”), regardless of the form of action, whether in contract, tort, strict liability or otherwise, and even if foreseeable or if such Party has been advised of the possibility of such damages.

15.4.2 Notwithstanding Section 15.4.1, an Indemnified Party shall be entitled to Special Damages if such Special Damages are the result, directly or indirectly, of the Indemnifying Party’s (a) breach of its confidentiality, privacy or security obligations contained in this Agreement (including with respect to any Consumer Information, or any Intellectual Property or other Proprietary Information of the other Party to this Agreement); or (b) such Indemnifying Party’s gross negligence, fraud, willful misconduct, or violation of Requirements of Law; provided, however, that the Indemnified Party shall not be entitled to Special Damages if the Indemnifying Party took an action that resulted in a violation of Requirements of Law solely as the direct result of an instruction by the Indemnified Party to the Indemnifying Party to take such action.

15.5 Exclusive Remedies. EXCEPT IN CONNECTION WITH (A) THE OTHER PARTY’S FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; (B) A PARTY’S EXERCISE OF EQUITABLE REMEDIES AVAILABLE TO IT; OR (C) A PARTY’S RIGHT TO SET OFF AMOUNTS PAYABLE TO THE OTHER PARTY AGAINST AMOUNTS OWED TO IT BY SUCH PARTY, IT IS UNDERSTOOD AND AGREED THAT THE INDEMNIFICATION OBLIGATIONS OF A PARTY SET FORTH IN THIS ARTICLE 15 CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF A PARTY AGAINST THE OTHER PARTY IN RESPECT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

ARTICLE 16

DISPUTE RESOLUTION

16.1 Except as otherwise expressly set forth in this Agreement, the Parties agree that any dispute arising in connection with the interpretation of this Agreement or the performance of either Party under this Agreement or otherwise relating to this Agreement shall be treated in accordance with the procedures set forth in this Article 16, prior to the resort by either Party to arbitration or litigation in connection with such dispute. The dispute shall be referred for resolution first to the General Counsel for Firstmark Services and the President for FMER. Such procedure shall be invoked by the presentation by either Party to the other Party of a Notice of Request for Resolution of Dispute (a “Dispute Notice”) identifying the issues in dispute sought to be addressed hereunder. A telephone or personal conference of those executives shall be held within ten (10) Business Days after the delivery of the Dispute Notice. In the event that the telephone or personal conference between these executives does not take place or does not resolve the dispute, either Party may refer the dispute to binding arbitration pursuant to the arbitration provisions set forth below.

16.2 Except as otherwise expressly set forth in this Agreement and except for actions for equitable relief, all claims or disputes between the Parties arising out of or relating to this Agreement shall be decided by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the claim or dispute and in accordance with Title 9 of the United States Code. Notice of the demand for arbitration must be provided in writing to the other Party and must be made within a reasonable time after the dispute has arisen. The arbitrator(s) shall give effect to statutes of limitation in determining any claim and shall provide the Parties with a formal written opinion setting forth in reasonable detail the legal and factual basis for such decision. If the amount claimed to be in dispute is equal to or greater than One Million Dollars ($1,000,000), then the arbitration shall be decided by a panel of three (3) arbitrators selected under the Commercial Arbitration Rules of the American Arbitration Association. If the amount claimed to be in dispute is less than that amount, then the arbitration shall be decided by one (1) arbitrator selected pursuant to the same rules. Said arbitration shall occur within sixty (60) days after the Party demanding arbitration delivers the written demand on the other Party, unless the Parties mutually agree otherwise in writing. The award rendered by the arbitrators shall be final and specifically enforceable under Requirements of Law, and judgment may be entered upon it in any court having jurisdiction. No arbitration arising out of or relating to this Agreement may include, by consolidation, joinder, or in any other manner, any Person not a party to this Agreement. Neither Party shall appeal such award nor seek review, modification, or vacation of such award in any court or regulatory agency.

16.3 The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, all of its Costs and Fees. The term “Costs and Fees” means all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, and out-of-pocket expenses, such as copying, telephone, court costs, and witness fees.

16.4 No provision of this Article 16 shall limit the right of any Party to this Agreement to seek to exercise any equitable remedies available to it (whether available in a court of law or a court of equity), exercise self-help remedies such as set off, or obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either Party to resort to arbitration.

16.5 Permissible Legal Proceedings. Notwithstanding anything contained in this Article 16, (a) a Party may institute legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to such Party, and for which monetary damages would be inadequate, pending final resolution of the dispute, controversy, or claim pursuant to arbitration; and (b) a Party may institute legal proceedings if necessary to preserve a superior position with respect to other creditors, without in either case first following any procedure set forth in this Article 16. Such conduct shall not constitute a waiver of the right of either Party to resort to arbitration to obtain relief other than that specified in this Section 16.5.

ARTICLE 17

TERM AND TERMINATION

17.1 Term of Agreement. This Agreement and the Services contemplated hereby shall commence on the Effective Date and shall continue through the earlier of the date on which all Programs have been terminated and the fifth (5th) anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to the provisions of this Article 17. Thereafter, this Agreement shall automatically renew for successive two (2) year terms (each, a “Renewal Term”), unless (a) either Party provides the other Party with written notice of its intent not to renew this at least one (1) year prior to the end of the then current Term, or (b) all Programs have been terminated, in which case such Renewal Term shall terminate as of the date on which all Programs have been terminated. The Initial Term together with any Renewal Term(s) shall be the “Term.”

17.2	Termination for Cause. Subject to Section 17.3 of this Agreement:

17.2.1 Insolvency or Reorganization. Either Party may terminate this Agreement upon written notice to the other Party if:

(a) the other Party shall file a petition to take advantage of any applicable insolvency or reorganization statute;

(b) the other Party shall file a petition or answer seeking or shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of or relating to such Party or relating to all or substantially all of its property;

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or the winding-up or liquidation of its affairs, shall have been entered against the non-terminating Party, which decree or order entered against such Party shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(d) the other Party shall be insolvent, admit in writing its inability to pay its debts generally as they become due, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

17.2.2 Breach. Either Party may terminate this Agreement upon written notice to the other Party if the non-terminating Party fails to perform any of its obligations (including the failure to pay when due any Services Fees or Special Project Fees that are not then the subject of a good faith dispute) in any material respect, or shall breach any of its representations, warranties, or covenants in this Agreement, in any material respect and such failure or breach continues unremedied after the expiration of thirty (30) days following written notice to such Party specifying the nature of such failure or breach and stating the intention of the terminating Party to terminate this Agreement absent a cure of such failure or breach in all material respects within such thirty (30) day period; provided, however, that a Party may not terminate this Agreement under this Section 17.2.2 to the extent that it is in breach in any material respect of any of its representations, warranties, or covenants under this Agreement at the time of such written notice of termination or during any subsequent cure period.

17.2.3 Force Majeure Event. In the event that a Force Majeure Event occurs and a Party is prevented from performing, or its performance of its obligations under this Agreement is rendered impracticable (such Party, the “Non-Performing Party”), for a period of at least five (5) Business Days during any two (2) week period, then the Non-Performing Party shall provide written notice to the other Party of such Force Majeure Event and inability to perform (the “Force Majeure Event Notice”). Either Party may terminate this Agreement upon written notice to the other Party following the delivery of the Force Majeure Event Notice; provided, however, that if Non-Performing Party regains its ability to perform hereunder within five (5) days after the Force Majeure Event Notice was provided to the other Party and the Non-Performing Party provides written notice of its ability to perform hereunder to the other Party (the “Force Majeure Event Cure Notice”), then the terminating Party must deliver written notice of termination to the non-terminating Party no later than thirty (30) days after delivery of the Force Majeure Event Cure Notice.

17.2.4 Failure to Agree on Program Changes. If Firstmark Services and FMER cannot agree on Program changes following full compliance with the procedures set forth in Section 3.4.4 of this Agreement, then FMER may terminate this Agreement on fifteen (15) days’ written notice to Firstmark Services; provided, however, that such notice of termination must be delivered to Firstmark Services no later than thirty (30) days after the expiration of the Program Change Negotiation Period described in Section 3.4.4 of this Agreement.

17.2.5 Information Security Audit Remediation Failure. As set forth in Section 14.3.2 of this Agreement, either Party may terminate this Agreement if the Parties are unable to agree to a remediation plan within thirty (30) days of Firstmark Services’ preparation and presentation of such plan to FMER pursuant to the first sentence of Section 14.3.2 of this Agreement, or if Firstmark Services shall be unable to complete and install adequate modifications (as set forth in the remediation plan) within the deadline set forth in any such remediation plan; provided, however, that if (a) subsequent to such thirty (30) day period a remediation plan shall be agreed to, or if subsequent to such other deadline set forth in any such remediation plan, Firstmark Services is able to complete and install adequate modifications in accordance therewith, as applicable; and (b) this Agreement has not been effectively terminated prior to such agreement or completion of modifications, then no Party may deliver a notice of termination under this Section 17.2.5 thereafter in connection with such subsequently remedied failure described in this Section 17.2.5 or Section 14.3.2 of this Agreement.

17.2.6 Failure to Implement Phase I Programs. If, as of the Implementation Deadline, the Phase I SunTrust Programs have not yet been Implemented, then either (a) (i) FMER may terminate this Agreement with no penalty to FMER, (ii) FMER shall not owe to Firstmark Services the fees set forth in Section 6.6 associated with completion and signoff on end-to-end user acceptance testing, and (iii) Firstmark Services may not use any Custom Work Product following termination under this Section 17.2.6, or (b) the Parties may mutually agree to a future date by which the Phase I SunTrust Programs, and any other Phase I Programs not yet Implemented, must be Implemented, which such date shall become the new Implementation Deadline; provided, however, that if (x) the Phase I Deliverables have been built in accordance with the business requirements document that has been agreed to in writing by both Parties, and (y) neither FMER nor Lender has, after performing end-to-end user acceptance testing, refused in good faith to sign-off on such testing, then the restriction set forth in this 17.2.6(a)(iii) shall only be effective for twelve (12) months following termination under this Section 17.2.6.

17.2.7 Termination of Material Loan Programs. FMER may terminate this Agreement upon ninety (90) days written notice to Firstmark Services if, during the Term, a Program or Programs, which such Program(s) accounted for seventy-five percent (75%) or greater of the total dollar amount disbursed during the immediately preceding year, not net of cancellations, are terminated either by Lender(s) or otherwise.

17.2.8 Failure to Meet Call Center Performance Metrics. FMER may terminate this Agreement upon written notice to Firstmark Services if, during the Term, Firstmark Services fails to comply with (a) Section 4.9.1(a) of this Agreement for any consecutive four (4) month period, or (b) any remediation strategy implemented by the Parties in response to Firstmark Services’ violation of Section 4.9.1(a) of this Agreement, which such remediation strategy includes termination as a consequence of noncompliance.

17.2.9 Failure to Maintain Insurance Requirements. FMER may terminate this Agreement upon written notice to Firstmark Services if, during the Term, Firstmark Services neglects or refuses to maintain or deliver evidence of the Insurance Requirements within a reasonable time after FMER’s request, or should such insurance be canceled or materially changed with the result that the Insurance Requirements are no longer met without FMER’s consent.

17.2.10 Failure to Agree on Lender Requested Changes. FMER may terminate this Agreement upon fifteen (15) days written notice to Firstmark Services if a Lender requires a change to Firstmark Services’ policies or procedures based on the results of an audit performed by FMER or a third party, and Firstmark Services and FMER cannot agree to reasonable terms on which to implement such change following full compliance with the procedures set forth in Section 10.5 of this Agreement.

17.3 Rights and Obligations Upon Termination or Expiration.

17.3.1 Requirements Upon Termination or Expiration. In addition to any other requirements upon termination or expiration of this Agreement, as applicable, set forth in this Agreement, including the provisions set forth in Section 10.2 of this Agreement regarding the return of Loan documentation and related information, and in Section 12.8 of this Agreement regarding the return or destruction of Proprietary Information, as of the effective date of termination or expiration of this Agreement, as applicable, Firstmark Services shall (a) cease accepting new Applications; and (b) unless otherwise agreed by the Parties in writing, process all Applications received prior to the effective date of termination or expiration, as applicable, through disbursement or denial. In the event that less than all disbursements of a multi-disbursement Loan have been made prior to the date of termination or expiration, as applicable, FMER and Firstmark Services shall cooperate to ensure that (x) the remaining disbursement(s) shall also be made pursuant to the terms of this Agreement and the applicable Program Guidelines; and (y) any legal commitments already made to Applicants, Borrowers, and Cosigners shall be fulfilled and all Applications received for a credit inquiry prior to termination or expiration, as applicable, shall be processed through denial or final disbursement. FMER shall compensate Firstmark Services for Services provided pursuant to this Section 17.3.1 in accordance with Article 6, Section 17.3.2, and Section 17.3.3 of this Agreement.

17.3.2 Transition Services. Upon notice of termination or upon expiration of this Agreement, the Parties shall meet to develop a plan to wind down the Services, to extend for a period not to exceed ninety (90) days past the effective date of termination (the “Transition Period”), unless mutually agreed by the Parties in writing to be longer than ninety (90) days. The fees paid for Services provided during the Transition Period shall be in accordance with the fees in effect at the termination of this Agreement. Except as otherwise set forth in this Agreement, upon the conclusion of the Transition Period, Firstmark Services shall cease providing the Services and each Party shall return to the other Party or the applicable Lender, as applicable, or shall destroy all Proprietary Information and/or Consumer Information in accordance with Section 10.2 and Section 12.8 of this Agreement, as applicable, except as necessary to comply with any Requirements of Law.

17.3.3 Termination Fees, Costs and Expenses. In the event of termination or expiration of this Agreement, as applicable, except as otherwise expressly provided in Section 10.2 of this Agreement, Firstmark Services shall be responsible for all costs and expenses incurred by it in connection with the transfer of Application and Loan documentation and other required information and reports to the applicable Lender, loan holder, or its designee, and Firstmark Services’ performance of any other obligations under this Agreement to be performed in connection with such termination; provided, however, that if this Agreement is terminated by Firstmark Services under Section 17.2.2 of this Agreement, FMER shall be required to pay such costs and expenses.

ARTICLE 18

MISCELLANEOUS

18.1 Notice Procedure; Addresses.

18.1.1 Except as set forth in Section 18.1.2 of this Agreement, all notices, demands and other communications hereunder (“Notices”) shall be in writing and shall be deemed to have been duly given and received by a Party at the time delivered by hand, if personally delivered (provided that a written receipt is obtained from an authorized representative of the Party); when receipt is acknowledged, if mailed by certified mail, postage prepaid, return receipt requested; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery; and when received, if delivered by hand, as follows:

If to Firstmark Services:

Nelnet Servicing, LLC d/b/a Firstmark Services

121 S. 13th Street, Suite 201

Lincoln, Nebraska 68508

Attention: Managing Director, Client Services

Facsimile No.: [**]

Copy to:

[**]

3015 South Parker Road

Suite 400

Aurora, CO 80014

Executive Director, Legal Counsel

Facsimile No.: [**]

If to FMER:

First Marblehead Education Resources, Inc.

One Cabot Road, 3rd Floor

Medford, Massachusetts 02155

Attention: President

Facsimile No.: [**]

Copy to:

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, Massachusetts 02199

Attention: Corporate Law Department

Facsimile No.: [**]

The Persons or addresses to which mailings or deliveries shall be made under this Section 18.1.1 may be changed from time to time by Notice given pursuant to the provisions of this Section 18.1.1.

18.1.2 Except for Notice required under Article 15, Article 16, Article 17, or Section 18.5 of this Agreement, any written Notice required under this Agreement may be provided via electronic mail to the individuals designated on Schedule 18.1.2 to this Agreement without the need to also deliver such Notice by one of the other means set forth in Section 18.1.1 herein. Any Notice provided to a Party under this Section 18.1.2 shall be deemed duly given on the date sent if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day if sent after normal business hours of the recipient. The Persons or electronic mail addresses to which Notices shall be made under this Section 18.1.2 may be changed from time to time by Notice given pursuant to the provisions of Section 18.1.1 herein. If either Party receives notice that transmission of electronic mail has failed, then the sending Party will promptly notify the non-sending Party, and the non-sending Party shall instruct the sending Party of an alternative method of delivery.

18.2 Press Releases; Regulatory Reports. No Party shall issue any press release or other announcement regarding the subject matter of this Agreement without the consent of the other Party with respect to mutually acceptable language (which consent shall not be unreasonably withheld), unless a Party refuses to consent and the Party desiring to issue the release or other announcement is advised by its legal counsel that the press release or other announcement is required in order to comply with applicable Requirements of Law. Notwithstanding the foregoing, the Parties contemplate a press release regarding the execution of this Agreement containing mutually acceptable language, and Firstmark Services acknowledges that FMC expects to be required pursuant to Requirements of Law to file this Agreement and a report regarding this Agreement with the Securities and Exchange Commission.

18.3 Relationship of the Parties. The Parties agree that in carrying out their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers, fiduciaries or any association for profit between and among the Parties or any of their respective Affiliates.

18.4 Expenses. Except as is otherwise specifically provided in this Agreement, each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all regulatory fees, attorneys’ fees, accounting fees and other expenses. However, the prevailing Party in any dispute between the Parties arising out of the interpretation, application, or enforcement of any provision of this Agreement shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including costs and attorneys’ fees related to or arising out of any arbitration proceeding, trial, or appellate proceedings.

18.5 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties, and each of their respective permitted transferees, successors and assigns. Neither Party may assign or transfer any right or obligation under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, neither Firstmark Services, on the one hand, nor FMER, on the other hand, shall be permitted to assign or otherwise transfer the rights and obligations of this Agreement (including any transfer by operation of law) to any Person completing a Change in Control of the assigning Party, without the written consent of the other Party (such consent not to be unreasonably withheld) and the assumption by the Person completing such Change in Control of all of the assigning or transferring Party’s obligations under this Agreement.

18.6 Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile and .pdf electronic transmission, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.

18.7 Drafting; Captions. Each Party acknowledges that its legal counsel participated in the drafting of this Agreement. The Parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor one Party over any other. Further, the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the terms and provisions hereof.

18.8 Entire Agreement; Amendments. The making, execution, and delivery of this Agreement by the Parties have been induced by no representations, warranties, statements, or agreements other than those herein expressed. This Agreement, including the Schedules and Exhibits attached hereto, embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect among the Parties relating to the subject matter hereof. Except as is otherwise specifically provided herein, this Agreement may be amended or modified only by a written instrument signed by each of the Parties.

18.9 Waiver. None of the Parties shall be deemed to have waived any of its rights, powers, or remedies under this Agreement unless such waiver is approved in writing by an authorized representative of the waiving Party. No delay or failure by any Party to exercise any right, power, or remedy hereunder shall constitute a waiver thereof by such Party, and no single or partial exercise by any Party of any right, power, or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers, or remedies.

18.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. To the extent permitted by the Requirements of Law, the Parties waive any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

18.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN TO THOSE OF DELAWARE.

18.12 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

18.13 No Third Parties Benefitted. Except as otherwise provided in this Section 18.13, this Agreement is made and entered into for the protection and legal benefit of the Parties, and their permitted successors and assigns, and each and every Indemnified Party (all of which shall be entitled to enforce the indemnity contained herein), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement; provided, however that (a) Firstmark Indemnified Parties and FM Indemnified Parties who are not otherwise parties to this Agreement shall be third party beneficiaries of Article XV, and (b) each Lender shall be a third party beneficiary of Section 3.6.3.1 and Section 14.3 of this Agreement.

18.14 Permitted Filing. Each Party and their respective Affiliates may file this Agreement (with redactions as permitted by Requirements of Law) with the appropriate state or federal regulators, including the Securities and Exchange Commission, as required by such regulators.

18.15 Survival. Any and all terms, provisions, promises, representations, warranties, and covenants contained herein, which by their terms, nature and/or effect are required or intended to be observed, kept, or performed after expiration or termination of this Agreement (including representations and warranties, confidentiality, information security, audit rights, indemnification, limitation of liability, dispute resolution, and certain payment provisions), as well as any terms or provisions necessary to interpret any of the foregoing (including definitions and rules of construction in Section 1.2 of this Agreement or elsewhere in this Agreement and/or provisions in this Article 18) shall survive the expiration or termination of this Agreement and remain binding upon and for the benefit of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Loan Origination Services Agreement to be executed by their respective officers, being first duly authorized, as of the day and year first above written.

FIRST MARBLEHEAD EDUCATION RESOURCES, INC.

By:	/s/ Seth Gelber
Name:	Seth Gelber
Title:	President

NELNET SERVICING, LLC d/b/a/ FIRSTMARK SERVICES

By:	/s/ Joe Popevis
Name:	Joe Popevis
Title:	Executive Director

SCHEDULE 7.1.3

Absence of Conflicts

Loan Program Agreement by and among FMER, FMC, and Kinecta Federal Credit Union dated as of June 21, 2010, as amended

Loan Program Agreement by and among FMER, FMC, and SunTrust Bank dated as of July 15, 2010, as amended

Loan Program Agreement by and among FMER, FMC, and Higher Education Servicing Corporation dated as of May 31, 2012, as amended

Services Agreement by and between FMC and AAA Southern New England Bank dated as of June 12, 2014

SCHEDULE 7.1.4

Consents and Approvals

Kinecta Federal Credit Union pursuant to the Loan Program Agreement by and among FMER, FMC, and Kinecta Federal Credit Union dated as of June 21, 2010, as amended

SunTrust Bank pursuant to the Loan Program Agreement by and among FMER, FMC, and SunTrust Bank dated as of July 15, 2010, as amended

Higher Education Servicing Corporation pursuant to the Loan Program Agreement by and among FMER, FMC, and Higher Education Servicing Corporation dated as of May 31, 2012, as amended

AAA Southern New England Bank pursuant to the Services Agreement by and between FMC and AAA Southern New England Bank dated as of June 12, 2014

SCHEDULE 18.1.2

Notice Procedure; Addresses

If to FMER:

[**]

With a Copy To:

[**]

If to Firstmark Services:

[**]

With a Copy To:

[**]

EXHIBIT A

Firstmark Services Marks

A-1

EXHIBIT B

Lender/Partner Marks

A. SunTrust Bank Lender/Partner Marks

SunTrust

Custom Choice Loan®

B.	Kinecta Federal Credit Union Lender/Partner Marks

B-1

C.	Higher Education Servicing Corporation Lender/Partner Marks

4.	AAA Southern New England Bank

5.	Union Federal Savings Bank

B-2

EXHIBIT C

Phase I Programs

Lender	Programs
SunTrust Bank	Custom Choice® Program (including the SunTrust at Work Product)
Graduate Business School Loan Program
Union Federal® Private Student Loan Program
AAA Advantage Program
Kinecta Federal Credit Union	Kinecta Student Loan Program
Higher Education Servicing Corporation	Texas Extra Credit Education Loan Program

C-1

EXHIBIT D

Phase II Deliverables

Functionality/Enhancement	Description
First Bucket
[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Functionality/Enhancement	Description
Second Bucket
[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

D-1

EXHIBIT E

Reports

I. Daily Origination Files. On a daily basis, Firstmark Services shall provide to FMER origination data for all Applications received prior to the time such data files are generated which such data file contains the data elements as mutually agreed upon by the Parties in writing.

II. Periodic Call Metrics Reports. On a weekly or monthly basis, as applicable, Firstmark Services shall provide to FMER a report including the metrics set forth in Section 4.9 of this Agreement.

III. Pipeline Status Report. On a weekly basis, Firstmark Services shall provide to FMER a report including detailed operational tracking for Applications and other information as mutually agreed upon by the Parties in writing.

IV. Marketing Reports. Firstmark Services shall provide to FMER direct access to web analytics data sufficient for FMER to review and analyze online Application tracking data in any web analytics tool used by Firstmark Services, e.g., Google Analytics.

E-1

EXHIBIT F

Employee Background Checks

Firstmark Services conducts criminal background checks as part of its employment application process, and/or as a method to evaluate current employees for employment opportunities that may arise within the organization, including opportunities such as transfers and promotions. In conducting criminal background checks, Firstmark Services generally shall follow this policy.

1.	Before conducting any criminal background check on an applicant or employee, Firstmark Services will obtain written authorization from that individual. Firstmark Services may obtain, through its independent contractor(s), Asset Control, Inc. or Sterling Testing Systems, Inc., consumer and/or investigative reports in connection with an individual’s employment applications. A consumer and/or investigative consumer report may include, but is not limited to:

•	County Criminal Search – includes present and former counties of residence

•	Social Security Trace

•	Employment Verification

•	Driving History

•	Consumer Credit Report

•	Educational Verification

2.	Firstmark Services reserves the right to evaluate all applicants’ background as part of the hiring process, including review of violations of law, other than those resulting in acquittal or dismissal of charges.

Firstmark Services generally uses the following guidelines when evaluating the results of the criminal background check:

The following criteria are used to evaluate the results of criminal background investigations to determine whether or not the individual is eligible for employment with Firstmark Services:

1. Firstmark Services’ Human Resources Department will review the information, as required, in which an individual has a criminal conviction to determine the eligibility for employment in light of conviction(s). The Human Resources Department will perform an individual assessment to determine the nature and gravity or the underlying conduct of any crime, and the relationship between the crime and the job the person would be assigned to Firstmark Services.

2. Examples of the types of crimes reviewed to determine whether an individual may be eligible for employment include:

[**]

F-1

EXHIBIT G

Insurance Requirements

WORKERS’ COMPENSATION:

(A)	Workers’ Compensation: Statutorily Required

(B)	Employer’s Liability:

	(1) Bodily Injury by Accident, for Each Accident:	$ [**]

	(2) Bodily Injury for Each Employee by Disease:	$ [**]

	(3) Policy Limit for Bodily Injury by Disease:	$ [**]

COMMERCIAL GENERAL LIABILITY:

Written on a per occurrence basis to include coverage for: Broad Form Property Damage; Bodily Injury; Personal Injury; Blanket Contractual Liability; Products/Completed Operations.

(A)	Combined Single Limit Per Occurrence:	$[**]

(B)	General Aggregate:	$[**]

(C)	Fire Legal Liability Per Occurrence:	$[**]

(D)	Medical Expense Per Person per Occurrence:	$[**]

FMER, each Lender, and each Party’s respective subsidiaries, affiliate companies, officers, directors and employees shall be listed as additional insureds. Firstmark Services’ insurance shall be primary and non-contributory.

AUTOMOTIVE LIABILITY:

Such policy shall include coverage for all vehicles owned, hired, non-hired, non-owned and borrowed by Firstmark Services in the performance of the Services.

Combined Single Limit:		$[**]

UMBRELLA LIABILITY:

Combined Single Limit:		$[**]

FMER, each Lender, and each Party’s respective Affiliate companies, officers, directors and employees shall be listed as additional insureds.

ERRORS & OMISSIONS LIABILITY (PROFESSIONAL LIABILITY):

Such policy shall include coverage for actual or alleged breach of duty, act, error, and omission, misstatement, misleading statement or neglect in the rendering of or failure to render the Services under this Agreement.

Combined Single Limit:		$[**]

FIDELITY BOND (CRIME INSURANCE):

Including blanket employee dishonesty:		$[**]

CYBER / PRIVACY LIABILITY:

Such policy shall include coverage for first and third party legal liability as a result of a physical privacy breach or breach of privacy regulations, as well as damages and claims for expenses arising out of computer attacks caused by security failures.

$[**]

G-1